As filed with the Securities and Exchange Commission on March 14, 2005
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ----------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                            Pacific Biometrics, Inc.
                  Name of Small Business Issuer in Its Charter

           State of Delaware                             8731                                 93-1211114
State or Jurisdiction of Incorporation       Primary Standard Industrial         I.R.S. Employer Identification Number
            or Organization                   Classification Code Number

                   220 West Harrison Street                             Ronald R. Helm, Chief Executive Officer
                  Seattle, Washington 98119                                    Pacific Biometrics, Inc.
                        (206) 298-0068                                         220 West Harrison Street
 Address and Telephone Number of Principal Executive Offices                   Seattle, Washington 98119
                                                                                    (206) 298-0068
                                                                         Name, Address and Telephone Number of
                                                                   Principal Place of Business and Agent for Service

          Copies of all communications to the foregoing to be sent to:
                               Timothy M. Woodland
                          Cairncross & Hempelmann, P.S.
                          524 Second Avenue, Suite 500
                            Seattle, Washington 98104
                                 (206) 587-0700

                Approximate date of proposed sale to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box:..............................   [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering:   ........................... [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:..................................................... [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering...................................................... [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: ........................................................ [_]

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
                                                       Proposed Maximum       Proposed Maximum
  Title of Securities to be       Amount to be          Offering Price            Aggregate             Amount of
         Registered              Registered (1)           Per unit(2)         Offering Price(2)      Registration Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value  2,563,873 shares (3)           $1.25              $3,204,841.25            $377.21
          per share
-------------------------------------------------------------------------------------------------------------------------

(1) This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(2) Pursuant to Rules 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum offering price per share of common stock has been calculated on the basis of the market price per share of common stock, calculated as the average of the bid ($1.25) and ask ($1.25) prices for one share of common stock as reported by the OTC Bulletin Board on March 11, 2005.
(3) The amount to be registered hereunder consists of (a) 1,932,523 shares of common stock as an estimate of the maximum number of shares issuable upon conversion of principal and interest under an outstanding secured convertible term note, and (b) 631,350 shares of common stock issuable upon exercise of warrants held by the selling security holders.

THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                            PACIFIC BIOMETRICS, INC.

                              Cross Reference Sheet
                              ---------------------
  Showing Location in Prospectus of Information Required by Items in Part I of
                                   Form SB-2

            Item in Form SB-2                                Location or Caption in Prospectus
            -----------------                                ---------------------------------

 1. Front of Registration Statement and Outside Front
    Cover of Prospectus..................................    Front of Registration Statement; Outside Front Cover of
                                                             Prospectus

 2. Inside Front and Outside Back Cover Pages of
    Prospectus...........................................    Inside Front Cover and Outside Back Cover Pages of
                                                             Prospectus

 3. Summary Information and Risk Factors.................    Prospectus Summary; Risk Factors

 4. Use of Proceeds......................................    Use of Proceeds

 5. Determination of Offering Price......................    Not Applicable

 6. Dilution.............................................    Not Applicable

 7. Selling Security Holders.............................    Selling Security Holders

 8. Plan of Distribution.................................    Plan of Distribution

 9. Legal Proceedings....................................    Business

10. Directors, Executive Officers, Promoters and
    Control Persons......................................    Management; Principal Stockholders

11. Security Ownership of Certain Beneficial Owners
    and Management.......................................    Management; Principal Stockholders

12. Description of Securities............................    Description of Securities

13. Interest of Named Experts and Counsel................    Legal Matters; Experts

14. Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities.......................    Description of Securities

15. Organization Within Last Five Years..................    Not Applicable

16. Description of Business..............................    Prospectus Summary; Risk Factors; Management's
                                                             Discussion and Analysis of Financial Condition and
                                                             Results of Operations; Business

17. Management's Discussion and Analysis of Plan             Management's Discussion and Analysis of Financial
    of Operation.........................................    Condition and Results of Operations

18. Description of Property..............................    Business

19. Certain Relationships and Related Transactions.......    Certain Relationships and Related Transactions

20. Market for Common Equity and Related Stockholder
    Matters..............................................    Market for Common Equity and Related Stockholder Matters

21. Executive Compensation...............................    Executive Compensation

22. Financial Statements.................................    Financial Statements

23. Changes In and Disagreements With Accountants
    and Financial Disclosure.............................    Not Applicable

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED MARCH [__], 2005


  PRELIMINARY PROSPECTUS

                                2,563,873 Shares


                            PACIFIC BIOMETRICS, INC.

                                  Common Stock


                                 ---------------

Selling security holders of Pacific Biometrics, Inc. are offering for sale up to 2,563,873 shares of our common stock.


We will not receive any proceeds from the sale of shares offered by the selling security holders; although, to the extent the selling security holders exercise any stock purchase warrants for cash, we will receive proceeds from such exercises.


The shares of common stock offered will be sold as described under the heading "Plan of Distribution," beginning on page 17.


Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "PBME." On March 11, 2005, the last reported sale price of our common stock on the OTC Bulletin Board was $1.25 per share.

                                 ---------------

THE COMMON STOCK OFFERED INVOLVES A HIGH DEGREE OF RISK. WE REFER YOU TO "RISK FACTORS," BEGINNING ON PAGE 3.

                                 ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------


              The date of this prospectus is _______________, 2005

                               PROSPECTUS SUMMARY

You should read this summary together with the more detailed information contained in this prospectus, including our financial statements and related notes.

About This Offering

This prospectus covers the resale of up to an aggregate of 2,563,873 shares of our common stock. These shares consist of shares that are issuable upon conversion of currently outstanding convertible notes and shares that are issuable upon the exercise of warrants. The selling security holders acquired the notes and warrants in private placement transactions.

The selling security holders and the specific number of shares that they each may resell through this prospectus are listed beginning on page 15. The 2,563,873 shares being offered for resale pursuant to this prospectus consist of

         o 1,932,523 shares of common stock reserved as our estimate of the maximum number of shares issuable upon conversion of principal and interest under an outstanding secured convertible term note in aggregate principal amount of $1.5 million; and
         o 631,350 shares of common stock underlying certain outstanding warrants that may be issued upon exercise of such warrants.

The number of shares outstanding before and after this offering are set forth below:

         o        common stock outstanding before the offering 13,353,550 shares
         o        common stock outstanding after the offering  15,917,423 shares

The number set forth above for the shares of our common stock outstanding before this offering is the number of shares outstanding as of March 11, 2005. The number of shares of common stock outstanding after this offering is based on the number of shares outstanding before the offering, and assumes the issuance of a maximum of 1,932,523 shares of common stock upon conversion of the note (including interest payments thereon) and the issuance of 631,350 shares of common stock upon the exercise of the warrants held by the selling security holders.

This prospectus may only be used where it is legal to offer and sell the shares covered by this prospectus. We have not taken any action to register or obtain permission for this offering or the distribution of this prospectus in any country other than the United States.

About Our Company

We provide specialty central laboratory services to support pharmaceutical and diagnostic manufacturers in the conduct of human clinical research, for use in their drug discovery and development efforts. Our clients include a number of the world's largest multi-national pharmaceutical, biotechnology and diagnostic companies. Our specialty areas include cardiovascular disease (dyslipidemia, atherosclerosis, and coronary heart disease), diabetes (and obesity), and bone and joint diseases (osteoporosis and arthritis). Our significant competitors in specialty reference laboratory services include Esoterix Inc., ARUP Laboratories, Synarc, Inc., and the Mayo Clinic.

Coupled with our specialty testing, we also have central laboratory capability and provide full-service central laboratory support for multi-center clinical trials, including routine safety lab tests (general chemistry, hematology, and urinalysis). Our significant competitors in central laboratory services include Covance Central Laboratory Services, Inc., PPD, Inc., Quintiles Transnational Corp., Parexel International Corporation, MDS Inc. and Quest Diagnostics Incorporated, among others.

Our company is a Delaware corporation, incorporated on May 9, 1996, and we conduct our operations primarily through our wholly-owned subsidiary, Pacific Biometrics, Inc., a Washington corporation ("PBI, WA"). Our executive offices are located at 220 West Harrison Street, Seattle, Washington 98119, and our telephone number is (206) 298-0068. We also maintain a web site at www.pacbio.com. Information accessed on or through our web site does not constitute a part of this prospectus.

                                  RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus before deciding whether to invest in our common stock. If any of the following risks occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

RISKS RELATING TO OUR COMPANY AND OUR BUSINESS

         DURING FISCAL 2004 AND INTO FISCAL 2005, WE HAVE EXPERIENCED A SIGNIFICANT DECREASE IN REVENUE. OUR REVENUE IS UNPREDICTABLE AND VARIES SIGNIFICANTLY FROM QUARTER TO QUARTER.

         We have experienced significant quarterly fluctuations and reductions in revenue during fiscal 2004 and through the first two quarters of fiscal 2005. For fiscal 2004 compared to fiscal 2003, our revenues decreased 17% to $4,801,000 from approximately $5,765,000, and we incurred a net loss for fiscal 2004. For the first six months of fiscal 2005, our revenues were 49% lower than for the comparable period of fiscal 2004, although we believe that we are seeing improvements in our revenues from the prior four quarters. The following table shows the significant swings in our quarterly revenues for each quarter in the current fiscal year and the past two fiscal years:

            (dollars in thousands,                 Fiscal Year
            rounded to nearest thousand)     2003     2004     2005

            Q1, ended September 30 ......   $  895   $2,300   $  434
            Q2, ended December 31 .......    1,668      542    1,009
            Q3, ended March 31 ..........    2,088      548      N/A
            Q4, ended June 30 ...........    1,114    1,411      N/A

         Our revenue depends in large part on receiving new clinical or diagnostic studies from our customers, and we cannot predict the timing or amount of revenue we may recognize from quarter to quarter. During fiscal 2005, we are planning to make additional investments in our business development, technology infrastructure, operations and other areas of our business in an effort to become more competitive and to increase our revenue. These efforts will use significant amounts of time, effort and funding. These efforts may not be successful in generating additional revenue.

         WE HAVE HISTORICALLY HAD WORKING CAPITAL DEFICITS. IF OUR REVENUES DO NOT INCREASE, OUR LOSSES, CASH AND WORKING CAPITAL POSITION MAY WORSEN.

         We regularly have had cash flow shortages and deficiencies in working capital. Although at December 31, 2004, we had approximately $1.4 million in cash and a positive working capital position of approximately $224,000, we also had significant amounts of debt, including a secured convertible note and notes payable of $1,877,000 and other liabilities of $1,901,000 and stockholders' deficit of $500,000. Subsequent to December 31, 2004, we closed a $1.5 million secured debt financing, raising net proceeds to us of $1,386,000. We also had amounts of past due debt, including approximately $94,000 of accounts payable that was 90 or more days old as of December 31, 2004. For the last two fiscal years ended June 30, 2004 and 2003 and the six months ended December 31, 2004, we had operating losses of approximately $1,717,000, $1,087,000 and $923,000, respectively. At December 31, 2004, we had an accumulated deficit of approximately $24,312,000.

         Currently, our cash, cash equivalents, and accounts receivable are being used to fund our operating losses. Accordingly, unless revenues increase, we will likely continue to experience significant losses and our cash and working capital positions will be adversely impacted through fiscal 2005. To improve our cash position, we are actively seeking to (i) increase revenues,
(ii) raise debt or equity financing, and (iii) cut expenses significantly. Our efforts to improve our cash position, reduce expenses and generate revenue may not be successful.

         Our future capital requirements depend upon many factors, including, but not limited to:

         o the timing and number of clinical trials by customers, the number of samples submitted to us for testing, and the amount of revenues generated from these tests;
         o our ability to enter into and build relationships with new customers, and obtain additional projects from existing customers;
         o our ability to participate in and win bids from RFPs (requests for proposals) for clinical tests;
         o capital expenditure requirements, including for research and development efforts, upgrading or replacing laboratory equipment and making investments in information technology;
         o delays or early terminations of clinical testing agreements with customers;
         o    our plans to pursue additional business strategies;
         o our ability to manage our cash flow, including by managing or reducing our expenses, such as insurance and professional fees of our accountants and attorneys associated with being a public company; and
         o other business and economic factors that may occur from time to time.

None of these factors can be predicted with certainty. Additionally, if we desire to invest in our laboratory technology or research and development, we will require as much as $3-5 million in additional financing.

         WE CLOSED ON A TOTAL OF $4.0 MILLION IN SENIOR SECURED CONVERTIBLE DEBT FINANCINGS IN MAY 2004 AND JANUARY 2005. OUR ABILITY TO MAKE REQUIRED PAYMENTS OF PRINCIPAL AND INTEREST ON THE DEBT DEPENDS PRIMARILY ON CASH FLOW FROM OPERATIONS, WHICH MAY NOT BE SUFFICIENT TO SERVICE THE DEBT.

         In fiscal 2004 and 2005, we closed on two debt financings with Laurus Master Funds, Ltd. ("Laurus"), consisting of $2.5 million effective May 28, 2004 and an additional $1.5 million effective January 31, 2005 (the "2004 Note" and "2005 Note," respectively). See "BUSINESS - Laurus Debt Investment" below. Each of these financing is subject to the terms of a three-year convertible term note. For the $2.5 million debt, we are obligated to make monthly payments of interest only through May 2005 (approximately $16,000 per month, based on current interest rates of 7.5%), and monthly payments of principal and interest thereafter beginning June 1, 2005 (approximately $101,000 per month, based on a 36 month amortization schedule and current interest rates of 7.5%), with the principal balance due in full on May 28, 2007. For the $1.5 million debt, we are obligated to make monthly payments of interest only through July 2005 (approximately $10,000 per month, based on current interest rates of 7.5%), and monthly payments of principal and interest thereafter beginning August 1, 2005 (approximately $61,000 per month, based on a 36 month amortization schedule and current interest rates of 7.5%), with the principal balance due in full on January 31, 2008. Our actual required cash payments on the two notes will vary depending on interest rates and whether amounts under the notes are converted into our common stock.

         Our ability to make scheduled monthly payments under the two notes primarily depends on our future performance and working capital, including our ability to increase revenues and cash flows. We currently have other fixed monthly commitments under various notes payable, equipment and facility leases. See "Notes 7 and 8 to Notes to Consolidated Financial Statements" for the fiscal year ended June 30, 2004 included in this prospectus. To a certain extent our ability to increase revenues and control costs are subject to a number of economic, financial, competitive, regulatory and other factors beyond our control.

         However, if our cash flow is insufficient to enable us to service our debt, we may be forced to find alternative sources of financing, or to take further drastic measures, including significantly reducing operations, seeking to sell the company, or pursuing a liquidation. Any future alternative sources of debt or equity financing may not be available to us when needed or in amounts required. Although we have a line of credit with Franklin Funding for an aggregate amount of $250,000, we have fully utilized the facility and we currently do not have available to us another bank line of credit or other general borrowing facility. Alternatively, we may be forced to attempt to negotiate with our debt holders on our payment terms, which may not be successful or may be on terms onerous to us.

         WE GRANTED A BLANKET SECURITY INTEREST IN ALL OF OUR ASSETS TO THE HOLDER OF OUR SECURED CONVERTIBLE DEBT. IF WE ARE UNABLE TO MAKE OUR REQUIRED MONTHLY PAYMENTS ON THE DEBT, OR ANY OTHER EVENT OF DEFAULT OCCURS, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OPERATIONS, AND THE DEBT HOLDER MAY FORECLOSE ON OUR ASSETS.

         As part of our two debt financings with Laurus, we granted to Laurus a blanket security interest in all of our assets, including assets of our subsidiaries. See "BUSINESS - Laurus Debt Investment" below. In the event we default in payment on the debt, or any other event of default occurs under the financing documents, the outstanding principal amount of the debt will accelerate and we will be obligated to pay to Laurus an amount equal to 130% of the outstanding principal of the notes, plus accrued and unpaid interest and fees. See "BUSINESS - Laurus Debt Investment" for a list of such potential events of default.

         The cash required to pay such accelerated amounts on the notes following an event of default would most likely come out of our working capital. As we rely on our working capital for our day to day operations, such a default could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations. In addition, upon an event of default, the holders of the secured debt could foreclose on our assets or exercise any other remedies available to them. If our assets were foreclosed upon, or if we were forced to file for bankruptcy or cease operations, stockholders may not receive any proceeds from disposition of our assets and may lose their entire investment in our stock.

         WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO FUND CONTINUING OPERATIONS. IF OUR FINANCING EFFORTS ARE NOT SUCCESSFUL, WE WILL NEED TO EXPLORE ALTERNATIVES TO CONTINUE OPERATIONS, WHICH MAY INCLUDE A MERGER, ASSET SALE, JOINT VENTURE, LOANS OR FURTHER EXPENSE REDUCTIONS.

         Our efforts to reduce expenses and generate revenue may not be successful. Although we raised $4.0 million in gross proceeds from our two secured convertible debt financings in May 2004 and January 2005, and approximately $1.9 million in gross proceeds from our private placement of common stock that closed in March 2004, if our revenues do not increase we expect to need to raise additional capital through equity or debt financing or through the establishment of other funding facilities in order to keep funding operations. However, in the current market condition, raising capital has been, and will continue to be difficult, and we may not receive sufficient funding. For instance, under the terms of our May 2004 debt financing with Laurus, we had the right to seek an additional $1.0 million in pari passu debt from an investor acceptable to Laurus within 30 days of closing of the initial financing; however, we were not successful in closing on additional funds within such time frame. Any future financing that we seek may not be available in amounts or at times when needed, or, even if it is available, may not be on terms acceptable to us. Also, if we raise additional funds by selling equity or equity-based securities, the ownership of our existing stockholders will be diluted.

         We are also contemplating other alternatives to enable us to fund continuing operations, which may or may not occur, including, but are not limited to, any one or more of the following:

         o engaging a financial advisor to explore strategic alternatives, which may include a merger, asset sale, joint venture or other similar transaction;
         o forming a joint venture with one or more strategic partners to provide additional capital resources to fund operations; and
         o loans from management or employees, salary deferrals and reductions, work force reductions or other cost cutting mechanisms.

These potential alternatives may not be open to us, or may only be available on unfavorable terms. If we are unable to obtain sufficient cash either to continue to fund operations or to locate a strategic alternative, we may be forced to seek protection from creditors under the bankruptcy laws or cease operations. Any inability to obtain additional cash as needed could have a material adverse effect on our financial position, results of operations and ability to continue in existence. During fiscal 2005, we are planning to make additional investments in our business development, technology infrastructure, operations and other areas of our business in an effort to become more competitive and to increase our revenues. These efforts will use significant amounts of time, effort and funding.

         WE HAVE RECEIVED A GOING-CONCERN OPINION FROM OUR INDEPENDENT ACCOUNTANTS. IF WE CANNOT FUND OUR OPERATIONS FROM REVENUES OR FINANCING EFFORTS, WE MAY HAVE TO CHANGE OUR BUSINESS PLAN, SIGNIFICANTLY REDUCE OR SUSPEND OUR OPERATIONS, SELL OR MERGE OUR BUSINESS, OR FILE A PETITION IN BANKRUPTCY.

         Our negative working capital and any inability to secure additional financing could have a material adverse effect on whether we would be able to successfully implement our business plan and our ability to continue as a going concern. For our fiscal year ended June 30, 2004, our independent accountants included a "going concern" emphasis paragraph in their report on our financial statements, stating that we have suffered recurring losses and have historically had net working capital deficits. We have experienced significant recent decreases in our revenues, and we have been actively seeking to decrease our fixed expenses and other fixed costs with the objective of controlling expenses while minimizing any adverse impact on our future business opportunities. However, these conditions raise substantial doubt about our ability to continue as a going concern. If we cannot generate sufficient revenue from operations or raise additional financing, we may need to change our business plan, significantly reduce or suspend our operations (which may include further reducing our operating expenses and downsizing our staff), sell or merge our business, or file a petition in bankruptcy.

         DURING EACH OF OUR PAST FISCAL YEARS, WE HAVE DEPENDED ON ONE OR TWO CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUE. ANY DECREASE IN REVENUE FROM THESE CUSTOMERS COULD MATERIALLY ADVERSELY AFFECT US.

         During fiscal years 2004 and 2003, respectively, revenues from Pfizer, Inc. and Procter & Gamble Pharmaceuticals, Inc., our two largest customers, represented in the aggregate approximately 76% and 78% of our total revenue. For the three- and six-month periods ended December 31, 2004 these same two customers accounted for 41% and 37% of our total revenues. For the three- and six-month periods ended December 31, 2004 our top five customers accounted for 79% and 65% of our gross revenues, respectively. This compares to 68% and 86% of our gross revenues, respectively for the top five customers in the comparable periods ended December 31, 2003. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS - Customers/Marketing" below. Because our revenue has been concentrated in these one or two large customers, we can be materially adversely impacted by decreases in work generated from these customers, including any delays in undertaking clinical studies or submitting samples for testing services, any early termination or reductions in work orders or clinical studies, or any decreases in the volume or timing of new work orders. This was evidenced by the results for the quarter ended December 31, 2003, in which our total revenue from these two customers decreased to approximately $40,000, representing only 7% of our revenues in that quarter.

         We have expanded our business development efforts and have continued to submit bids and proposals to these and other companies for our services, to increase our revenues and to diversify our customer base. Although we believe that we have good relations with all of our large customers and other companies in the industry, and we expect to receive additional work orders in the future, we cannot predict the timing or amount of any such additional work or whether we will be successful in further diversifying our customer base. If we are unsuccessful in our sales and business development efforts with our existing customers and potential customers, our revenues for the third and fourth quarters and for the 2005 fiscal year ending June 30, 2005 will be less than our revenues in the comparable prior periods. In addition, unless we are able to attract additional customers for medium to large studies, we will continue to be dependent on one or two large customers for a substantial majority of our revenue.

         OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS DEPENDS IN LARGE PART ON OUR REPUTATION. IF OUR REPUTATION IS HARMED, OUR REVENUES, BUSINESS DEVELOPMENT, GROWTH AND OPERATING RESULTS MAY SUFFER.

         We compete with other specialty laboratories and central laboratories in large part on the basis of our reputation for providing quality results in a timely manner. Accordingly, timely, effective and quality service is essential to establishing and maintaining our reputation, as well as to generating customers and revenue. Our reputation may suffer damage, whether from actions outside or within our control. If our reputation is harmed, our revenues, business development, growth and operating results may suffer.

         IF WE DO NOT GENERATE NEW CUSTOMERS AND NEW PROJECTS FROM OUR BUSINESS DEVELOPMENT EFFORTS, OUR GROWTH MAY BE LIMITED, SALES OF OUR SERVICES MAY DECREASE AND OUR OPERATING RESULTS MAY SUFFER.

         We generally do not have long-term contracts with customers for our services. In addition, any project we undertake may generally be terminated at any time by the customer on short notice. As a result, it is difficult for us to forecast future sales, and our future revenues depend on our ability to generate new customers and new projects. During fiscal 2005, we are making and plan to make additional investments in our business development, technology infrastructure, operations and other areas of our business in an effort to become more competitive and to increase our revenues. These efforts will use significant amounts of time, effort and funding. Our business development efforts are substantially dependent on our ability to effectively manage our time, personnel and resources. In particular, our Chief Science Officer and Chief Medical Officer are often heavily involved in the marketing and business development process, and time that they spend in this area detracts from their available time for laboratory and development work. Our success in business development depends in part on our reputation in the industry and client perceptions (including as to our laboratory capacity and financial health), and also to a degree on personal relationships between us and the customer. With the significant consolidation in the pharmaceutical industry, it is often a long and complex process in finding and meeting with the right person within the customer. We also understand that some companies in the pharmaceutical industry have "preferred vendor" lists, such that a vendor cannot participate in RFPs (requests for proposal) or contract with the company unless the vendor is pre-approved on the list. We are attempting to expand our efforts in this area. If a client or prospective client has negative perceptions about our capabilities, our laboratory capacity or our financial health, this may affect our ability to develop new clients or projects. If our business development efforts are not successful, our revenues and cash flow may decrease and our operating results may suffer.

         THE LOSS OF OUR KEY PERSONNEL, INCLUDING OUR CHIEF SCIENTIFIC OFFICER AND CHIEF MEDICAL OFFICER, COULD ADVERSELY AFFECT OUR BUSINESS.

         Our success depends to a significant extent upon the efforts of our senior management team and other key personnel, and in particular Dr. Elizabeth Leary, our Chief Scientific Officer, and Dr. Mario Ehlers, our Chief Medical Officer. See "MANAGEMENT" below. In addition to the services they provide in our laboratory services, Drs. Leary and Ehlers are also important to our business development efforts, both due to their reputations and skills, as well as their contacts and relationships with clients and prospective clients. The loss of the services of such personnel could adversely affect our business. Also, because of the scientific and technical nature of our business, our success is dependent upon our ability to attract and retain technologically qualified personnel. There is substantial competition for qualified personnel, and an inability to recruit or retain qualified personnel may impact our ability to grow our business and compete effectively in our industry.

         OUR OBLIGATIONS UNDER OUR SECURED DEBT TO LAURUS MAY ADVERSELY AFFECT OUR ABILITY TO ENTER INTO POTENTIAL SIGNIFICANT TRANSACTIONS WITH OTHER PARTIES.

         As a result of our debt financings with Laurus in May 2004 and January 2005, we incurred significant repayment obligations, we granted a blanket security interest in our assets, and we agreed to certain restrictive covenants. In particular, for so long as 25% of the original principal is outstanding under either note, we will need Laurus' consent before we can take certain actions, including the following:

         o    pay any dividends;
         o    merge, effect a material reorganization, liquidate or dissolve;
         o    materially change the scope of our business; or
         o create, incur or assume any debt (other than certain trade debt, equipment financings and debt for the purchase of assets in the ordinary course of business).

Accordingly, unless we obtain Laurus' consent, we may not be able to enter into certain transactions. In addition, in connection with any potential significant transaction (such as a merger, sale of substantially all our assets, joint venture, or similar transaction), it is likely that we would have to pay off the debt obligations to Laurus and have the security interests released. Although we have the right at any time to prepay our secured debt obligations, we can only do so upon payment of 130% of the then outstanding principal balance, plus all other amounts owing under the notes. See "BUSINESS - Laurus Debt Investment." Based on a total principal balance of $4.0 million under both notes, prepayment would require a cash payment of $5.2 million. These provisions could have the practical effect of increasing the costs of any potential significant transaction, and restrict our ability to enter into any such transaction,

         WE MAY BEAR FINANCIAL LOSSES BECAUSE MOST OF OUR CONTRACTS ARE OF A FIXED PRICE NATURE AND MAY BE DELAYED, TERMINATED OR REDUCED IN SCOPE FOR REASONS BEYOND OUR CONTROL.

         Many of our contracts provide for services on a fixed price or fee-for-service with a cap basis and they may be terminated, delayed or reduced in scope by the other party either immediately or upon notice. See "BUSINESS - Contractual Arrangements" below. Contract termination, delay or reduction in scope may occur for a variety of reasons, most of which are beyond our control, including:

         o the failure of the customer's products to satisfy safety requirements;
         o    unexpected or undesired results of the customer's products;
         o    insufficient patient enrollment by the customer;
         o    insufficient investigator recruitment by the customer;
         o the customer's decision to terminate the development of a product or to end a particular study; and
         o    our failure to perform properly our duties under the contract.

Because we primarily receive revenue solely on the basis of the number of clinical samples we test and process, the loss, reduction in scope or delay of a large contract or the loss or delay of multiple contracts could materially adversely affect our business, results of operations, financial condition and cash flows. Our contracts typically entitle us to receive payment for fees earned by us up to the time of termination and reimbursement for out-of-pocket costs incurred prior to termination. In certain limited instances, our contracts also entitle us to a termination fee or payment for the costs of winding down the terminated projects.

         WE MAY BEAR FINANCIAL RISK IF WE UNDERPRICE OUR CONTRACTS OR OVERRUN COST ESTIMATES.

         Since our contracts are often structured as fixed price or fee-for-service with a cap, we bear the financial risk if we initially under price our contracts or otherwise overrun our cost estimates. Such under pricing or significant cost overruns could have a material adverse effect on our business, results of operations, financial condition and cash flows.

         OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY IS ESSENTIAL TO THE GROWTH AND DEVELOPMENT OF OUR PRODUCTS AND SERVICES.

         We rely, in part, on patents, trade secrets and know-how to develop and maintain our competitive position and technological advantage on our existing intellectual property and any future intellectual property we develop. See "BUSINESS - Technologies and Products" below. We protect our intellectual property through a combination of license agreements, trademark, service mark, copyright, trade secret laws and other methods of restricting disclosure and transferring title. We have and intend to continue entering into confidentiality agreements with our employees, consultants and vendors; entering into license agreements with third parties; and generally seeking to control access to and distribution of our intellectual property.

RISKS RELATING TO OUR INDUSTRY

         FAILURE TO KEEP PACE WITH CHANGES IN THE MARKETPLACE MAY CAUSE US TO LOSE MARKET SHARE AND OUR REVENUES MAY DECREASE.

         The market for specialty reference and central laboratory services is subject to rapid technological change and innovation. In particular, laboratories are regularly developing new assays to incorporate into clinical testing and have to maintain up-to-date laboratory equipment to stay competitive. In developing and enhancing our services, we have made, and will continue to make, assumptions about which features, standards and performance criteria will be attractive to, or demanded by, our customers. If we implement features, standards and performance criteria that are different from those required by our customers or if our competitors introduce products and systems that better address these needs, market acceptance of our offerings may suffer or may become obsolete. In that event, our market share and revenues would likely decrease. In addition, clients are requiring that laboratories maintain secure and sophisticated information technology systems, as a means for storing data and facilitating communication between the laboratory and the client. Although we continue to expend efforts and resources in these areas, we may not be successful in keeping up with customer needs or expectations. In addition, if a client or prospective client has negative perceptions about our abilities based on our balance sheet and financial strength, this may affect our ability to develop new clients or projects. Many of our competitors have greater resources than we do. We are also exploring potential financing to be used to continue to update our laboratory service capability; if we are unsuccessful in raising funds as and when needed, we may, or it may be perceived, that we are less efficient and less economical than our competitors and we may lose business to our competitors. If this occurs, it would have a material adverse effect on our revenues and financial performance.

         WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP AND MARKET NEW SERVICES.

         We may seek to develop and market new services that complement or expand our existing business. If we are unable to develop new services and or create demand for those newly developed services, our future business, results of operations, financial condition and cash flows could be adversely affected.

         WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY, AND WE MAY LOSE OR FAIL TO ATTRACT CUSTOMERS FOR OUR SERVICES TO OUR COMPETITORS.

         Competitors in the specialty reference and central laboratory industry range from small, limited-service providers to full service global contract research organizations. Our main competition consists of in-house departments of pharmaceutical companies, full-service contract research organizations, and, to a lesser degree, universities. See "BUSINESS - Competition" below. We compete on a variety of factors, including

         o    technological expertise and efficient drug development processes,
         o    reputation for on-time quality performance,
         o    price,
         o    expertise and experience in specific areas,
         o    strengths in various geographic markets and global reach,
         o ability to manage large-scale clinical trials both domestically and internationally,
         o    scope of service offerings,
         o ability to acquire, process, analyze and report data in a time-saving and accurate manner, and
         o expertise and experience in health economics and outcomes services.

Many of our competitors have greater resources than we do, have global operations and greater name recognition. If we experience significant competition which is based on factors which we do not have in our business, such as global management of projects or size, our business could be materially adversely affected.

         CHANGES IN GOVERNMENT REGULATIONS COULD DECREASE THE NEED FOR OUR SERVICES.

         Governmental agencies throughout the world, but particularly in the United States, highly regulate the drug development and approval process. See "BUSINESS - Government Regulation" below. Our business involves performing safety and efficacy laboratory testing during clinical trials of new pharmaceutical drugs. Clinical trial laboratory data is used by pharmaceutical and biotechnology companies in the submission process to the FDA for the marketing approval of a new drug. Changes in regulations, such as a relaxation in regulatory requirements or the introduction of simplified drug approval procedures or an increase in regulatory requirements that we have difficulty satisfying, could eliminate or substantially reduce the need for our services. Also, government efforts to contain drug costs and pharmaceutical and biotechnology company profits from new drugs may have an impact on the drug development and approval process, and our customers may spend less, or reduce their growth in spending, on research and development.

         FAILURE TO COMPLY WITH EXISTING GOVERNMENT REGULATIONS COULD RESULT IN A LOSS OF REVENUE OR EARNINGS FROM A PROJECT.

         Any failure on our part to comply with applicable government regulations could result in the termination of on-going research or sales and marketing projects or the disqualification of data for submission to regulatory authorities. For example, if we failed to validate analytical test methods performed on samples collected during and in support of a trial or if we fail to comply with GCP (Good Clinical Practice) regulations, the generated test data could be disqualified. If this were to happen, we could be contractually required to repeat the trial at no further cost to our customer, but at substantial cost to us.

         WE DEPEND ON THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES.

         Our revenues depend greatly on the outsourcing expenditures made by the pharmaceutical and biotechnology industries in research and development. Accordingly, economic factors and industry trends that affect our clients in these industries also affect our business. If companies in these industries were to reduce the number of research and development projects they outsource, our business could be materially adversely affected.

         Our customers in the pharmaceutical and biotechnology industries have experienced significant consolidation over the last several years and we expect that trend to continue. The uncertainty caused by consolidation, before, during and after a business combination can result in product delays, changes in strategy, and consolidation and/or elimination of research and development efforts. Any of these effects can have a materially adverse affect on us if it results in testing delays, sample volume reductions or termination of tests.

         WE MUST MAINTAIN CERTIFICATIONS FROM OUR CUSTOMERS IN ORDER TO BE ELIGIBLE TO BID ON PROJECTS.

         Many of our customers require our laboratories to be tested from time to time for certification that we comply with their internal requirements. If we fail to comply, we will probably be terminated from existing contracts and we will not be eligible to bid on that customer's future projects. While generally we have been very successful in maintaining certifications and in gaining new certifications, if we fail certification tests, especially for our major customers, our business would be materially adversely affected.

         WE MAY EXPAND OUR BUSINESS THROUGH ACQUISITIONS.

         We may review acquisition opportunities. Factors which could affect our ability to grow successfully through acquisitions include

         o    difficulties and expenses in connection with integrating the acquired companies and achieving the expected benefits,
         o    diversion of management's attention from current operations,
         o the possibility that we may be adversely affected by risk factors facing the acquired companies, and
         o acquisitions could be dilutive to earnings, or in the event of acquisitions made through the issuance of our common stock to the stockholders of the acquired company, dilutive to the percentage of ownership of our existing stockholders.

         WE MAY BE AFFECTED BY POTENTIAL HEALTH CARE REFORM.

         In recent years, governments of the United States, Europe and Asia have considered various types of health care reform in order to control growing health care costs. We are unable to predict what legislative proposals will be adopted in the future, if any. Implementation of health care reform legislation that contains costs could limit the profits that can be made from the development of new drugs. This could adversely affect research and development expenditures by pharmaceutical and biotechnology companies which could in turn decrease the business opportunities available to us. In addition, new laws or regulations may create a risk of liability, increase our costs or limit our service offerings.

         SPECIAL REFERENCE AND CENTRAL LABORATORY SERVICES CREATE A RISK OF LIABILITY.

         In contracting to work on drug development trials, we face a range of potential liabilities, including

         o errors or omissions in laboratory data being generated relating to the safety and efficacy of the drug, that could affect the regulatory approval of the drug, and
         o errors and omissions during a trial that may undermine the usefulness of a trial or data from the trial.

         While we maintain what we believe is adequate insurance coverage and obtain contractual indemnifications protecting us against liability arising from our own actions (other than negligence or intentional misconduct), we could be materially and adversely affected if we were required to pay damages or bear the costs of defending any claim which is not covered by a contractual indemnification provision or which is beyond the level of our insurance coverage. Due to the rising costs of insurance, we may not be able to maintain such insurance coverage at levels or on terms acceptable to us.

         WE RELY ON AIR TRANSPORTATION AND OVERNIGHT DELIVERY SERVICES.

         Our laboratories are heavily reliant on air travel for transport of clinical trial kits and other material and people, and disruption to the air travel system or package delivery system could have a material adverse effect on our business. We generally receive revenue only on the basis of clinical tests actually performed. Accordingly, any non-receipt or delay in receiving testing materials will impact our ability to generate revenue.

RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

         BECAUSE OUR COMMON STOCK IS TRADED ON THE OTC BULLETIN BOARD AND IS CONSIDERED A "PENNY STOCK," YOUR ABILITY TO SELL YOUR SHARES IN THE SECONDARY TRADING MARKET MAY BE LIMITED.

         Our common stock is currently quoted for trading on the OTC Bulletin Board. As a result, the liquidity of our common stock is limited, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and the lack of coverage by security analysts and the news media of our company.

         In addition, because our stock is quoted on the OTC Bulletin Board, our common stock is subject to certain rules and regulations relating to "penny stock." A "penny stock" is generally defined as any equity security that has a price less than $5.00 per share and that is not quoted on the Nasdaq Stock Market or a national securities exchange. Being a penny stock generally means that any broker who wants to trade in our shares (other than with established customers and certain institutional investors) must comply with certain "sales practice requirements," including delivery to the prospective purchaser of the penny stock a risk disclosure document describing the penny stock market and the risks associated therewith. In addition, broker-dealers must take certain steps prior to selling a "penny stock," which steps include:

         o    obtaining financial and investment information from the investor;
         o obtaining a written suitability questionnaire and purchase agreement signed by the investor; and
         o providing the investor a written identification of the shares being offered and the quantity of the shares.

If these penny stock rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. The application of these comprehensive rules will make it more difficult for broker-dealers to sell our common stock, and as a practical matter, these requirements may mean that brokers are less likely to make recommendations on our shares to its general customers.

         As a result, for as long as our common stock is quoted on the OTC Bulletin Board and subject to these penny stock rules, our stockholders may have difficulty in selling their shares in the secondary trading market. In addition, prices for shares of our common stock may be lower than might otherwise prevail if our common stock were quoted on the Nasdaq Stock Market or traded on a national securities exchange, like The New York Stock

Exchange or American Stock Exchange. This lack of liquidity may also make it more difficult for us to raise capital in the future through the sale of equity securities.

         OUR QUARTERLY OPERATING RESULTS MAY VARY, AND THESE FLUCTUATIONS COULD AFFECT THE MARKET PRICE OF OUR STOCK.

         Our operating results may vary significantly from quarter to quarter and are influenced by such factors as

         o    the commencement, completion or cancellation of large contracts,
         o    the progress of ongoing contracts,
         o seasonality (particularly in the summer months as patient enrollment and participation in clinical testing typically decreases coinciding with summer vacations), and
         o    changes in the mix of our services.

         We believe that operating results for any particular quarter are not necessarily a meaningful indication of future results. While fluctuations in our quarterly operating results could negatively or positively affect the market price of our common stock, these fluctuations may not be related to our future overall operating performance.

         OUR STOCK PRICE IS VOLATILE AND YOUR INVESTMENT IN OUR COMMON STOCK COULD SUFFER A DECLINE IN VALUE.

         The trading price of our common stock has fluctuated significantly in the past. The future trading price of our common stock may continue experiencing wide price fluctuations in response to a number of factors, some of which are beyond our control, such as

         o actual or anticipated fluctuations in revenues or operating results,
         o changes in market valuation of companies in our industry generally,
         o announcements of research activities and technology innovations or new products or services by us or our competitors;
         o    failure to meet expectations of performance,
         o developments in or disputes regarding copyrights, trademarks, patents and other proprietary rights, and
         o    general economic conditions.

         THE MARKET FOR OUR STOCK HAS NOT BEEN LIQUID.

         The average daily trading volume for our common stock during the previous three months prior to the date of this prospectus has been less than 30,000 shares. Therefore, holders of our common stock may have difficulty selling their shares in the public markets. As a result of two resale registration statements that became effective in September 2004 and the registration statement we are filing for this offering, a significant number of restricted shares have been registered and will be available for sale (including shares that may be issued in the future upon conversion of amounts due under the Laurus notes and upon exercise of outstanding warrants). Sales of a substantial number of shares of our common stock in the public market (including the shares offered under this prospectus, under other registration statements and shares available for resale under Rule 144 under the Securities Act) or the perception that such sales could occur, could significantly depress the prevailing market price of our common stock.

         SAIGENE CORPORATION OWNS A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK AND EFFECTIVELY CONTROLS OUR COMPANY, WHICH COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

         Our largest stockholder, Saigene Corporation, beneficially owns approximately 23% of our outstanding voting stock. Accordingly, this single stockholder may be able to influence the outcome of stockholder votes, involving the election of directors, the adoption or amendment of provisions in our certificate of incorporation and bylaws and the approval of certain mergers or other similar transactions, such as a sale of substantially all of our assets. Such control by our existing stockholder could have the effect of delaying, deferring or preventing a change in control of our company.

         AS WE ISSUE ADDITIONAL EQUITY SECURITIES IN THE FUTURE, INCLUDING UPON CONVERSION OF ANY OF OUR SECURED CONVERTIBLE DEBT, YOUR SHARE OWNERSHIP WILL BE DILUTED. IN PARTICULAR, THE SECURED CONVERTIBLE DEBT HAS A FULL RATCHET ANTI-DILUTION PROVISION THAT COULD SIGNIFICANTLY DILUTE OUR STOCKHOLDERS.

         In connection with our two debt financings with Laurus, we issued a $2.5 million secured convertible note, a $1.5 million secured convertible note and warrants to Laurus. See "BUSINESS - Laurus Debt Investment" below. The $2.5 million note is convertible into shares of our common stock at an initial conversion price of $1.06 per share, and the $1.5 million note is convertible at an initial conversion price of $1.17 per share. At these initial conversion rates, for example, we would issue approximately 3,641,000 shares upon conversion of the $4.0 million owing under the notes. The actual number of shares to be issued will depend on the actual dollar amount of principal and interest being converted. In addition, each note carries a full ratchet anti-dilution provision, such that if we issue in the future convertible or equity securities (subject to certain exceptions, including stock option grants and issuances in connection with certain acquisition transactions) at a price less than the initial conversion price, the note conversion price will be automatically adjusted down to that lesser price. In addition to the conversion rights of the convertible debt, as we issue stock or convertible securities in the future, including for any future equity financing or upon exercise of any of the outstanding stock purchase warrants and stock options, those issuances would also dilute our stockholders. If any of these additional shares are issued and are sold into the market, it could decrease the market price of our common stock and could also encourage short sales. Short sales and other hedging transactions could place further downward pressure on the price of our common stock.

         WE DO NOT INTEND TO PAY CASH DIVIDENDS, SO ANY RETURN ON YOUR INVESTMENT MUST COME FROM APPRECIATION.

         We have not declared dividends on our common stock in the past, and do not intend to declare dividends on our common stock in the foreseeable future. In addition, pursuant to our financing agreements with Laurus, for as long as 25% of the original principal amount is outstanding under the either secured convertible note to Laurus, we may not declare or pay any dividends without Laurus' consent. As a result, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.

         WE MAY BE SUBJECT TO FURTHER SANCTIONS FROM THE SEC IF WE FAIL TO COMPLY WITH THE MAY 10, 2001 FINAL JUDGMENT.

         On May 10, 2001, a Final Judgment of Permanent Injunction was issued by the United States District Court for the District of Columbia ordering us to file with the SEC, on or before June 29, 2001: (1) our Annual Report on Form 10-KSB for our fiscal year ended June 30, 2000; (2) our Quarterly Reports on Form 10-QSB for our quarters ended March 31, September 30, and December 31, 2000; and (3) such other periodic reports which may become due prior to the entry of the Final Judgment. The Final Judgment also ordered us in the future to file with the SEC, in a timely manner and in proper form, accurate and complete information and reports as are required to be filed under the U.S. securities laws. All such delinquent reports were filed on June 29, 2001 and since that date, we have filed all such subsequent reports by the required due dates. Accordingly, we believe we are in compliance with the Final Judgment and we intend to remain so in the future, failing which we might be subject to sanctions from the SEC.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements, including statements about

         o    our existing working capital and cash flows and whether and how long these funds will be sufficient to fund our operations,
         o    the success of our business development efforts and our ability to enter into work orders for laboratory services and generate revenues,
         o the development of new services and products and the expansion of the market for our current services and products,

         o    implementing aspects of our business plan and strategies,
         o    financing goals and plans,
         o our raising of additional capital through future equity and debt financings.

The forward-looking statements in this prospectus reflect management's current views and expectations with respect to our business, strategies, services and products, future results and events, and financial performance. In general, all statements other than statements of historical fact, including future results of operations or financial position, made in this prospectus should be considered forward looking. Our forward-looking statements are primarily located in the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business." In addition, the words "believe," "expect," "intend," "anticipate," "estimate," "desire," "goal," "may," "will," variations of such words, and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements and their absence does not mean that the statement is not forward-looking. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in or implied by these forward-looking statements for many reasons, including, among others, the risks we face as described in the section entitled "Risk Factors" and other factors discussed in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this prospectus.

Forward-looking statements involve known and unknown risks and uncertainties, including those discussed in this prospectus. We make cautionary statements in the "Risk Factors" section of this prospectus and in other parts of this prospectus. You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, as well as in the materials incorporated by reference into this prospectus.

We are not obligated nor do we undertake to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and other statements made from time to time from us or our representatives might not occur.


                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by the selling security holders. However, to the extent that the selling security holders exercise their stock purchase warrants for cash for up to 631,350 shares included in this prospectus, we would receive proceeds of up to $886,950. Any such proceeds from the payment of warrant exercise prices will be used for general working capital. We are paying all expenses incurred in connection with the registration of the shares of common stock offered by this prospectus. See "PLAN OF DISTRIBUTION."

                            SELLING SECURITY HOLDERS

The 2,563,873 shares offered for resale pursuant to this prospectus consist of the following:

o In connection with our debt financing arrangement with Laurus Master Fund, Ltd. effective January 31, 2005, we issued to Laurus a $1.5 million secured convertible note with a term of three years and a seven-year warrant to purchase up to 326,087 shares of common stock. For more information, see "BUSINESS - Laurus Debt Investment" below. This prospectus covers the resale of (a) up to 1,932,523 shares as our estimate of the maximum number of shares of common stock that may be issuable to Laurus from time to time, subject to certain restrictions, upon conversion of principal and interest under the $1.5 million secured convertible term note, plus (b) up to 326,087 shares, subject to certain restrictions, issuable to Laurus upon the exercise of the warrant. The Laurus 2005 Note is currently convertible into shares of our common stock at an initial conversion price of $1.17 per share. The warrant has an exercise price of $1.37 per share and expires on January 31, 2010.

o This prospectus covers the resale of up to 200,000 shares issuable to Laurus upon the exercise of a warrant that we granted to Laurus in consideration for a waiver and six-month deferral on principal payments under our May 2004 $2.5 million secured convertible note. The warrant has an exercise price of $1.48 per share and expires on January 31, 2009. For more information, see "BUSINESS - Laurus Debt Investment."

o This prospectus also covers the resale of 105,263 shares issuable upon exercise of a warrant issued to Source Capital Group, Inc., our broker in connection with the Laurus debt financing. As and to the extent that Laurus converts its 2005 Note into shares of our common stock, the warrant will be exercisable for a number of shares equal to the quotient obtained by dividing (a) 8% of the dollar amount of any principal and interest under the note being converted into common stock, by (b) $1.17, up to an aggregate maximum of 105,263 shares. The warrant has an exercise price of $1.37 per share and expires on January 31, 2010.

The table below sets forth certain information about the selling security holders, including the number of shares of common stock known to us as being beneficially owned by each selling security holder as of March 11, 2005, and the number of shares being registered hereunder and that may be offered for sale from time to time by the selling security holders. To our knowledge and except as noted in the table below, following the offering and sale of the shares, none of the selling security holders will beneficially own more than one percent of the issued and outstanding shares of common stock. None of the selling security holders has held any position or office with our company or has had, except as described in this prospectus, any material relationship with us within the past three years.

We have agreed with Laurus to register the shares underlying its convertible note and warrant and to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) January 31, 2008, (ii) the sale of all the shares, or (iii) such time that all unsold shares may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k). In addition, we agreed with Source Capital Group, Inc. to register the shares underlying its warrant and to keep such registration effective for 120 days from the effective date.

We have also agreed with our selling security holders to pay all expenses in connection with the registration and sale of the shares, except any selling commissions or discounts allocable to sales of the shares, fees and disbursements of counsel and other representatives of the selling security holders, and any stock transfer taxes payable by reason of any such sale.

The following table assumes that the selling security holders will convert all amounts under the note and exercise the warrants in full, and sell all of the shares offered by them in this offering. However, we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. In addition, we are unable to determine the exact number of shares, if any, that will be issued to the selling security holders upon conversion of the note or upon exercise of the warrants. We will not receive any of the proceeds from the sale of the shares offered under this prospectus; although we will receive proceeds to the extent any of the warrants are exercised for cash.

                                    Beneficial Ownership Prior to    No. of Shares of    Beneficial Ownership After
                                               Offering                   Common                  Offering
                                   ---------------------------------                    ------------------------------
     Selling Security Holder             Number          Percent     Stock Offered           Number         Percent
================================== =================== ============= ================== ================= ============
Laurus Master Fund Ltd.               700,602 (1)(2)      4.99%(2)      2,458,610 (3)     835,117 (1)(2)    4.99%(2)
Source Capital Group, Inc.            356,201 (4)         2.6             105,263 (5)     250,938 (4)       1.8

TOTAL                               1,056,803             7.3% (2)      2,563,873       1,086,055           6.4% (2)
================================== =================== ============= ================== ================= ============

(1) As a result of the May 28, 2004 debt financing, Laurus is the holder of the 2004 Note and a warrant to purchase up to 681,818 shares of common stock at exercise price of $1.25 per share ("2004 Warrant"). In addition, pursuant to our January 31, 2005 debt financing, Laurus is the holder of the 2005 Note, a warrant to purchase up to 326,087 shares at an exercise price of $1.37 per share, and a warrant to purchase up to 200,000 shares at an exercise price of $1.48 per share. Our estimate of the maximum number of shares that may be issued to Laurus from time to time upon conversion of the outstanding principal and interest under the 2004 Note and 2005 Note, respectively, is 2,308,491 shares and 1,932,523 shares. However, as described in footnote (2) below, Laurus is currently the beneficial owner of a number of shares under the notes and warrants that represents a maximum of 4.99% of the outstanding common stock. The shares underlying the 2004 Note and the 2004 Warrant held by Laurus have been registered for resale with the SEC, pursuant to a registration statement on Form SB-2 declared effective by the SEC on September 28, 2004; and the above table assumes that Laurus will continue to hold the 2004 Note and the 2004 Warrant (and the shares issuable upon conversion or exercise) after completion of the offering to which this prospectus relates. To our knowledge, Laurus has sole voting and investment power with respect to the shares of common stock beneficially owned by it, except that Laurus Capital Management, LLC, a Delaware limited liability company, may be deemed a control person of the shares owned by Laurus. David Grin and Eugene Grin are the principals of Laurus Capital Management, LLC, and their address is 825 Third Avenue, 14th Floor, New York, New York 10022.
(2) The terms of the convertible notes and warrants issued to Laurus effective May 28, 2004 and January 31, 2005 prohibit conversion of the notes or exercise of the warrants to the extent that such conversion or exercise would result in Laurus, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. Laurus may waive the 4.99% limitation upon 75 days' prior written notice to us. As of the date of this prospectus, Laurus has not waived the 4.99% limitation. Also, this limitation does not preclude Laurus from converting the notes or exercising the warrants and selling shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.
(3) Consists of (a) up to 1,932,523 shares as our estimate of the maximum number of shares of common stock that may be issued to Laurus from time to time upon conversion of the principal and interest over the term of the 2005 Note, (b) up to 326,087 shares issuable upon exercise of outstanding warrants issued January 31, 2005 to Laurus with an exercise price of $1.37 per share, and (c) up to 200,000 shares issuable upon exercise of outstanding warrants issued January 31, 2005 to Laurus with an exercise price of $1.48 per share.
(4) In addition to the shares being offered for sale in this prospectus, includes (a) up to 181,818 shares issuable upon exercise of a warrant to Source Capital Group in connection with the May 2004 Laurus debt financing, which is exercisable only as and to the extent of conversion of principal and interest under the 2004 Note held by Laurus (currently exercisable only for 3,263 shares), at an exercise price of $1.25, and
         (b) up to 69,120 shares underlying a warrant held by Source Capital Group to purchase common stock at a price of $0.60 per share, which is fully exercisable. The shares underlying these two warrants held by Source Capital Group have previously been registered for resale with the SEC, pursuant to a registration statement on Form SB-2 declared effective by the SEC on September 28, 2004. The above table assumes that the shares underlying both of these other warrants continue to be beneficially owned by Source Capital Group after completion of the offering to which this prospectus relates.
(5) Consists of up to 105,263 shares issuable upon exercise of a warrant issued to Source Capital Group in connection with the January 2005 Laurus debt financing, which is exercisable only as and to the extent of conversion of principal and interest under the 2005 Note held by Laurus (not currently exercisable), at an exercise price of $1.37 per share.

                              PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling security holders. The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling security holders may sell the shares being offered hereby on the OTC Bulletin Board or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

         o block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
         o over-the-counter distributions in accordance with the rules of the NASD;
         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;
         o    put or call option transactions relating to the shares;
         o    privately negotiated transactions;
         o through the distribution of the shares by any selling security holder to its creditors, stockholders, partners, members or employees; and
         o    any combination of any of these methods of sale

We will not receive any of the proceeds from the sale of shares by the selling security holders, but we will be responsible for expenses incurred in connection with the registration of the shares. The selling security holders will be responsible for all selling commissions, underwriting fees and stock transfer taxes applicable to the sale of shares pursuant to this prospectus.

Laurus Master Fund, Ltd., one of the selling security holders, has agreed, pursuant to the securities purchase agreement with us, that neither it nor any of its affiliates and investment partners will (and it will not cause any person or entity, directly or indirectly, to) engage in "short sales" of our common stock for as long as its convertible term note is outstanding. "Short sales" are contracts for the sale of shares of stock that the seller does not own, or certificates which are not within the seller's control, so as to be available for delivery at the time when, under applicable rules, delivery must be made.

In addition, selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act rather than pursuant to this prospectus, provided they meet the criteria and conform to the requirements of Rule 144.

In effecting sales, brokers, dealers or agents engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling security holders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all reasonable expenses incident to the registration of the shares being offered hereby other than any commissions and discounts of underwriters, dealers or agents.

In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus available to the selling security holders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

The selling security holders and any other persons participating in a distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of the shares by the selling security holders and other persons participating in a distribution of the shares. Furthermore, under Regulation M, persons engaged in a distribution of the shares are prohibited from simultaneously engaging in market making and certain other activities with respect to the shares for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the shares offered hereby. To the extent required by law, we may require the selling security holders, and their brokers, if applicable, to provide a letter that acknowledges compliance with Regulation M under the Securities Exchange Act before authorizing the transfer of the selling security holders' shares of common stock.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In particular, upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

         o the name of each such selling security holder and of the participating broker-dealer(s);
         o    the number of shares involved;
         o    the initial price at which the shares were sold;
         o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
         o that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus; and
         o    other facts material to the transactions.

In connection with the sale of shares of common stock being offered hereunder, we have agreed to indemnify the selling security holders, and any person controlling them, against certain liabilities, including liabilities under the Securities Act of 1933, and those selling security holders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933.

We have agreed with Laurus Master Fund, Ltd. to register the shares underlying its convertible note and warrant and to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) January 31, 2008, (ii) the sale of all the shares, or (iii) such time that all unsold shares may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k). In addition, we agreed with Source Capital Group, Inc. to register the shares underlying its warrant and to keep such registration effective for 120 days from the effective date.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

COMMON STOCK

Our common stock is currently quoted for trading on the OTC Bulletin Board under the symbol "PBME." Initially, our common stock began trading in October 1996 (subsequent to the initial public offering) on The Nasdaq Stock Market under the symbol "PBMI". In March 1999, our securities were delisted from The Nasdaq Stock Market as we failed to meet the maintenance requirements for tangible net assets and minimum stock price. The stock subsequently traded and continues to trade on the OTC Bulletin Board. On January 10, 2003, our board of directors approved a 1:3 (one for three) reverse stock split on our common stock. The reverse split was subsequently approved by our stockholders and became effective on March 14, 2003. All shares and per share calculations set forth in this prospectus reflect the 1:3 reverse stock split. In March 2003, the ticker symbol for the common stock was changed to "PBME" from "PBMI" in connection with the one-for-three reverse stock split.

The following table shows, for each quarter of fiscal 2004 and 2003 and the first three quarters of fiscal 2005 (through March 11, 2005), the high and low closing sales prices as reported by the OTC Bulletin Board. The quotations from the OTC Bulletin Board reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not represent actual transactions.

                                                         OTC Bulletin Board
                                                            High     Low
            Fiscal 2005:
            Third quarter (through March 11, 2005) .....   $ 1.33   $ 0.87
            Second quarter, ended December 31, 2004 ....     1.20     0.60
            First quarter, ended September 30, 2004 ....     1.03     0.65

            Fiscal 2004:
            Fourth quarter, ended June 30, 2004 ........     1.25     0.80
            Third quarter, ended March 31, 2004 ........     1.25     0.65
            Second quarter, ended December 31, 2003 ....     2.00     0.75
            First quarter, ended September 30, 2003 ....     2.00     0.90

            Fiscal 2003:
            Fourth quarter, ended June 30, 2003 ........     1.70     0.52
            Third quarter, ended March 31, 2003 ........     1.10     0.36
            Second quarter, ended December 31, 2002 ....     0.69     0.33
            First quarter, ended September 30, 2002 ....     0.75    0.075

HOLDERS

As of March 11, 2005, there were 13,353,550 shares of common stock issued and outstanding, held by approximately 261 holders of record.

DIVIDENDS

We have never declared or paid any cash dividends with respect to our common stock, and do not plan to do so in the foreseeable future.

There are no dividends accruing on our Series A preferred stock. In September 2002, the holders of Series A preferred stock approved an amendment to the Certificate of Designation with respect to the rights and preferences of the Series A preferred stock to, among other things, convert the then-accrued 8% dividend on the Series A preferred stock into an aggregate of 150,000 shares of common stock and eliminate any further mandatory dividends on the Series A preferred stock.

There are no shares of our Series B preferred stock issued and outstanding. In June 2004, all three holders of Series B preferred stock voluntarily converted their shares of Series B preferred stock and accrued and unpaid dividends (approximately $3,295) into a total of 104,294 shares of common stock. See "DESCRIPTION OF SECURITIES - Preferred Stock - Series B Preferred Stock" below. Prior to such conversion, there were 33,666.66 shares of our Series B preferred stock issued and outstanding, and the Series B preferred stock accrued dividends at a rate of 8% per annum, compounded quarterly. For the fiscal year ended June 30, 2004, we paid cash dividends on the Series B preferred stock of approximately $4,000, and approximately $3,295 of accrued and unpaid dividends at May 31, 2004 were converted into shares of common stock. There are no remaining accrued and unpaid dividends on the Series B preferred stock.

We anticipate that we will retain future earnings for use in the operation and expansion of our business and do not anticipate paying cash dividends on our equity in the foreseeable future. Any future determination with regard to the payment of dividends will be at the discretion of our board of directors and will be dependent upon our future earnings, financial condition, applicable dividend restrictions and capital requirements and other factors deemed relevant by the board of directors.

RECENT SALES OF UNREGISTERED SECURITIES

On August 28, 2002, pursuant to the terms of the asset purchase agreement with Saigene Corporation (see "BUSINESS - Saigene Investment Transaction"), we issued to Saigene 6,541,430 shares of our common stock, and an additional 458,570 shares of common stock to certain of Saigene's designees, as consideration for the purchased assets. The asset purchase agreement, entered into on June 27, 2002, and as amended August 28, 2002, provided for our purchase of certain assets of Saigene, including technology, intellectual property and equipment assets in connection with certain DNA amplification and cell viability and related technologies and processes. We issued the shares of common stock in reliance on the statutory exemption from registration provided by Section 4(2) of the Securities Act.

In connection with the consummation of the transactions contemplated by the asset purchase agreement with Saigene, the holders of our Series A preferred stock consented to an amendment to the Certificate of Designation with respect to the rights and preferences of the Series A preferred stock, and agreed to convert all accrued dividends (approximately $910,000) on the Series A preferred stock into an aggregate of 150,000 shares of our common stock. We issued the shares of common stock in reliance on the statutory exemption from registration provided by Section 4(2) of the Securities Act.

Further, in connection with the consummation of the transactions contemplated by the asset purchase agreement with Saigene, effective August 28, 2002, we entered into agreements with nine current and former executives and employees pursuant to which such persons agreed to convert the full amount of their deferred compensation and notes payable owed by us into shares of our common stock. Pursuant to these agreements, we granted warrants to purchase 117,624 shares of our common stock in consideration for conversion of an aggregate of $352,874 owing in deferred compensation and notes payable, and granted stock options pursuant to our 1996 Stock Incentive Plan to purchase 183,917 shares of common stock upon conversion of $580,598 in deferred compensation. The warrants and options are exercisable at a price of $0.51 per share, and expire on August 27, 2012. The warrants to purchase common stock were granted in reliance on the statutory exemption from registration provided by Section 4(2) of the Securities Act. The stock options were granted pursuant to our 1996 Stock Incentive Plan, pursuant to our Registration Statement on Form S-8 filed on March 18, 1997.

In December 2002, we and Transamerica Business Credit Corporation restructured our debt obligations to Transamerica in the amount of approximately $470,000. In settlement of our prior obligations, we issued to Transamerica 50,000 shares of our common stock, and entered into a new promissory note payable to Transamerica in the principal amount of $245,000. Saigene is a co-maker on the promissory note with us. The promissory note carries an interest rate of approximately 10% and is payable over a 36-month period with final payment due on October 1, 2005. See "Note 7 to Notes to Consolidated Financial Statements" for the year ended June 30, 2003, included in this prospectus. The shares of common stock were issued to Transamerica in reliance on the statutory exemption from registration provided by Section 4(2) of the Securities Act.

From March 2003 through July 31, 2003, we conducted a private placement for the sale and issuance of up to 1,666,667 shares of our Series B preferred stock at a purchase price of $3.00 per share. The Series B preferred stock is convertible into shares of our common stock. See "DESCRIPTION OF SECURITIES - Preferred Stock" below. In connection with the private offering, we engaged Joseph Carl Securities, Inc. as placement agent to offer the Series B preferred stock on a best efforts basis. As compensation for the placement agent's services, we paid the placement agent a cash commission of 8% and a non-accountable expense allowance of 2% of the amount of Series B preferred stock sold. In addition, we agreed to issue to the placement agent one common stock purchase warrant at an exercise price of $3.00 per share, expiring January 31, 2005, for each 10 shares of Series B preferred stock sold in the offering. Through July 31, 2003, the date of termination of the private placement, we had sold 33,666.66 shares of Series B preferred stock for total net proceeds of $72,920, entitling the placement agent to receive 3,366 warrants. The shares and warrants were sold and issued solely to accredited investors in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act.

Effective May 31, 2003, we entered into a settlement agreement with our prior landlord in California relating to certain defaults on two prior promissory notes in the aggregate principal amount of approximately $365,000. See "Note 13 to Notes to Consolidated Financial Statements" for the year ended June 30, 2003, included in this prospectus. As settlement for the prior obligations, we entered into a new promissory note with the landlord in the principal amount of $320,315 and issued to the landlord 16,667 shares of our common stock. The promissory note carries an interest rate of 10% per annum, and is payable over a 26-month period with final payment due not later than July 31, 2005. In addition, as partial security for repayment of the note, we issued a total of 666,666 shares of our common stock into an escrow account, to be released back to us upon payment in full of the promissory note. In addition, for each calendar quarter in which we make aggregate payments of at least $50,000 on the note, 83,333 shares will be released to our transfer agent for cancellation. The shares were issued in reliance on the statutory exemption from registration provided by
Section 4(2) of the Securities Act.

In August 2003, we entered into a Loan and Security Agreement with Franklin Funding, Inc., pursuant to which we borrowed $250,000. In connection with the Loan and Security Agreement, we agreed to grant to Franklin Funding stock purchase warrants to purchase up to 25,000 shares of our common stock, in increments of 5,000 shares, for each $50,000 borrowed, each with an exercise price determined as of the respective date of borrowing. Accordingly, we granted to Franklin Funding warrants to purchase 25,000 shares, consisting of warrants for 5,000 shares at $1.10 per share, 5,000 shares at $1.00 per share, 10,000 shares at $0.95 per share, and 5,000 shares at $0.85 per share. The warrants were granted in reliance on the statutory exemption from registration provided by Section 4(2) of the Securities Act.

In November 2003, we initiated a best efforts private placement of unregistered common stock through registered broker-dealers, for the sale of up to 3,000,000 shares of common stock at a purchase price of $0.50 per share, with up to a 10% overallotment option. In connection with the private placement, we engaged Source Capital Group, Inc. and Basic Investors, Inc. as non-exclusive placement agents to offer the common stock on a best efforts basis. As compensation for the placement agents' services, we agreed to pay aggregate cash commissions of 10% of the gross proceeds received and to issue stock purchase warrants to purchase one share of common stock for each 10 shares of common stock sold. The warrants have an exercise price of $0.60 per share and expire on December 31, 2006. In January 2004, our Board of Directors approved an increase in the size of the private placement to up to 4,000,000 shares. The private placement terminated in early March 2004. We received gross proceeds of $1,923,000 from the sale of a total of 3,846,000 shares, and recorded aggregate commissions of $192,300 and warrants covering 384,600 shares of unregistered common stock at $0.60 per share, expiring December 31, 2006. The private placement shares were offered and sold solely to accredited investors in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act.

Effective May 28, 2004, we issued to Laurus Master Fund, Ltd. a $2.5 million secured convertible note with a term of three years, and a warrant to purchase up to 681,818 shares of common stock at an exercise price of $1.25 per share exercisable at any time prior to May 28, 2011. See "BUSINESS - Laurus Debt Investment" below. The note is convertible into shares of our common stock at an initial conversion price of $1.06 per share. The conversion price is subject to certain anti-dilution adjustments, including if we issue convertible or equity securities (subject to certain exceptions) at a price less than the conversion price. We registered with the SEC for resale the shares of common stock that are issuable upon conversion of the note and upon exercise of the warrant, pursuant to a registration statement on Form SB-2 declared effective September 28, 2004. The note and warrant were offered and sold in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act. Through January 31, 2005, Laurus has converted $53,000 of the outstanding principal on the 2004 Note for 50,000 shares of our common stock. This conversion of debt to common stock has left an outstanding principal balance of $2,447,000 as of January 31, 2005. At closing, we paid cash commissions of $75,000 to our broker, Source Capital Group, Inc.; in addition, for any amounts of the outstanding principal and accrued and unpaid interest owing on the note that are converted into shares of our common stock, we are also obligated to pay our broker additional placement agent fees of 4% of the amount being converted, for maximum additional fees of up to $100,000. In addition, we issued to our broker a five-year warrant, exercisable as and to the extent that amounts owing under the Laurus note are converted into common stock, for up to 181,818 shares of common stock at an exercise price of $1.25 per share.

In May 2004, we offered to our three holders of Series B preferred stock the opportunity to voluntarily convert all of their shares of Series B preferred stock, and all accrued and unpaid dividends thereon through May 31, 2004

(approximately $3,295), into shares of common stock. The conversion ratio was 3 shares of common stock for one share of Series B preferred stock, plus 1 share of common stock for each $1 in accrued and unpaid dividends. In June 2004, all three preferred holders accepted our conversion offer and canceled their shares of Series B preferred stock and accrued and unpaid dividends, and we issued a total of 104,294 shares of common stock upon such conversion and there are no shares of Series B preferred stock issued and outstanding. The shares of common stock were issued in reliance on the statutory exemption from registration provided by Section 4(2) of the Securities Act.

Effective September 30, 2004, we signed an engagement agreement with Utek Corporation, a public company listed on the American Stock Exchange. The engagement calls for Utek to identify one or more licensing, royalty or asset sale opportunities for some or all of the technology assets held in our subsidiary, PBI Technology, Inc. Should Utek identify a potential licensing, royalty or asset sale opportunity the Board of Directors, at its sole discretion has the right to approve the terms. The engagement agreement is terminable by either party at any time upon 30 days notice. The terms of the engagement agreement call for no cash compensation to be paid to Utek. However, we agreed to issue to Utek a minimum of 129,730 unregistered shares of common stock as compensation, with 1/12th of the shares (10,810 shares) vesting each month during the term of the Agreement. In the event the aggregate value of the shares when they vest is less than $120,000, we will issue additional shares to Utek upon successful completion of the 12-month term of the agreement. In the event of termination before the completion of the 12-month term of the agreement, all unvested shares of common stock shall be returned to the Company. The shares were issued in reliance on the statutory exemption from registration provided by
Section 4(2) of the Securities Act. As of March 11, 2005 64,860 shares of common stock had vested to Utek.

Effective January 31, 2005, we issued to Laurus Master Fund, Ltd. a $1.5 million secured convertible note with a term of three years, and a warrant to purchase up to 326,087 shares of common stock at an exercise price of $1.37 per share exercisable at any time prior to January 31, 2010. See "BUSINESS - Laurus Debt Investment" below. The note is convertible into shares of our common stock at an initial conversion price of $1.17 per share. The conversion price is subject to certain anti-dilution adjustments, including if we issue convertible or equity securities (subject to certain exceptions) at a price less than the conversion price. We have agreed to register with the SEC for resale the shares of common stock that are issuable upon conversion of the note and upon exercise of the warrant, and are obligated to file a registration statement on Form SB-2 prior to March 15, 2005. The note and warrant were offered and sold in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act. In connection with the January 2005 closing, we paid cash commissions of $45,000 to our broker, Source Capital Group, Inc.; in addition, for any amounts of the outstanding principal and accrued and unpaid interest owing on the note that are converted into shares of our common stock, we are also obligated to pay our broker additional placement agent fees of 4% of the amount being converted, for maximum additional fees of up to $60,000. In addition, we issued to our broker a five-year warrant, exercisable as and to the extent that amounts owing under the Laurus 2005 Note are converted into common stock, for up to 105,263 shares of common stock at an exercise price of $1.37 per share.

On January 31, 2005, we also issued to Laurus Master Fund, Ltd. a warrant to purchase up to 200,000 shares of common stock at an exercise price of $1.48 per share, in consideration for six-month principal payment deferral on the 2004 Note. The warrant expires on January 31, 2009. See "BUSINESS - Laurus Debt Investment" below. The warrant was offered and sold in reliance on the statutory exemption from registration provided by Section 4(2) of the Securities Act.

Effective January 31, 2005, we signed an agreement with The Investor Resource Group (IRG) to provide certain investor relations services to us. Pursuant to the terms of the agreement, we issued a total of 125,000 shares of common stock to two principals of IRG. The shares of common stock were issued in reliance on the statutory exemption from registration provided by Section 4(2) of the Securities Act.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS IN CONJUNCTION WITH OUR CONSOLIDATED AUDITED FINANCIAL STATEMENTS AND RELATED NOTES FOR THE YEAR ENDED JUNE 30, 2004, AND OUR CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS AND RELATED CONDENSED NOTES FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2004, BOTH INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR HISTORICAL INFORMATION, THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS. SEE "CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS" AND "RISK FACTORS" ABOVE

OVERVIEW

We provide specialty central laboratory services to support pharmaceutical and diagnostic manufacturers in the conduct of human clinical research, for use in their drug discovery and development efforts. Our clients include a number of the world's largest multi-national pharmaceutical, biotechnology and diagnostic companies. Our well-recognized specialty areas include cardiovascular disease (dyslipidemia, atherosclerosis, and coronary heart disease), diabetes (and obesity), and bone and joint diseases (osteoporosis and arthritis). Coupled with our specialty testing, we also have central laboratory capability and provide full-service central laboratory support for multi-center clinical trials, including routine safety lab tests (general chemistry, hematology, and urinalysis). Our company is a Delaware corporation, incorporated on May 9, 1996, and we conduct our operations primarily through our wholly-owned subsidiary, Pacific Biometrics, Inc., a Washington corporation.

CRITICAL ACCOUNTING ESTIMATES AND POLICIES

The following discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates including, among others, those affecting revenues, the allowance for doubtful accounts, and the useful lives of tangible and intangible assets. The discussion below is intended as a brief discussion of some of the judgments and uncertainties that can impact the application of these policies and the specific dollar amounts reported on our financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, or if management made different judgments or utilized different estimates. Many of our estimates or judgments are based on anticipated future events or performance, and as such are forward-looking in nature, and are subject to many risks and uncertainties, including those discussed below and elsewhere in this prospectus. We do not undertake any obligation to update or revise this discussion to reflect any future events or circumstances.

We have identified below some of our accounting policies that we consider critical to our business operations and the understanding of our results of operations. This is neither a complete list of all of our accounting policies, nor does it include all the details surrounding the accounting policies we have identified. There are other accounting policies that are significant to our company. For a more detailed discussion on the application of these and our other accounting policies, see "Note 2 to the Consolidated Financial Statements" for the year ended June 30, 2004, included elsewhere in this prospectus.

         REVENUE RECOGNITION

         We recognize revenue in the period that the related services are performed. Historically, a majority of our revenues have been earned under contracts which range in duration from six months to eighteen months, but can extend in duration up to two years or longer. Service contracts generally take the form of fixed-price arrangements. Under fixed-price contracts, revenue is recognized as services are performed, with performance generally assessed using output measures, such as units-of-work performed to date as compared to the total units-of-work contracted. Changes in the scope of work generally result in a renegotiation of contract pricing terms. Renegotiated amounts are not included in net revenues until earned and realization is assured. We also receive advances from certain customers related to the services to be performed for them. These advances are deferred and recognized as revenue in the period the related services are performed. Estimates of costs to complete are made, as appropriate, to provide for losses expected on contracts. Costs are not deferred in anticipation of contracts being awarded, but instead are expensed as incurred.

         IMPAIRMENT OF TECHNOLOGY ASSETS

         As of June 30, 2004, our periodic assessment of the impairment issues on our technology assets led us to conclude that the recorded value of those assets should be written off. We considered our ability to recover the value of our technology assets from undiscounted cash flows of the related operations. In particular, factors we considered included: reductions in our workforce, generally as well as in research and development, in the second and third quarters of fiscal 2004 (which was then considered to be temporary, but which has since become more extended); our inability to secure a licensing or other partnership arrangement to date for the intangible assets; and our inability to obtain financing specifically for further development of the technology assets to date. While we have obtained equity and debt funding for our general operations through the Laurus debt financing in May 2004 and our private placement in March 2004, and while we intend to continue to pursue development efforts, partnership, licensing or other means to realize the value of our intangible assets, we believe that current conditions have changed such that the value of these assets are now less likely to be recovered in the near term, and should be written off. Accordingly, as of June 30, 2004, we wrote off the entire balance of $476,874 of technology assets as an operating expense, "Impairment of technology assets" (in accordance with SFAS 144 - "Accounting for the Impairment or Disposal of Long-Lived Assets"). (See "Note 2 to Notes to Consolidated Financial Statements" - Summary of Significant Accounting Policies - Technology Assets ). We had no comparable expense in fiscal 2003.

         BENEFICIAL CONVERSION FEATURE

         In accordance with Financial Accounting Standards Board (FASB) Emerging Issues Task Force Issue (EITF) No. 98-5 and FASB EITF No. 00-27, using the relative fair value method of Accounting Principles Board Opinion 14 ("APB 14"), we recorded a beneficial conversion feature (BCF) related to the issuance of convertible debt that has conversion features at fixed rates that are in-the-money when issued and recorded value allocated to warrants issued with those instruments. The BCF for the convertible instrument and value allocated to warrants are measured and recognized by allocating a portion of the proceeds to additional paid-in capital with an offset to a discount on the convertible instrument.

         For convertible debt and related warrants, the recorded discount is amortized as interest expense using the effective interest method over the life of the debt.

         BAD DEBT ALLOWANCE

         We endeavor to assess and monitor the creditworthiness of our customers to which we grant credit terms in the ordinary course of business. We maintain a provision for doubtful accounts to provide for the possibility that amounts due to us may not be collected. As of June 30, 2004, the allowance for bad debt was approximately 6% of our total accounts receivable. This bad debt provision is monitored on a monthly basis and adjusted as circumstances warrant. As the recorded bad debt provision is based upon management's judgment, actual bad debt write-offs may be greater or less than the amount recorded. Historically bad debt write-offs have not been material.

         OPERATING EXPENSES

         Historically, we have segregated our recurring operating expenses among three categories: laboratory and cost of goods sold; selling, general and administrative expenses; and research and development. For the fiscal period ended June 30, 2004, operating expenses also included a fourth category, impairment of technology assets, as described above. Laboratory expenses and cost of goods sold consist of amounts necessary to complete the revenue and earnings process, and include direct labor and related benefits, other direct costs, and an allocation of facility charges and information technology costs, and depreciation and amortization. Also, laboratory expenses and cost of goods sold include shipping and handling fees and reimbursable out-of-pocket costs. Laboratory expenses and cost of goods sold, as a percentage of net revenues, tends, and is expected, to fluctuate from one period to another, as a result of changes in labor utilization and the mix of service offerings involving studies conducted during any period of time. Selling, general and administrative expenses include business development activities, sales and marketing expenses and related commissions, and laboratory administration expenses. Selling, general and administrative expenses consist primarily of administrative payroll and related benefit charges, Saigene management fees, legal and accounting fees, advertising and promotional expenses, administrative travel and an allocation of facility charges, information technology costs, and depreciation and amortization. Research and development expenses consist of direct labor and related benefits, supplies, legal fees for patent applications, travel expenses, and depreciation and amortization. Impairment of technology assets resulted from the write-off of our technology assets described above.

         We depreciate equipment and computers over three to five years, while leasehold improvements are depreciated over the remaining life of the lease or ten years. This estimate of a three to five-year useful life on equipment and computers and a useful life based on the remaining years left on the building lease for leasehold improvements reflects management's judgment that these useful life periods reflect a reasonable estimate of the life over which the equipment, computers and leasehold improvements will be used by us. However, the amount of depreciation expense we record in any given period will change if our estimates of the useful life of our equipment, computers or leasehold interests were to increase or decrease.

RESULTS OF OPERATIONS FOR THREE-MONTH AND SIX-MONTH PERIODS ENDED DECEMBER 31, 2004 AND 2003

REVENUES:

-----------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS,          THREE MONTHS ENDED                            SIX MONTHS ENDED
ROUNDED TO NEAREST                DECEMBER 31,           $         %           DECEMBER 31,           $          %
THOUSAND                       ------------------      ------    ------     -----------------      ------     ------
                                2004         2003      Change    Change      2004        2003      Change     Change
----------------------------------------------------------------------------------------------------------------------
REVENUES                       $1,009        $542        $467     86%       $1,443      $2,842    $(1,399)     (49)%
-----------------------------------------------------------------------------------------------------------------------

Our revenues are generated from clinical trials and diagnostic testing services. Our revenues increased to $1,009,000 from $542,000 or approximately 86% between the comparable quarters ended December 31, 2004 and 2003, respectively. This was the result of an increase in the size and number of clinical trials testing services we performed. This increase reflects increases in open work order and ends the significant decline in revenues we had been experiencing over the past several quarters. For the comparable six months ended December 31, 2004 and 2003, our revenues decreased to $1,443,000 from $2,842,000 or approximately 49%. This was the result of a decrease in the size and number of clinical trials testing services we performed during the comparable six-month periods, especially during the comparable three-month period ended September 30, 2004.

Our quarterly fluctuations in total revenues are often explained by changes in the testing and open work orders from our historically largest customers. This is the result of prior work orders having been completed, clinical studies having ended or clinical studies having been terminated early. In particular, our recent fluctuations in revenues can be partially explained by the testing requirements and open work orders our top five customers. For the three- and six-month periods ended December 31, 2004, our current largest customer accounted for 37% and 31% of our total revenues, compared to approximately 7% and 8%, respectively, for the three- and six-month periods ended December 31, 2003. For the foreseeable future, we expect to remain substantially dependent on our top five customers for a significant portion of our revenues, and as such, a decline or increase in the volume of services performed for any one or more of these customers will continue to have a significant impact on our revenues. The concentration of credit risk is described above in the RISK FACTORS: Risks Relating to Our Company and Our Business and below in BUSINESS:
Customers/Marketing.

During the quarter and six months ended December 31, 2004, revenue generated from clinical trials testing services accounted for approximately 62% and 50%, respectively, of our total revenues as compared to 29% and 81%, respectively, during the quarter and six months ended December 31, 2003. During the quarter and six months ended December 31, 2004, revenue generated from the provision of diagnostic, referral and other services accounted for approximately 48% and 50%, respectively, of our total revenues as compared to 71% and 19%, respectively, during the quarter and six months ended December 31, 2003. In previous fiscal years, the percentage of revenue generated from clinical trials testing services has been in excess of 90%. We expect the trend to continue toward a higher percentage of clinical trials testing, as we observed in the quarter ended December 31, 2004.

LABORATORY EXPENSE AND COST OF GOODS SOLD:

-----------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS,          THREE MONTHS ENDED                            SIX MONTHS ENDED
ROUNDED TO NEAREST                DECEMBER 31,           $         %           DECEMBER 31,           $          %
THOUSAND                       ------------------      ------    ------     -----------------      ------     ------
                                2004         2003      Change    Change      2004        2003      Change     Change
----------------------------------------------------------------------------------------------------------------------
LABORATORY EXPENSES AND
COST OF GOODS SOLD               $586         $450       $136     30%       $996        $1,744    $(748)       (43)%
----------------------------------------------------------------------------------------------------------------------
PERCENTAGE OF REVENUES             58%          83%                           69%           61%
----------------------------------------------------------------------------------------------------------------------

Laboratory expense and cost of goods sold consist primarily of payment of salaries and related benefits to employees performing analysis of clinical trial samples, the cost of supplies for analysis of clinical trial samples, payments to subcontractors of laboratory services, and other expenses such as business and occupation taxes. For the comparable quarters ended December 31, 2004 and 2003, laboratory expenses and cost of goods sold increased approximately 30% to $586,000 from $450,000, respectively, and as a percentage of revenue, decreased to approximately 58% from approximately 83%. The relative decrease in laboratory expense and cost of goods sold as a percentage of revenue was primarily the result of the significant increase in revenues over the comparable period and the fixed components of laboratory expense and cost of goods sold.

For the comparable six-month periods ended December 31, 2004 and 2003, laboratory expense and cost of goods sold decreased approximately 43%, and as a percentage of revenue, increased to approximately 69% from approximately 61%, respectively. The relative increase in laboratory expense and cost of goods sold as a percentage of revenue was primarily the result of the significant decline in revenues over the comparable periods and the fixed components of laboratory expense and cost of goods sold.

The primary factor explaining the increase between the comparable quarters in laboratory expense and costs of goods sold was the 252% increase in lab supplies to $190,000 from $54,000 for the quarters ended December 31, 2004 and 2003, respectively, representing approximately 32% and 12% of total laboratory expense and cost of goods sold, respectively. The increase in lab supplies between the comparable quarters is the result of the increase in the clinical and diagnostic testing services we provided.

Salaries and related benefits fell 10% to $225,000 from $250,000 for the quarters ended December 31, 2004 and 2003, respectively, accounting for approximately 38% and 56% of total laboratory expense and cost of goods sold, respectively. On December 31, 2004 we had 20 FTEs in our laboratory services as compared to 20.5 FTEs on December 31, 2003. With approximately the same FTEs, the relatively small decrease in salaries and benefits, even with the increase in revenues, is a result of more efficient use of labor. In addition, the decrease in salaries and related benefits for the comparable quarters partially reflects actions to reduce and control employee expenses that we took during fiscal 2004, subsequent to the quarter ended December 31, 2003.

Also for the comparable quarters, there was a 50% reduction in outside services to $8,000 from $16,000 for the quarters ended December 31, 2004 and 2003, respectively. As a percentage of laboratory expense and costs of goods sold, outside services were approximately 1% and 4% for the quarters ended December 31, 2004 and 2003, respectively. This reduction was the result of the mix of tests we provided during the quarter ended December 31 2004, which did not require any significant amount of outside services.

For the comparable six-month periods, the most significant decrease in laboratory expense and cost of goods sold was the 96% reduction in outside services to approximately $21,000 from $508,000 for the six-month periods ended December 31, 2004 and 2003, respectively. As a percentage of laboratory expense and costs of goods sold, outside services were approximately 2% and 29% for the six-month periods ended December 31, 2004 and 2003, respectively. This reduction was the result of the mix of tests we provided during the six-month period ended December 31, 2004, which did not require any significant amount of outsourcing.

The second most critical component explaining the decrease in laboratory expense and costs of goods sold for the six-month periods ended December 31, 2004 and 2003 was the 32% reduction in lab supplies to $259,000 from $379,000, respectively. Lab supplies represented approximately 26% and 22% of laboratory expense and cost of goods sold for the six-month periods ended December 31, 2004 and 2003, respectively. The reduction in lab supplies between the comparable quarters is the result of the reduction in revenue, and thus services, between the comparable periods.

Finally, for the comparable six months ended December 31, 2004 and 2003, salaries and related benefits fell 19% to $423,000 from $525,000, respectively. Salaries and related benefits accounted for approximately 42% and 30% of total laboratory expense and cost of goods sold for the six-month periods ended December 31, 2004 and 2003, respectively. On December 31, 2004 we had 20 FTEs in our laboratory services as compared to 20.5 FTEs on December 31, 2003. With approximately the same FTEs, the decrease in salaries and benefits for the comparable six-month periods partially reflects actions to reduce and control employee expenses that we took during fiscal 2004, subsequent to the six-month period ended December 31, 2003.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE:

-----------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS,          THREE MONTHS ENDED                            SIX MONTHS ENDED
ROUNDED TO NEAREST                DECEMBER 31,           $         %           DECEMBER 31,           $          %
THOUSAND                       ------------------      ------    ------     -----------------      ------     ------
                                2004         2003      Change    Change      2004        2003      Change     Change
----------------------------------------------------------------------------------------------------------------------
SELLING, GENERAL AND
ADMINISTRATIVE EXPENSE         $ 612         $ 735      $(123)   (17)%      $1,327      $1,597    $(270)      (17)%
----------------------------------------------------------------------------------------------------------------------
PERCENTAGE OF REVENUES            61%         136%                              92%         56%
----------------------------------------------------------------------------------------------------------------------

Our selling, general and administrative expense consists primarily of compensation for our executive officers, board members and other selling, general and administrative personnel, compensation expense on our stock options, legal and accounting fees, and payments under consulting arrangements, and management fees paid to Saigene (prior to August 31, 2004). Selling, general and administrative expense decreased 17% to approximately $612,000 from $735,000 for the quarters ended December 31, 2004 and 2003, respectively. As a percentage of revenue, selling, general and administrative expenses were 61% and 136%, respectively, for the quarters ended December 31, 2004 and 2003. For the comparative six-month periods ended December 31, 2004 and 2003, selling, general and administrative expense decreased 17% to approximately $1,327,000 from $1,597,000, respectively, and represented approximately 92% and 56%, respectively, as a percentage of revenue.

The reduction in our selling, general and administrative expense for both the comparable quarters and the comparable six-month periods is due in large part to decreased management fees we paid under the terms of our former management agreement with Saigene Corporation. During fiscal 2004, we made several reductions in the amount of the monthly management fee: effective July 1, 2003, reduced to $70,000 from $90,000; effective February 1, 2004, reduced to $40,000 per month; and effective June 15, 2004, reduced to $20,000 per month. Finally, effective August 31, 2004, we terminated the agreement, eliminating further management fees. For the comparable quarters ended December 31, 2004 and 2003, management fees decreased 100% to $0 from $210,000, respectively, and for the comparable six-month periods ended December 31, 2004 and 2003, management fees decreased 90% to approximately $40,000 from $420,000, respectively. Excluding Saigene management fees, selling, general and administrative expenses increased 13% to approximately $612,000 from $525,000 (approximately 61% and 97% as a percentage of revenue) for the quarters ended December 31, 2004 and 2003, respectively, and increased 9% to approximately $1,287,000 from $1,177,000 (approximately 89% and 41% as a percentage of revenue) for the six-month periods ended December 31, 2004 and 2003, respectively.

In both comparable periods, this increase in selling, general and administrative expenses (net of the Saigene management fees) was primarily the result of our legal fees, accounting expenses and printing expenses increasing to $176,000 from $72,000 for the quarters ended December 31, 2004 and 2003, respectively, and increasing to $329,000 from $134,000 for the six-month periods ended December 31, 2004 and 2003, respectively. This increase was primarily a result of work on our two resale registration statements. In addition, in both comparable periods there was an increase in laboratory administration and sales salaries and benefits, increasing 24% for the quarters ended December 31, 2004 and 2003, respectively, to $191,000 from $154,000 and increasing 15% for the six months ended December 31, 2004 and 2003, respectively, to $359,000 from $312,000.

Although selling, general and administrative expenses increased (net of the Saigene management fees), management salaries, consulting fees, commissions, board fees and related benefits and taxes fell 4% to $178,000 from $185,000 between the quarters ended December 31, 2004 and 2003, and fell 23% to $398,000 from $519,000 between the six-month periods ended December 31, 2004 and 2003, respectively. These expenses include certain consulting expense. Under the terms of consulting agreements dated August 28, 2002 with two of our directors, Terry Giles and Paul Kanan, we recorded aggregate consulting expenses of $30,000 in the quarter ended December 31, 2004, and $39,000 in the quarter ended December 31, 2003 (and $66,000 and $78,000 in the six-month periods ended December 31, 2004 and 2003, respectively). The consulting agreement with Mr. Kanan terminated on August 31, 2004, and thus there are no further consulting fees due to him. Overall, board and consulting fees fell 25% to $300,000 from $401,000 between the six-month periods ended December 31, 2004 and 2003, respectively.

The decrease in salaries, commissions, board fees and related benefits is a result of 1) decreased headcount and ongoing salary reductions of 15% to 20% for three management level selling, general and administrative employees, 2) decreased board fees, and 3) decreased commissions as a result of decreased revenues in the comparable year over year quarters. The decrease in board fees between the comparable quarters was primarily because the fees for the six-month period ended December 31, 2003 included a large accrual of $74,000 for past due board compensation. We recently adopted a new board compensation program for fiscal 2005. Commencing with the election of the board of directors at our annual stockholders' meeting on November 10, 2004, each non-employee director is entitled to an annual retainer of $15,000, plus $500 for each board meeting attended by such director during the fiscal year in excess of six meetings. Also any non-employee director serving on the audit committee or the compensation committee is entitled to $250 for each such committee meeting attended during the fiscal year in excess of six meetings for each such committee. Chairs of the Audit and Compensation Committees also receive an annual retainer of $2,500. In addition, effective at the annual stockholders' meeting, the size of the board was decreased from six to four directors, and as a result we currently anticipate that board fees for future quarters of fiscal 2005 will be less than in comparable quarters of fiscal 2004. The actual amount of board fees will depend on whether and when additional directors are added to the board.

Selling, general and administrative expenses also include compensation expense or income resulting from the May 2002 repricing of all outstanding stock options to the then-current market price of $0.06. To adjust these options to fair market value, we recognized expense of $2,529 and income of $55,000 for the quarters ended December 31, 2004 and 2003, respectively. For the comparable six-month periods ended December 31, 2004 and 2003, respectively, we recognized an expense of approximately $283 and income of $46,000. As of December 31, 2004, 7,902 repriced options remained outstanding, and as long as these options remain outstanding we will continue to recognize compensation expense (or income) as appropriate in future periods resulting from the repricing. The amount of compensation expense or income we recognize in the future will fluctuate based on the value of our common stock and the number of options that are outstanding as of each valuation date. (See "Note 11 to Notes to Consolidated Financial Statements" in our Report on Form 10-KSB for the fiscal year ended June 30,
2004).

We also incurred approximately $293,500 in fees and expenses in May 2004 (the fourth quarter of fiscal 2004), related to the 2004 Note, and we are amortizing these fees over the anticipated 36-month life of the 2004 Note. We recognized $39,000 of expense in the quarter ended December 31, 2004 (and $52,000 in expense for the six months then-ended) leaving an unamortized balance of $236,000 at December 31, 2004. This expense included $15,000 that would been recognized during the fiscal year ended June 30, 2004 and the quarter ended September 30, 2004, had we accrued the additional fees due to Source Capital. We began accruing for these fees during the quarter ended December 31, 2004. We had no comparable expense for either of the comparable periods ended December 31, 2003. For future quarters of fiscal 2005, we anticipate recognizing similar expense of $24,500 per quarter, assuming the 36-month term of the 2004 Note.

RESEARCH AND PRODUCT DEVELOPMENT:

-----------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS,          THREE MONTHS ENDED                            SIX MONTHS ENDED
ROUNDED TO NEAREST                DECEMBER 31,           $         %           DECEMBER 31,           $          %
THOUSAND                       ------------------      ------    ------     -----------------      ------     ------
                                2004         2003      Change    Change      2004        2003      Change     Change
----------------------------------------------------------------------------------------------------------------------
RESEARCH AND PRODUCT
DEVELOPMENT                    $37           $39         $(2)    (5)%       $43         $77       $(34)        (44)%
----------------------------------------------------------------------------------------------------------------------
PERCENTAGE OF REVENUES           4%            7%                             3%          3%
----------------------------------------------------------------------------------------------------------------------

Research and product development expenses consist mainly of our expenditures incurred in connection with development of our LIDA and cell viability technology held in our subsidiary PBI Technology.

For the comparable quarters ended December 31, 2004 and 2003, research and product development expenses decreased 5% to approximately $37,000 from $39,000. For the comparable six-month periods ended December 31, 2004 and 2003, research and product development expenses decreased 44% to approximately $43,000 from $77,000. Of these amounts for the periods ended December 31, 2004, $30,000 represented non-cash compensation to Utek Technologies. We engaged Utek as of September 30, 2004. (See "Note 2 to Notes to Condensed Consolidated Financial Statements (Unaudited), Summary of Significant Accounting Policies - Utek Agreement" for further discussion). Since we are accounting for our agreement with Utek in accordance with Financial Accounting Standards Board (FASB) Emerging Issues Task Force Issue (EITF) No. 96-18, we will amortize additional non-cash compensation of $10,000 per month during the balance of the term of the agreement, and will apply this expense to our research and development expenses.

Excluding the amortization related to Utek's non-cash compensation, for the comparable quarters ended December 31, 2004 and 2003, research and product development expenses decreased 82% to approximately $7,000 from $39,000, and decreased 83% to approximately $13,000 from $77,000 for the comparable six-month periods ended December 31, 2004 and 2003. The decrease was primarily due to decreased compensation expense as a result of fewer employees in research and product development for the comparable periods. More specifically, in November 2003, as part of our efforts to reduce expenses, we enrolled our one employee in research and development in the Shared Work Program, and in February 2004, this employee was terminated, eliminating employee compensation expense in this area. The remaining research and development expenses consist primarily of legal fees for patent applications, supplies, and depreciation and amortization.

We anticipate that we will continue to incur research and development expenses related to our technology. However, if we are unable to increase revenues or raise additional funding to continue to fund our existing research and development efforts, we will seek to further reduce our research and development efforts and expenses.

OTHER EXPENSE:

-----------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS,          THREE MONTHS ENDED                            SIX MONTHS ENDED
ROUNDED TO NEAREST                DECEMBER 31,           $         %           DECEMBER 31,           $          %
THOUSAND                       ------------------      ------    ------     -----------------      ------     ------
                                2004         2003      Change    Change      2004        2003      Change     Change
----------------------------------------------------------------------------------------------------------------------
OTHER EXPENSE                  $(136)        $(29)       $(107)   (369)%    $(269)      $(116)    $(153)       (132)%
----------------------------------------------------------------------------------------------------------------------
PERCENTAGE OF REVENUES           (13)%         (5)%                           (19)%        (4)%
----------------------------------------------------------------------------------------------------------------------

Total other expense increased 369% to $136,000 from $29,000 during the quarters ended December 31, 2004 and 2003, respectively, and increased 132% to $269,000 from $116,000 during the six-month periods ended December 31, 2004 and 2003, respectively. A major component of other expense in the quarter and six months ended December 31, 2004 was approximately $142,000 and $277,000, respectively, of interest expense on the Laurus 2004 Note, other notes payable and lease obligations. Of this amount, approximately $44,000 and $84,000 was interest paid on the 2004 Note, for the three- and six-month periods ended December 31, 2004, respectively. In addition, we recorded $72,000 and $139,000 of expense related to the amortization of the intrinsic value of the beneficial conversion feature of the 2004 Note for the three- and six-month periods ended December 31, 2004, respectively. As of December 31, 2004, of the total $1,257,000 of initially recorded discounts on the 2004 Note, we had amortized as interest expense approximately $161,000, as of December 31, 2004. Therefore, as of December 31, 2004, $1,096,000 remained unamortized and will be amortized, using the effective interest method, over the remaining life of the 2004 Note or upon its earlier conversion. (See "Note 8 to Notes to Consolidated Financial Statements" in our Report on Form 10-KSB for the fiscal year ended June 30, 2004). We entered into the financing arrangement with Laurus effective May 28, 2004, so we had no such comparable expenses related to the secured convertible note for the comparable quarter or six -month period ended December 31, 2003.

Other expense in the quarter ended December 31, 2003 included approximately $31,000 of interest expense on notes payable and lease obligations, $16,000 in accrued interest income from a related party (Saigene), and $72,000 in expense resulting from a loss on the receipt of common stock instead of cash in payment of a $200,000 note receivable from Saigene. In the quarter ended December 31, 2004 there was no comparable loss, nor any material interest income.

For the six-month period ended December 31, 2003 , other expense included approximately $61,000 of interest expense on notes payable and lease obligations, $17,000 in accrued interest income from a related party (Saigene), and $72,000 in expense resulting from a loss on the receipt of common stock instead of cash in payment of a $200,000 note receivable from Saigene. In the six-month period ended December 31, 2004 there was no comparable loss, nor any material interest income.

NET LOSS:

-----------------------------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS,          THREE MONTHS ENDED                            SIX MONTHS ENDED
ROUNDED TO NEAREST                DECEMBER 31,           $         %           DECEMBER 31,           $          %
THOUSAND                       ------------------      ------    ------     -----------------      ------     ------
                                2004         2003      Change    Change      2004        2003      Change     Change
----------------------------------------------------------------------------------------------------------------------
NET LOSS                        $(363)       $(711)      $348     49%       $(1,192)    $(692)    $(500)       (72)%
----------------------------------------------------------------------------------------------------------------------
PERCENTAGE OF REVENUES            (36)%       (131)%                            (83)%     (24)%
----------------------------------------------------------------------------------------------------------------------

We had a net loss of approximately $363,000 for the quarter ended December 31, 2004 compared to a net loss of approximately $711,000 for the quarter ended December 31, 2003. This difference between the net losses for the quarters was primarily attributable to our significantly increased revenues in the comparable quarters. The increase in gross margin along with the decrease in selling, general and administrative expenses were offset partially by the increase in other expense discussed above.

We had a net loss of approximately $1,192,000 for the six-month period ended December 31, 2004 compared to a net loss of approximately $692,000 for the six-month period ended December 31, 2003. This difference between the net losses was primarily attributable to our significantly decreased revenues in the comparable six-month periods and the increased interest expense related to the 2004 Note with Laurus. These additional expenses were only partially offset by decreases in laboratory expenses and cost of goods sold and selling, general and administrative expenses, and research and product development expenses discussed above.

RESULTS OF OPERATIONS FOR FISCAL YEARS ENDED JUNE 30, 2004 AND 2003

REVENUES:

                                                        YEARS ENDED
                                                          JUNE 30,                    $               %
Dollars in thousands,                        ----------------------------------------------------------------
rounded to nearest thousand                        2004             2003           Change         Change
-------------------------------------------------------------------------------------------------------------
REVENUES                                           $4,801           $5,765         $(964)          (17)%
-------------------------------------------------------------------------------------------------------------

Our revenues are generated from clinical trials testing services and from diagnostic services. The approximately 17% decrease in fiscal 2004 revenues over fiscal 2003 was primarily attributable to a decrease in the size and number of clinical trials testing services we performed. Except for the March 2004 clinical services contract we entered into and that was substantially completed by June 30, 2004, these decreases reflect the recent significant decreases in revenues and open work orders we have been experiencing. With respect to the March 2004 clinical services contract, we recognized revenues of approximately $1.4 million during fiscal 2004, of which we recognized approximately $1.1 million in the fourth quarter (representing approximately 77% of our total revenues for the quarter).

Our recent quarterly decreases in revenues reflect the fluctuations and reductions in testing and open work orders with our historically two largest customers, Pfizer, Inc. and Procter & Gamble Pharmaceuticals, Inc. Combined revenues from these two customers were a total of approximately $3.6 million (75.4% of our total revenues) for the fiscal year ended June 30, 2004, compared to approximately $4.5 million (78.3% of our total revenues) for the fiscal year ended June 30, 2003. Excluding the $1.4 million we received from the March 2004 clinical services contract we entered into and that was substantially completed by June 30, 2004, the decreases in revenues from these customers year over year is a result of prior work orders having come to completion or the clinical study having ended or being terminated early, without being replaced with new work orders for additional testing services. We have historically been dependent on one or both of these customers for a significant portion of our revenues, and as such a decline in the volume of services performed for these customers has a significant impact on our revenues.

During the fiscal year ended June 30, 2004, revenue generated from clinical trials testing services accounted for approximately 82% of our total revenues. Revenue generated from diagnostic, referral and other services accounted for approximately 18% of our total revenue during the same period. Historically, over 90% of our total revenues have been generated from clinical trials. We expect that clinical trials will continue to account for a significant portion of our revenues in the future.

LABORATORY EXPENSE AND COST OF GOODS SOLD:

                                                        YEARS ENDED
                                                          JUNE 30,                    $               %
Dollars in thousands,                        ----------------------------------------------------------------
rounded to nearest thousand                        2004             2003           Change         Change
-------------------------------------------------------------------------------------------------------------
LABORATORY EXPENSE AND COST OF GOODS SOLD          $2,763           $2,801         $(38)           (1)%

PERCENTAGE OF REVENUES                                 58%              49%
-------------------------------------------------------------------------------------------------------------

Laboratory expense and cost of goods sold consist primarily of payment of salaries and related benefits to employees performing analysis of clinical trial samples, the cost of supplies for analysis of clinical trial samples, payments to subcontractors of laboratory services, and other expenses such as payment of business and occupation taxes. During the fiscal years ended June 30, 2004 and 2003, respectively, salaries and related benefits accounted for approximately 34.6% and 37.7% of total laboratory expense and cost of goods sold, lab supplies were approximately 23.6% and 24.3%, and outside services were approximately 19.8% and 16.8%.

For the comparable fiscal years ended June 30, 2004 and 2003, laboratory expense and cost of goods sold decreased approximately 1%. As a percentage of revenue, laboratory expense and cost of goods sold increased in fiscal 2004 to approximately 58% from approximately 49% in fiscal 2003.

For fiscal years 2004 and 2003, respectively, salaries and related benefits decreased approximately 10% to approximately $955,000 from $1,057,000, lab supplies decreased approximately 4% to approximately $653,000 from $680,000, and outside services increased approximately 16% to approximately $548,000 from $471,000. The decrease in salaries and benefits between the comparable periods was primarily attributable to a decrease in the number of employees in this area. The decrease in the components of lab supplies between the comparable periods was primarily attributable to the decreased supplies needed to support the commensurate decrease in revenues. The 16% increase in outside services resulted from approximately $508,000 we paid for outside services in the first quarter of fiscal 2004 (compared to approximately $64,000 for the same quarter in fiscal 2003), for outsourcing of testing on a third-party proprietary assay. However, for the remaining three quarters of fiscal 2004, fees for outside services totaled approximately $40,000 (compared to approximately $407,000 for the same period in fiscal 2003), reflecting a significant decrease in outsourced services incurred within the scope of earning revenues.

The decrease in salaries and related benefits for fiscal years 2004 and 2003 also partially reflects actions we took during fiscal 2004 to control employee expenses. Through December 31, 2003, as part of our efforts to reduce expenses, with respect to our laboratory operations, quality assurance, client services and information technology employees, we terminated employment of five laboratory employees, had one laboratory employee participate in the salary deferral / reduction program, and enrolled the remaining 18 laboratory employees in the Shared Work Program. Effective mid-March 2004, as we began ramping up to work on the March 2004 clinical services contract, we pulled our employees out of the Shared Work Program, and incurred overtime expense. We also restored the employee information technology employee noted above who had been participating in the salary deferral / reduction program to full salary effective March 16, 2004. From time to time we will continue to evaluate re-entering employees in the Shared Work Program based on the timing and volume of our clinical testing services projects.

RESEARCH AND PRODUCT DEVELOPMENT:

                                                        YEARS ENDED
                                                          JUNE 30,                    $               %
Dollars in thousands,                        ----------------------------------------------------------------
rounded to nearest thousand                        2004             2003           Change         Change
-------------------------------------------------------------------------------------------------------------
RESEARCH AND PRODUCT DEVELOPMENT                   $129             $214           $(85)           (40)%

PERCENTAGE OF REVENUES                                3%               4%
-------------------------------------------------------------------------------------------------------------

Research and development expenses consist mainly of our expenditures incurred in connection with development of our LIDA and cell viability technology that is being transferred into PBI Technology.

For the comparable fiscal years ended June 30, 2004 and 2003, research and product development expenses decreased approximately 40% to approximately $129,000 from $214,000. The decrease was primarily the result of decreased compensation expense as a result of fewer employees in research and product development in the current year period over the comparable prior year period. For the fiscal years ended June 30, 2004 and 2003, the decrease was partially offset by increased patent related legal expenses, including those related to establishing a separate technology subsidiary (PBI Technology, Inc.) to more effectively finance and manage the development of our technology portfolio. Also, in November 2003, as part of our efforts to reduce expenses, we enrolled our one employee in research and development in the Shared Work Program, and in February 2004, this employee was terminated, further reducing our compensation expense in this area.

We anticipate that we will continue to incur research and development expenses related to the technology held by PBI Technology. However, if we are unable to increase revenues or raise additional funding to continue to fund our existing research and development efforts, we will seek to further reduce our research and development efforts and expenses.

IMPAIRMENT OF TECHNOLOGY ASSETS:

                                                        YEARS ENDED
                                                          JUNE 30,                    $               %
Dollars in thousands,                        ----------------------------------------------------------------
rounded to nearest thousand                        2004             2003           Change         Change
-------------------------------------------------------------------------------------------------------------
IMPAIRMENT OF TECHNOLOGY ASSETS                    $477             $0             $477            100%

PERCENTAGE OF REVENUES                               10%             0%
-------------------------------------------------------------------------------------------------------------

As of June 30, 2004, we re-assessed impairment issues on our technology assets and we concluded that the recorded value of those assets should be written off. We considered our ability to recover the value of those assets from undiscounted cash flows of the related operations. In particular, factors we considered included: reductions in our workforce, generally as well as in research and development, in the second and third quarters of fiscal 2004 (which was then considered to be temporary, but which has since become more extended); our inability to secure a licensing or other partnership arrangement for the intangible assets; and our inability to obtain financing specifically for further development of the technology assets. While we have obtained equity and debt funding for our general operations through the Laurus debt financing in May 2004 and our private placement in March 2004, and while we intend to continue to pursue development efforts, partnership, licensing or other means to realize the value of our intangible assets, we believe that current conditions have changed such that the value of these assets are now less likely to be recovered in the near term, and should be written off. Accordingly, as of June 30, 2004, we wrote off the entire balance of $476,874 of technology assets as an operating expense, "Impairment of technology assets" (in accordance with SFAS 144- "ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS"). (See "Note 2 to Notes to Consolidated Financial Statements" - Summary of Significant Accounting Policies - Technology Assets ). We had no comparable write-off or expense in fiscal 2003.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE:

                                                        YEARS ENDED
                                                          JUNE 30,                    $               %
Dollars in thousands,                        ----------------------------------------------------------------
rounded to nearest thousand                        2004             2003           Change         Change
-------------------------------------------------------------------------------------------------------------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE        $3,150           $3,837         $(687)          (18)%

PERCENTAGE OF REVENUES                                 66%              67%
-------------------------------------------------------------------------------------------------------------

Our selling, general and administrative expense consists primarily of compensation for our executive officers, board members and other selling, general and administrative personnel, management fees paid to Saigene, compensation income (expense) on our stock options, legal and accounting fees, and payments under consulting arrangements.

For the comparable years ended June 30, 2004 and 2003, respectively, selling, general and administrative expense decreased approximately 18% to approximately $3,150,000 from $3,837,000. As a percentage of revenue, selling, general and administrative expenses were approximately 66% and 67%, respectively, for the comparable fiscal years ended June 30, 2004 and 2003.

The reduction in our selling, general and administrative expenses for the comparable periods is due in large part to decreased management fees we paid to Saigene under the terms of the amended and restated management agreement. This reflects the reduction in monthly management fees, effective July 1, 2003, to $70,000 from $90,000 and the further reductions of the management fees to $40,000 per month from $70,000 per month effective February 1, 2004, and to $20,000 per month from $40,000 per month, effective June 15, 2004. Subsequent to the end of fiscal 2004, we terminated the management agreement effective August 31, 2004, thereby eliminating further monthly management fees payable to Saigene after that date. For the comparable fiscal years ended June 30, 2004 and 2003, respectively, management fees decreased 46% to approximately $680,000 from $1,255,000.

Excluding Saigene management fees, selling, general and administrative expenses were approximately $2,470,000 and $2,582,000 (approximately 51% and 45% as a percentage of revenue), respectively, for the comparable fiscal years ended June 30, 2004 and 2003.

For the fiscal year ended June 30, 2004, our compensation costs consisted primarily of salaries and wages, whereas in fiscal 2003, we also incurred certain contract labor costs and relocation expenses. Contract labor costs in fiscal 2003 consisted of approximately $74,000 for services provided by our current Chief Executive Officer under a management agreement with Saigene before he became our employee, and for contract accounting and contract chief financial officer services. In fiscal 2003 we hired our Chief Executive Officer and a Chief Financial Officer, resulting in decreased needs for contract labor services. Also, in fiscal 2003, we incurred recruiting and relocation expenses of approximately $115,000 relating to our Chief Medical Officer and a Business Development Representative, where we had no comparable expenses in fiscal 2004. Related to the decrease in contract labor services, we recognized increased salaries and benefits of approximately $190,000 in fiscal 2004 over fiscal 2003. The increase in salaries and wages was due primarily to the hiring of our Chief Executive Officer, Chief Financial Officer and a business development representative during fiscal 2003. These compensation increases were partially offset by actions we took during fiscal 2004 to control employee expenses, including salary reductions of 15% to 20% implemented for certain personnel beginning February 1, 2004, enrolling one administrative employee in the State of Washington's "Shared Work Program," having one hourly employee agree to reduce her hours worked and terminating employment of two administrative employees. Effective mid-March 2004, as we began ramping up to work on our large clinical services contract, we pulled our employees out of the Shared Work Program and we restored three of the selling, general and administrative employees who had been participating in the salary deferral / reduction program to full salary effective March 16, 2004. Subsequent to the end of fiscal 2004, we reinstated to near full salary our Chief Executive Officer beginning July 1, 2004 and one other selling, general and administrative manager became a part time employee effective September 1, 2004, leaving salary reductions continuing for three management level employees. From time to time we will continue to evaluate re-entering employees in the Shared Work Program and additional salary deferrals / reductions based on the timing and volume of our clinical testing services projects.

Selling, general and administrative expenses for the fiscal year ended June 30, 2004 included approximately $149,000 in Board of Director compensation, compared to approximately $60,000 in fiscal 2003. In addition, under the terms of consulting agreements dated August 28, 2002 with two of our directors, Terry Giles and Paul Kanan, we recorded aggregate consulting expenses of $156,000 and $130,000, respectively, in the comparable fiscal years ended June 30, 2004 and 2003.

Selling, general and administrative expenses also include compensation income (expense) resulting from the May 2002 repricing of all outstanding stock options to the then-current market price of $0.06. For the comparable fiscal years ended June 30, 2004 and 2003, respectively, we recognized approximately $35,000 in income and $129,000 in expense. As of June 30, 2004, 11,139 repriced options remained outstanding. In the future, the amount of compensation expense (income) we recognize will fluctuate based on the value of our common stock and the number of options that are outstanding as of each valuation date. (See "Note 11 to Notes to Consolidated Financial Statements").

Further changes in our selling, general and administrative expenses include an increase in legal and accounting expenses of approximately $26,000 between the respective fiscal years ended June 30, 2004 and 2003 to $374,000 from $348,000. Legal and accounting expenses for fiscal 2004 include costs associated with our private placement financing in March 2004, our secured convertible debt financing effective May 2004, and preparation and filing of our two resale registration statements filed in the third and fourth quarters of fiscal 2004, as well as costs associated with being a public company. We also incurred approximately $193,500 in fees and expenses in the fourth quarter of fiscal 2004, related to the secured convertible note financing with Laurus, and we are amortizing these fees over the anticipated 36-month life of the note, resulting in approximately $5,375 of expense recognized in June 2004. For fiscal 2003, legal and accounting expenses included fees incurred in connection with the Saigene purchase transaction in August 2002. For fiscal 2005, we expect to continue to amortize these expenses at the rate of $5,375 per month, or $16,125 per quarter.

OTHER INCOME (EXPENSE):

                                                        YEARS ENDED
                                                          JUNE 30,                    $               %
Dollars in thousands,                        ----------------------------------------------------------------
rounded to nearest thousand                        2004             2003           Change         Change
-------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE)                             $(166)           $2,545         $(2,711)        (107)%

PERCENTAGE OF REVENUES                                (3)%              44%
-------------------------------------------------------------------------------------------------------------

We had approximately $166,000 in other expense in fiscal 2004, compared to $2,545,000 in other income in fiscal 2003. The fiscal 2003 other income was primarily due to our reversing a prior reserve and removing the prior $2,244,040 contingent liability relating to 3M from the balance sheet. (See "- Liquidity and Capital Resources - Reversal of Technology License Payable in Fiscal 2003" and "Note 13 to Notes to Consolidated Financial Statements.") For fiscal 2004, our net "other expense" included approximately $42,000 in Washington state sales and business and occupation tax refunds from a review of past years tax remittances, approximately $155,000 of interest expense on notes payable and lease obligations (net of interest income), and approximately $72,000 from a loss on the receipt of common stock instead of cash in payment of a $200,000 note receivable and approximately $16,000 in accrued interest income from a related party (Saigene) (see "Note 14 to Notes to Consolidated Financial Statements").

In fiscal 2003, in addition to the reversal of the $2,244,040 contingent liability referred to above, our net "other income" included one-time gains on the restructuring of certain outstanding debt of approximately $169,000, approximately $(118,000) in net interest expense, and approximately $21,000 of rent and fees paid to us by Saigene. In addition, primarily during the third quarter of fiscal 2003, we reassessed all of our existing liabilities and wrote off some of our old accounts payable and an old lease obligation, resulting in a one-time gain associated with the write-off in the amount of approximately $228,000.

NET EARNINGS (LOSS):

                                                        YEARS ENDED
                                                          JUNE 30,                    $               %
Dollars in thousands,                        ----------------------------------------------------------------
rounded to nearest thousand                        2004             2003           Change         Change
-------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                $(1,884)         $1,457         $(3,341)        (229)%
-------------------------------------------------------------------------------------------------------------

We had a net loss of approximately $1,884,000 in fiscal 2004, reflective of our significant decrease in revenues during fiscal 2004, compared to net earnings of approximately $1,457,000 in fiscal 2003. The change in net earnings (loss) from fiscal 2003 to fiscal 2004 was significantly as a result of our action in fiscal 2003 to reverse the prior reserve and remove the $2,244,040 contingent liability relating to 3M from the balance sheet. (See "- Liquidity and Capital Resources - Reversal of Technology License Payable in Fiscal 2003" and "Note 13 to Notes to Consolidated Financial Statements.")

Excluding the reversal of the contingent liability of $2,244,040, in fiscal 2003 we had a pro forma net loss of approximately $787,000, compared to our net loss of approximately $1,884,000 in fiscal 2004, representing an approximately $1,097,000 or 139% increase in net loss over fiscal 2003.

Excluding the reversal of the contingent liability of $2,244,040, the increase in our net loss is primarily attributable to our significantly decreased revenues in the year over year periods, partially offset by improvements in laboratory expenses and cost of sales, and selling, general and administrative expenses, and research and product development expenses discussed above, and, also impacted by the change in other income (expense) discussed above.

LIQUIDITY AND CAPITAL RESOURCES:

We had significant net operating losses for the six-month period ended December 31, 2004 and the fiscal year ended June 30, 2004. Revenues for the six-month period ended December 31, 2004 and our fiscal year ended June 30, 2004 were significantly lower than those in the comparable prior fiscal year periods, although we saw improvements in revenues during the second quarter of the current 2005 fiscal year. Unless revenues increase, we will likely continue to experience significant losses and our cash and working capital positions will be adversely impacted. Our operations historically have been funded through revenues generated from operations and from the sale and issuance of our common stock, preferred stock and debt.

At December 31, 2004, our cash and cash equivalents were approximately $1,435,000, compared to approximately $2,941,000 at June 30, 2004. The decrease in our cash and equivalents is primarily attributable to our net operating loss. To a lesser degree the net decrease in our cash and cash equivalents is the result of 1) certain payments made on our notes payable 2) our initial payment on our annual D&O insurance policy (the future obligations are reflected on the balance sheet as prepaid expenses and accrued liabilities), 3) other prepaid expenses, and 4) payments we made on our accounts payable. In addition, in connection with termination of the management agreement with Saigene, effective July 1, 2004 we purchased from Saigene certain computer equipment and other furniture and equipment that Saigene used in our laboratory, for approximately $15,000 cash and a payable of $59,000 (as described in more detail below). We have no off-balance sheet financing arrangements. As of December 31, 2004, we also had restricted cash of approximately $71,000 which represents a security deposit in connection with our office lease in Seattle, Washington that expires in July 2007. We are obligated to maintain the restricted cash security deposit through the term of the lease.

At December 31, 2004, we had approximately $823,000 in accounts receivable, compared to approximately $367,000 as of June 30, 2004, reflecting the timing of revenues billed and collected. We generally have a high collectibility rate on our accounts receivable, and our allowance for doubtful accounts is only $22,100 which we believe is reasonable based on our past experience. Our accounts receivable generally reflect our billings, and may include one or several individually large customer receivables from time to time. For example, as of June 30, 2004, approximately 41% of our receivables balance of approximately $367,000 was from one clinical service contract, which was subsequently paid in full in the quarter ended September 30, 2004. We had no such single receivable that represented a significant portion of our accounts receivable balance as of December 31, 2004.

Additionally, given the significant decrease in our revenues for the six-month period ended December 31, 2004 as compared to the six-month period ended December 31, 2003, accounts receivable represented a proportionately larger percentage of revenues in the current quarter at approximately 57% compared to 15% as of December 31, 2003.

Total liabilities recorded on our balance sheet as of December 31, 2004 were approximately $3,778,000 compared to approximately $3,519,000 as of June 30, 2004. The slight increase in liabilities was the result of an increase in customer advances, an increase in the booked value of our 2004 Note as the beneficial discount is amortized, and an increase in accrued liabilities, offsetting our payments against accounts payable and certain notes payable. A significant component of our liabilities are represented by the 2004 Note with Laurus (See "BUSINESS -- Laurus Debt Investment" in our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004), and, to a lesser degree, our prior borrowings in fiscal 2004 under our $250,000 credit facility with Franklin Funding. As required by U.S. generally accepted accounting principles, the liability we recorded for the 2004 Note reflected a discount from the face value of the note by approximately $1,096,000, related to the valuation of the beneficial conversion feature and the warrants. During the six-month period ended December 31, 2004, Laurus converted $37,100 of the principal amount due and as of December 31, 2004 the remaining principal balance on the 2004 Note was $2,462,900. Accordingly, if the discount to face value is disregarded, our total liabilities as of December 31, 2004 and June 30, 2004, respectively, would be approximately $4,874,000 and $4,755,000.

Included in liabilities at December 31, 2004 was an obligation of approximately $59,000 payable to Saigene from our purchase of certain computer equipment and other furniture and equipment from Saigene in July 2004. We also entered into an office sharing agreement for Saigene to use some of our office space. For each month of that office-sharing agreement, our $59,000 payable to Saigene will be reduced at a (non-cash) rate of $1,540 per month. At December 31, 2004 our obligation to Saigene was approximately $52,000.

At December 31, 2004, we had working capital of approximately $224,000, compared to working capital of approximately $1,415,000 at June 30, 2004. The approximately $1,191,000 decrease in working capital is attributable to several changes in the components of working capital. Changes providing favorable impact include increases in accounts receivable, prepaid expenses, deferred financing costs related to the 2004 Note, property and equipment, along with decreases in accounts payable, and, except for additional borrowings of (and the additional long-term portions, net of discounts, payable on) $2.5 million under our 2004 Note and $250,000 under our loan and security agreement with Franklin Funding, decreases in our current and long term notes payable and lease obligations. Changes negatively impacting our working capital since June 30, 2004 include decreases in our cash, along with increases in our advances from customers, accrued liabilities, and the long-term portion of our 2004 Note and $250,000 under our loan and security agreement with Franklin Funding. In addition, our working capital position at December 31, 2004 and June 30, 2004, respectively, gives effect to approximately $363,000 and $304,000 of discounts recorded on the current portion of our 2004 Note, as required by U.S. generally accepted accounting principles. If this discount were disregarded, we would have a working capital deficit of approximately $140,000 and working capital surplus of $1,111,000, respectively, at December 31, 2004 and June 30, 2004.

Net cash used in operating activities was approximately $1,181,000 for the six-month period ended December 31, 2004, primarily to fund our net loss and changes in our working capital. For the six-month period ended December 31, 2004, net cash used in operations included the effect of approximately $77,000 in depreciation and amortization, approximately $139,000 of amortization related to the 2004 Note and $283 in income recognized in accordance with accounting for stock options under variable pricing rules as it relates to our May 2002 repricing of stock options. Our investing activities used approximately $105,000 for the six-month period ended December 31, 2004 primarily for the purchase of capital equipment from Saigene discussed above. Cash flows used in financing activities included approximately $221,000 in payments on notes payable, notes payable to related parties, and payments on capital lease obligations.

As described above, although we experienced a significant increase in revenues for the quarter ended December 31, 2004, we incurred significant net losses. Except for the proceeds from our 2004 Note with Laurus, we have realized a degradation of our cash and working capital position from operations, throughout fiscal 2004 that has continued through the first six months of fiscal 2005. We expect these trends will continue during fiscal 2005, although possibly at a lower rate. In an effort to become more competitive and to increase our revenues, we are currently actively increasing our business development activities, and planning to make additional investments in our technology infrastructure, operations and other areas of our business. These efforts will use significant amounts of time, effort and funding. Our efforts to control expenses, generate revenue and raise sufficient capital may not be successful. With the prior cash infusions from the Laurus debt investment in May 2004 (See "BUSINESS -- Laurus Debt Investment" below) and our private placement in March 2004, and the recent additional Laurus debt investment in January 2005 and six-month principal payment deferral on the 2004 Note (see "Note 6 to Notes to Condensed Consolidated Financial Statements - Subsequent Events" and "BUSINESS -- Laurus Debt Investment"), we expect that our current cash, current assets and any cash flows from operations will be sufficient to fund operations through February 1, 2006. However, any further decreases in revenue would adversely affect our financial condition, and we may need to seek additional capital during fiscal 2005 or 2006. We may not be able to raise sufficient financing, whether debt or equity. We have no additional amounts available to us under our Franklin Funding credit facility, and we do not have any other credit facility in place. In addition, based on the terms of the Laurus debt financings, raising additional capital may be difficult or highly dilutive to existing stockholders.

Management continues to contemplate alternatives to enable us to fund continuing operations, including loans from management or employees, salary deferrals and reductions and other cost cutting mechanisms, and raising additional capital by private placements of equity or debt securities or through the establishment of other funding facilities. In addition, we are exploring strategic alternatives, which may include a merger, asset sale, joint venture or another comparable transaction. None of these potential alternatives may be available to us, or may only be available on unfavorable terms. If we are unable to obtain sufficient cash to continue to fund operations or if we are unable to locate a strategic partner, we may be forced to seek protection from creditors under the bankruptcy laws or cease operations. Any inability to obtain additional cash as needed could have a material adverse effect on our financial position, results of operations and our ability to continue in existence. Our auditors added an explanatory paragraph to their opinion on our fiscal 2004 financial statements stating that there was substantial doubt about our ability to continue as a going concern.

         REVERSAL OF TECHNOLOGY LICENSE PAYABLE IN FISCAL 2003

         In December 1997, we entered into an exclusive license agreement and supply agreement with Sudormed, Inc. The technology licensed from Sudormed was the basis for our development of our sweat and saliva products. Due to a lack of funding and the failure to obtain FDA approval for the products, all development efforts relating to the products were suspended in August 1998. The license agreement required us to make a $1.6 million license payment in December 1998, which was subsequently extended to March 1999. In May 1999, Sudormed terminated the license agreement and the supply agreement due to our failure to make the $1.6 million license payment.

         The Minnesota Mining and Manufacturing Company ("3M") manufactured certain of the products that Sudormed supplied to us pursuant to the supply agreement. As described above, Sudormed terminated both the license agreement and the supply agreement in May 1999 due to our failure to make required payments. 3M subsequently foreclosed upon certain assets of Sudormed and became a party in possession of secured property of Sudormed. In May 2000, 3M notified us that, in its capacity as a secured party in possession of the Sudormed assets, it demanded payment in full of the $1.6 million plus accrued interest and fees due under the Sudormed license agreement. We dispute 3M's demand, and will vigorously defend any action that 3M may bring. We have not had any correspondence or communication with 3M since 2000, and to our knowledge no action has been filed.

         During fiscal 2003, we reassessed our potential liability to 3M. We believe based on advice from legal counsel that any claims by 3M under the license agreement are now barred by the applicable statute of limitations (having expired in the third and fourth quarters of fiscal 2003), and accordingly that the likelihood of liability to 3M is remote. We previously reserved on our balance sheet a contingent liability in the amount of $2,240,040, representing the full potential amount owing under the technology license plus accrued interest and fees. At June 30, 2003, we reversed the reserve and removed the contingent liability from the balance sheet.

                                    BUSINESS

GENERAL

We provide specialty central laboratory services to support pharmaceutical and diagnostic manufacturers in the conduct of human clinical research, for use in their drug discovery and development efforts. Our clients include a number of the world's largest multi-national pharmaceutical, biotechnology and diagnostic companies. Our well-recognized specialty areas include cardiovascular disease (dyslipidemia, atherosclerosis, and coronary heart disease), diabetes (and obesity), and bone and joint diseases (osteoporosis and arthritis). Coupled with our specialty testing, we also have central laboratory capability and provide full-service central laboratory support for multi-center clinical trials, including routine safety lab tests (general chemistry, hematology, and urinalysis). Our company is a Delaware corporation, incorporated in May 1996, and we conduct our operations primarily through our wholly-owned subsidiary, Pacific Biometrics, Inc., a Washington corporation.

BUSINESS STRATEGY

Specialty reference and central laboratory services companies like ours typically derive substantially all of their revenue from the research, development and marketing expenditures of the pharmaceutical and biotechnology industries. Participants in the pharmaceutical and biotechnology industries typically outsource a significant quantity of these services to both central labs and specialty reference labs. In addition, central laboratories outsource to specialty reference labs some of the specialty testing where the central laboratory lacks expertise. We believe that such outsourcing will continue and may increase in the future because of many factors, including continuing pressures on the pharmaceutical and biotechnology industries to contain costs, limitations on pharmaceutical companies' internal capacity, a need for faster development time for new drugs, research in multiple countries simultaneously, stringent government regulation, and expertise that pharmaceutical companies or central labs may lack internally. We believe the investment and amount of time required to develop new drugs has been increasing, and that these trends create opportunities for companies like ours to provide our expertise and services to help reduce the time in the drug development process and make the process of drug development more efficient.

Our strategy is to meet the needs for outsourcing, by pharmaceutical and biotechnology companies and other central laboratories, and to assist in enhancing the drug development process by developing and delivering innovative services that apply science and technology to provide high quality service within our areas of specialty.

Our primary business strategy is to continue our focus on providing high quality specialty central laboratory services in our core areas, including cardiovascular disease and bone and joint diseases. In addition, we also intend to pursue other strategies identified below to further our business. However, because of the significant expense associated with some of these strategies, we may not pursue some of these strategies unless our revenues increase significantly or we are able to raise equity or debt financing to adequately fund these strategies. There can be no assurance that we will pursue any or all of the strategies below or if pursued, that any of such strategies will be successful.

INCREASE SPECIALTY AREAS

         In addition to our core specialties of cardiovascular disease and bone and joint diseases, our goal is to further expand our specialty laboratory expertise within our other existing specialty areas (including diabetes, obesity, metabolic syndrome, and osteoarthritis), as well as to develop new fields where we can provide our laboratory services (including rheumatoid arthritis and immunogenicity testing for biologic drugs).

         Further, to strengthen our specialty central lab services, in August 2002, we acquired certain DNA-based proprietary technologies, processes and equipment. See "- Technologies and Products - Saigene Technologies" and "- Saigene Investment Transaction" below. This novel intellectual property (patented and patent-pending) includes a proprietary isothermal DNA amplification method ("LIDA") and a genetic method for distinguishing live from dead cells ("Cell Viability"). We have transferred these assets into our wholly owned subsidiary, PBI Technology, Inc. We intend to further develop and leverage these technologies to enhance our specialty laboratory activities in the area of pharmacogenetic testing and offer attractive prospects for licenses to companies interested in IN VITRO diagnostics, biothreat, food safety testing and other applications. See also "MANAGEMENT'S DISCUSSION

AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Impairment of Technology Assets."

DIVERSIFY CUSTOMER BASE

         Another of our goals is to diversify our customer base. Historically, our two largest customers have been Pfizer, Inc. and Procter & Gamble Pharmaceuticals, Inc. During fiscal years 2004, 2003 and 2002, Pfizer represented approximately 36%, 76% and 63%, respectively, of our total revenues. In May 2003, we entered into a master contractor service agreement with Procter & Gamble Pharmaceuticals and started performing services on work orders submitted under that agreement, and for fiscal 2004, Procter & Gamble Pharmaceuticals represented approximately 40% of our total revenues. We currently have no significant work orders with either of these two customers and, accordingly, we expect revenues from both of these customers to decrease in fiscal 2005, both on an absolute and a percentage basis. Because our revenue has been concentrated in these one or two large customers, we can be materially adversely impacted by any delays in undertaking clinical studies or submitting samples for testing services, any early termination or reductions in work orders or clinical studies, or any decreases in the volume or timing of new work orders. This was evidenced by the results for the quarter ended December 31, 2003, in which our total revenue from these two customers decreased to approximately $40,000, representing only 7% of our revenues. We are actively pursuing business development and marketing activities to broaden our customer and revenue base.

CREATE GLOBAL CENTRAL LABORATORY

         We believe that in the central laboratory services business it is important to provide a broad range of drug research and development services globally. Through partnering with a major central laboratory, we believe that we can compete with central laboratories that have offices, monitoring sites and laboratories in many countries around the globe. We have commenced and expect to continue discussions with several major central laboratory services companies about potential partnering relationships.

ACQUISITIONS AND STRATEGIC RELATIONSHIPS

         Our customers and our competitors have experienced significant consolidation over the last several years and we expect that trend to continue. The uncertainty caused by the consolidation trend may result in other companies in the industry seeking to form strategic relationships or joint ventures or to be acquired in order to stay competitive. This may make it possible for us to make strategic acquisitions that are complementary to our existing services and that expand our ability to serve our clients. We are also exploring other strategic alternatives for our business and operations, which may include joint ventures, co-marketing relationships, or other strategic relationships. Additionally, we will evaluate, as appropriate, any potential business combinations involving our company as a whole, or involving a portion of our assets. On November 19, 2004 we announced that we had established a non-exclusive co-marketing arrangement with Quintile Transnational.

INFORMATION TECHNOLOGY

         We intend to focus future capital expenditures and investments in carefully selected hardware and software products, information technology systems and networks. During fiscal 2005, we intend to invest in our information technology systems. We believe capital improvements in these areas are important to meet the changing demands of drug development by improving and facilitating our data reporting and storage capabilities and our communications with clients.

SERVICES

SPECIALTY REFERENCE LABORATORY SERVICES

         Our specialty reference laboratory in Seattle, Washington has established itself as a technical leader due to our strong expertise in certain core areas. Our three general areas of expertise include

         o cardiovascular disease (dyslipidemia, atherosclerosis, and coronary heart disease),

         o    diabetes (and obesity), and
         o    bone and joint diseases (osteoporosis and arthritis).

Management believes that among prospective new drugs, these areas of expertise represent three of the top ten areas of focus by the pharmaceutical industry.

         With respect to cardiovascular disease, we are one of the leaders in lipid services for clinical drug development in the U.S. Our expertise is concentrated on the measurement of cardiovascular disease markers, especially cholesterol and lipoproteins, including HDL, LDL and, HDL and LDL subfractions, remnant cholesterol, apolipoproteins, Lp, and lipoprotein fraction compositions. Furthermore, the Pacific Biometrics Research Foundation, a non-profit organization affiliated with us, is one of only three U.S. standardization centers in the National Clinical Reference Method Laboratory Network sponsored by the Centers for Disease Control and the National Heart Blood & Lung Institute. There are only ten such laboratories worldwide.

         We are enhancing our activities in the area of diabetes and related disorders, notably obesity and metabolic syndrome. Metabolic syndrome is a collection of abnormalities that include central obesity, dyslipidemia (low HDL cholesterol and high triglycerides), insulin resistance, pre-diabetes, and pre-hypertension. In the U.S. the prevalence of metabolic syndrome is estimated at 47 million individuals (Heart Disease and Stroke Statistics - 2003 Update, American Heart Association). People with metabolic syndrome are at increased risk for cardiovascular disease and associated morbidity and mortality and as a result this population is coming under increased scrutiny for pharmacological intervention. Because of our established strengths in testing for lipids, cardiovascular risk and diabetes, we believe we are well-positioned to take advantage of this emerging area of pharmaceutical drug development. Moreover, we are expanding our test menu in areas related to diabetes and metabolic syndrome, notably in markers of inflammation, such as hsCRP, IL-6, TNF-(alpha), sCD40L and Lp-PLA2.

         As it relates to bone and joint diseases, we are active in promoting the standardization of bone metabolism biomarkers, and are involved in technologies for monitoring treatment response in diseases such as osteoporosis. We have used our bone biomarker assays in osteoporosis to manage the first proficiency-testing programs for bone-resorption markers. We developed our expertise in osteoporosis laboratory assessments through our work with diagnostic manufacturers of assays for bone markers such as Ostex International, Inc. (now Wampole Laboratories) and Metra Biosystems, Inc., in addition to pharmaceutical manufacturers of drugs that prevent bone loss such as Merck & Co., Inc. and The Procter & Gamble Company. In the areas of bone metabolism and women's health, we also specialize in the measurement of hormones including pyridinolines, various C- and N- terminal telopeptides, procollagens, osteocalcin and bone-specific alkaline phosphatase.

         In addition, in November 2003, we entered into an agreement with Nordic Bioscience Diagnostics A/S under which our laboratory has been named the exclusive testing site in North America for Nordic's proprietary arthritis marker CartiLaps(R) ELISA. This test was developed and produced by Nordic to detect fragments of type II collagen in urine. Type II collagen is the major structural component of joint cartilage, and degradation of type II collagen is a critical step in the progression of both rheumatoid arthritis and osteoarthritis. We have added this test as part of our services to pharmaceutical and biotech companies in support of clinical research in arthritis, as a means to detect and monitor rheumatoid arthritis and osteoarthritis disease progression and therapeutic effectiveness. On June 29, 2004, we were notified by Nordic that our agreement with them will be amended effective September 25, 2004 to be non-exclusive, and that should there be no additional increases in the level of the CartiLaps(R) ELISA business generated by us by September 25, 2004, it is their intention to take subsequent steps to terminate the agreement in its entirety. Subsequent to September 25, 2004, Nordic has not taken any action to terminate the agreement and we have continued to purchase kits from Nordic and to provide this test as part of our services. We continue to engage in discussions with Nordic about our on-going relationship.

         Further, to strengthen our specialty central laboratory services, in August 2002 we acquired certain DNA-based proprietary technologies, processes, and equipment. See "Technologies and Products - Saigene Technologies" and "Saigene Investment Transaction" below. This novel intellectual property (patented and patent-pending) includes a proprietary isothermal DNA amplification method (LIDA) and a genetic method for distinguishing live from dead cells. We have transferred these assets into our wholly owned subsidiary, PBI Technology, Inc. We intend to further develop and leverage these technologies to enhance our specialty laboratory activities in the area of pharmacogenetic testing and offer attractive prospects for licenses to companies interested in IN VITRO diagnostics, biothreat, food safety testing and other applications.

         In connection with these stated areas of expertise, we offer a variety of services through our specialty reference laboratory, including

         o    clinical testing services,
         o    development of laboratory reference methods,
         o    development of clinical trial protocols, and
         o    contract research and development.

Our involvement with clients frequently begins at the protocol design stage. Clinical trial support includes coordinating the receipt of specimens from investigative sites, processing the samples and reporting the consolidated data to study sites and sponsors. The extensive knowledge we have in test development and our close collaboration with diagnostic manufacturers frequently allow us to offer novel tests to our clinical-research clients before such tests are commercially available.

CENTRAL LABORATORY SERVICES

         Coupled with our expertise in specialty testing, we also have central laboratory capability and provide full-service central laboratory support for multi-center clinical trials, including routine safety lab tests (general chemistry, hematology and urinalysis). Our operations support clinical trials by producing study-specific supplies, coordinating the receipt of specimens from clinical sites, processing the samples, generating test databases, and reporting data to sites and sponsors.

         We generally provide central laboratory services in support of Phase I and Phase II FDA clinical trials. These trials are typically smaller and more geographically focused than Phase III trials.

         Through partnering with another major central laboratory, we intend to compete with other central laboratories that have offices, monitoring sites and laboratories in countries around the globe, both for Phase I and Phase II trials, as well as Phase III trials. We have commenced and expect to continue discussions with several major central laboratory services companies about potential partnering relationships. We may not be able to successfully complete any such partnering relationship or that such a relationship will successfully generate revenue.

TECHNOLOGIES AND PRODUCTS

During fiscal 2004, we formed a new wholly owned subsidiary, PBI Technology, Inc., for the purpose of holding, developing and seeking commercialization of certain of our technologies and intellectual property portfolio, including our isothermal DNA amplification method (LIDA), our Cell Viability technology, and Saliva Sac(R). These technologies are described in more detail below.

SAIGENE TECHNOLOGIES

         In August 2002, we acquired certain technology from Saigene Corporation, including certain DNA-based proprietary technologies, processes and equipment. (See "Saigene Investment Transaction" below and "Note 14 to the Notes to Consolidated Financial Statements" for the year ended June 30, 2004, included in this prospectus.") This novel intellectual property (patented and patent-pending) includes a proprietary isothermal DNA amplification method
(LIDA) and a genetic method for distinguishing live from dead cells.

         Since August 2002, we have been engaged in further research and development efforts with regard to these acquired technologies, and we recently were issued two patents on these technologies by the U.S. Patent and Trademark Office. On January 28, 2003, we were issued U.S. Patent No. 6,511,804, entitled "A Selective Assay for Determining the Identity of Live Microorganisms in a Mixed Culture." This patent encompasses a technology for discriminating live cells from dead cells and may have potential application towards pathogen detection and testing for drug-resistant microorganisms. We are currently developing a test that can distinguish drug-susceptible from drug-resistant MYCOBACTERIUM TUBERCULOSIS, the causative agent of tuberculosis infections in humans. This new test would reduce the diagnostic time for a drug-resistant tuberculosis infection from three weeks to only two days.

         In addition, on March 21, 2003, we were issued U.S. Patent No. 6,531,300 entitled "Target Amplification of Nucleic Acid with Mutant RNA Polymerase." This patent encompasses a technology that provides a method to amplify genetic material and may play a strategic role in our development of proprietary molecular technologies.

         Management believes that the acquisition of these technology assets and associated intellectual property from Saigene may provide potential future value to our company and our business to the extent the technologies can be successfully developed and exploited. As of June 30, 2004, these technology assets still require additional development prior to commercialization and their future value, as well as timing of their ongoing development, is dependent upon additional capital being available to fund continuing research and development. We expect to need additional capital to fund continuing research and development efforts related to these technologies, and there are no assurances that such funds will be available to us. In fact, Saigene has informed us that in order to develop and commercialize these technologies, we will likely require in the near term a capital infusion in excess of $5 million. Moreover, management believes that a minimum additional $15 million would be required to achieve regulatory approval and commercialization of these technologies and the technologies that may be acquired under the option agreement. We intend to seek suitable financing to continue research and development efforts, commence the regulatory approval process and commercialization of the technologies, but we may not be able to obtain such financing, on favorable terms or at all.

         While we intend to continue to pursue development efforts, partnership, licensing or other means to realize the value of these intangible assets, current conditions led us to believe that the value of these assets may not be recoverable over their remaining useful lives, and thus should be written off. Accordingly, we have written off the entire balance ($476,874) of technology assets as of June 30, 2004. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Impairment of Technology Assets" above.

         As such, although we believe these technologies are valuable assets, we may not be able to successfully develop these technologies and they may not generate revenue. In addition, even if we are ultimately successful in developing products from these technologies, those products would likely be subject to regulatory approval, and could always be the subject of litigation or other claims from competitors or others with respect to such products or the patents and methodologies upon which they are based.

OTHER TECHNOLOGIES

         During the 1990's, we developed an intellectual property position in sweat and saliva collection technologies. In 1998, due to lack of funding and our failure to obtain FDA approval for resultant products, we suspended all further development efforts relating to these technologies and products. We subsequently wrote off the value of these assets on our balance sheet in 1999. We believe there may be potential commercial application for some of these technologies, but we currently have no plans to resume any active development efforts relating to these technologies or products.

         Set forth below is a brief description of some of these technologies:

         SALIVASAC(R) - SALIVA COLLECTION & PROCESSING DEVICE. This proprietary device, developed by us, collects a non-invasive saliva sample that we had hoped would be able to replace blood and urine testing in various applications. The SalivaSac(R), which contains a small quantity of a substance that acts as an osmotic driver, is placed in the mouth and rapidly fills with an ultrafiltrate of saliva that is filtered as it passes through the semi-permeable outer membrane. The resulting fluid is clear, easy to use, and does not contain interfering substances. The SalivaSac(R), as a sample collection device, can be combined with currently available testing technologies to permit new, non-invasive diagnostic test applications. We believe the SalivaSac(R) design has the potential to lend itself to point-of-care diagnostic applications, including as a screening product to detect diabetes in the general population, or as a monitoring product to produce detailed quantitative measurements of blood glucose levels.

         MONITORING MARKERS OF BONE METABOLISM. This patented technology involves a method to measure the presence or absence of markers, typically cross-linked amino acids such as pyridinoline, from body fluids such as sweat. The presence of these markers can be considered useful to ascertain possible bone disease states or conditions.

OTHER INTELLECTUAL PROPERTY

         In addition to the technologies acquired from Saigene and our patented technologies, we have developed certain computer software and internal procedures and products intended to enhance the quality and effectiveness of our services. Although our intellectual property rights are important to our results of operations, we believe that such factors as the technical expertise, knowledge, ability and experience of our laboratory professionals are more important, and that, overall, these technological capabilities provide significant benefits to our clients.

CUSTOMERS / MARKETING

We provide specialty reference and central laboratory services to, among others, the pharmaceutical and biotechnology industries. We also act as a subcontractor for large central laboratories for our specialty reference laboratory services. In fiscal years 2004 and 2003, our customers included companies ranging from the world's largest pharmaceutical companies and biotechnology companies to small and start-up organizations. Over the past several years, our two largest customers for our laboratory services have been Pfizer, Inc. and Procter & Gamble Pharmaceuticals, Inc. In fiscal years 2004 and 2003, Pfizer represented approximately 36% and 76%, respectively, of our total gross revenues, and in fiscal 2004, Procter & Gamble represented approximately 40% of our total revenues. In addition, for fiscal 2004 and 2003, our top five customers accounted for approximately 86% and 88%, respectively, of our gross revenues. For the three- and six-month periods ended December 31, 2004 our top five customers accounted for 79% and 65% of our gross revenues, respectively. This compares to 68% and 86% of our gross revenues, respectively for the top five customers in the comparable periods ended December 31, 2003.

Our scientific expertise is an integral and interrelated part of our marketing and sales process. Our Chief Science Officer and our Chief Medical Officer are directly involved in sales and marketing and, as part of the sales process, often are involved with customers at the protocol design stage. Our extensive knowledge in test development and our close collaboration with diagnostic manufacturers frequently allow us to offer novel tests to our clinical research clients before such tests are commercially available. Additionally, our affiliation with the Centers for Disease Control through our affiliate, Pacific Biometrics Research Foundation, which allows us to participate in the development of reference methods, creates further expertise that we can bring to bear on our clients' testing needs. By marketing and selling our expertise, we believe we have a competitive advantage over our competitors.

CONTRACTUAL ARRANGEMENTS

Our contracts with customers are, for the most part, either fixed price or fee-for-service with a cap. To a lesser extent, contracts are fee-for-service without a cap. In cases where the contracts are fixed price, we generally bear the cost of overruns, but we benefit if the costs are lower than we anticipated. In cases where our contracts are fee-for-service with a cap, the contracts contain an overall budget for the trial based on time and cost estimates. If our costs are lower than anticipated, the customer generally benefits from the savings. If our costs are higher than estimated, we bear the responsibility for the overrun unless the increased cost is a result of a change requested by the customer, such as an increase in the number of patients to be enrolled or the type or amount of data to be collected. Contracts may range from a few months to several years depending on the nature of the work performed. For most contracts, a portion of the contract fee is paid at the time the study or trial is started with the balance of the contract fee payable in installments upon the progress of the work completed or achievement of milestones over the study or trial duration. We recognize revenue in the period that we perform the related services.

We have master contractor service agreements with each of our two largest customers, Pfizer, Inc. and Procter & Gamble Pharmaceuticals, Inc. (one of which was entered into in February 2002 and the other in May 2003). Under these master service agreements, which we perform laboratory research services based on work orders submitted to us by the customer. There is no guaranteed minimum number of work orders or revenues to us under either agreement. Each work order is separately negotiated with the customer and is usually limited to a specific project with limited duration.

Most of our contracts may be terminated at any time by the customer either immediately or upon notice. Our contracts typically entitle us to receive payment for fees earned by us up to the time of termination and reimbursement for out-of-pocket costs incurred prior to termination. In certain limited instances, our contracts also entitle us to a termination fee or payment for the costs of winding down the terminated projects.

Most of our contracts also provide for the customer to indemnify us for any third party damages and claims arising from our providing services under the contract. The typical exception to this indemnification is that no indemnification will be provided if the damage or claim results from our negligence or intentional misconduct.

COMPETITION

The specialty reference and central laboratory services industries have many participants ranging from small, limited-service providers to a limited number of full-service laboratories with global capabilities.

For specialty reference laboratory services in our areas of expertise, we primarily compete against in-house departments of pharmaceutical companies, other full-service and limited service specialty and central laboratory services organizations and, to a lesser extent, universities. Many of these organizations have significantly greater resources than we do. Our significant competitors in specialty reference laboratory services include Esoterix Inc., ARUP Laboratories, Synarc, Inc., and the Mayo Clinic.

In the central laboratory services area, we primarily compete against in-house departments of pharmaceutical companies, full-service and limited-service specialty and central laboratory services organizations and, to a lesser extent, universities. Many of these organizations have significantly greater resources than we do and many have international operations. Our significant competitors in central laboratory services include Covance Central Laboratory Services, Inc., PPD, Inc., Quintiles Transnational Corp., Parexel International Corporation, MDS Inc. and Quest Diagnostics Incorporated, among others.

There is significant competition for customers on the basis of many factors for both specialty reference and central laboratory services, including

         o    technological expertise and efficient drug development processes,
         o    reputation for on-time quality performance,
         o    strengths in various geographic markets and global reach,
         o ability to manage large-scale clinical trials both domestically and internationally,
         o    expertise and experience in specific areas,
         o    scope of service offerings,
         o    size,
         o    price,
         o ability to acquire, process, analyze and report data in a time-saving and accurate manner, and
         o expertise and experience in health economics and outcomes services.

While size and global reach are more important competitive factors in central laboratory services business, we believe that technological expertise is more important for specialty reference laboratory services. Except as to size and international capacity where we know certain other competitors have an advantage, we believe we compete very favorably in a majority of these areas, particularly with respect to our technical expertise in our three specialty areas.

GOVERNMENT REGULATION

Our laboratory services are subject to various regulatory requirements designed to ensure the quality and integrity of our laboratory testing in support of clinical trials. The industry standards for conducting clinical laboratory testing are embodied in the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"). As a medical test site in the State of Washington, we have established quality assurance programs at our laboratory facilities which monitor ongoing compliance with CLIA. In addition, we are a CAP-certified test site. This certification provides external monitoring for CLIA compliance by the College of American Pathologists ("CAP") on a yearly basis.

The industry standards for conducting preclinical laboratory testing are embodied in the Good Laboratory Practice ("GLP") regulations as defined by the FDA. It is management's experience that the pharmaceutical industry generally does not require compliance with the GLP regulations, other than specific provisions for discrete tests. Although we do not perform testing related to preclinical research, we do comply with specific sections of the GLP regulations, at our discretion, when it is either important to our clients or is perceived by management as advantageous to our quality assurance program.

Our clinical laboratory services are subject to industry standards for the conduct of clinical research and development studies that are embodied in the regulations for Good Clinical Practice ("GCP"). The FDA and other regulatory authorities require that test results submitted to such authorities be based on studies conducted in accordance with GCP. Noncompliance with GCP can result in the disqualification of data collection during the clinical trial.

We are subject to licensing and regulation under federal, state and local laws relating to hazard communication and employee right-to-know regulations, the handling and disposal of medical specimens and hazardous waste and radioactive materials, as well as the safety and health of laboratory employees. Our laboratory is subject to applicable federal and state laws and regulations relating to the storage and disposal of all laboratory specimens including the regulations of the Environmental Protection Agency, the Nuclear Regulatory Commission, the Department of Transportation, the National Fire Protection Agency and the Resource Conservation and Recovery Act. Although we believe that we are currently in compliance in all material respects with such federal, state and local laws, failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and other enforcement actions.

In addition to its comprehensive regulation of safety in the workplace, the Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for health care employers, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. Our employees receive initial and periodic training focusing on compliance with applicable hazardous materials regulations and health and safety guidelines.

In the past few years, both the United States and foreign governments have become more concerned about the disclosure of confidential personal data. The European Union prohibits the disclosure of personal confidential information, including medical information, to any entity that does not comply with certain security safeguards. The U.S. Department of Health and Human Services recently promulgated final regulations under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") that will govern the disclosure of confidential medical information in the United States. We do not process IIHI (Individually Identifiable Health Information) during any phase of our business practices related to clinical testing. We therefore are currently exempt from HIPAA regulations.

The regulations of the U.S. Department of Transportation, the U.S. Public Health Service and the U.S. Postal Service apply to the surface and air transportation of laboratory specimens. We also comply with the International Air Transport Association regulations, which govern international shipments of laboratory specimens. Furthermore, when materials are sent to a foreign country, the transportation of such materials becomes subject to the laws, rules and regulations of such foreign country.

LAURUS DEBT INVESTMENT

         Effective May 28, 2004, we entered into a $2.5 million debt financing with Laurus Master Fund, Ltd., a New York City based investment fund. The financing consisted of a $2.5 million secured convertible note with a term of three years (the "2004 Note"). In connection with the May 2004 financing, we also issued to Laurus a warrant to purchase up to 681,818 shares of common stock at an exercise price of $1.25 exercisable at any time prior to May 28, 2011.

         Under the terms of the 2004 Note, we started making monthly payments of accrued interest only beginning on July 1, 2004, and the 2004 Note provided for monthly payments of principal in the amount of $83,333.33, plus accrued interest, commencing December 1, 2004. Prior to December 1, 2004, we initiated discussions with Laurus for a six-month deferral on all principal payments and we did not make the principal payments on either December 1, 2004 or January 1, 2005. On January 31, 2005 Laurus formally agreed to the six-month deferral and also waived all events of default, including our failure to make the scheduled amortization payments in December and January. Laurus agreed that we would not be required to pay the principal portion of any monthly amount due for the six-month period from December 2004 through May 2005, and instead such deferred principal amounts will be due on May 1, 2007, the maturity date of the 2004 Note. There was no change in the interest rate charged by Laurus on the unpaid principal. In consideration for the principal payment deferral and the waiver, on January 31, 2005, we issued an additional common stock purchase warrant to Laurus to purchase up to 200,000 shares of common stock of at an exercise price of $1.48. The warrant expires on January 31, 2009.

         On January 31, 2005, we entered into another debt financing with Laurus, consisting of a $1.5 million secured convertible note with a term of three years (the "2005 Note"). In connection with the 2005 financing, we also issued to Laurus a warrant to purchase up to 326,087 shares of common stock at an exercise price of $1.37 exercisable at any time prior to January 31, 2010. Under the terms of the 2005 Note, we are obligated to make monthly payments of accrued interest only beginning on March 1, 2005, and monthly payments of principal in the amount of $50,000.00, plus accrued interest, commencing August 1, 2005.

         The May 2004 and the January 2005 debt financings are on substantially the same terms.

         Both the 2004 Note and the 2005 Note bears interest at an initial rate equal to the prime rate plus two percent (2%). The interest rate on each note is subject to reduction on a month by month basis if specified conditions are met. In particular, if (a) we register the common stock underlying the note and the related warrant on a registration statement declared effective by the SEC, and
(b) our common stock is trading at a 25% or greater premium to the respective note conversion price, then the interest rate will be adjusted downward by 2.0% for each incremental 25% increase over the note conversion price. Alternatively, if (x) we have not registered the common stock under an effective registration statement, but (y) our common stock is trading at a 25% or greater premium to the note conversion price, then the interest rate will be adjusted downward by 1.0% for each incremental 25% increase over the note conversion price.

         For any cash payments we make on the note (e.g., any amounts due that are not converted into common stock), we are required to pay an amount equal to 102% of the principal amount due. In addition, we can prepay the note at any time upon payment of an amount equal to 130% of the then-outstanding principal balance, plus accrued and unpaid interest.

         Laurus has the option at any time to convert any or all of the outstanding principal and accrued and unpaid interest on either note into shares of our common stock at the respective initial conversion price. The 2004 Note has an initial conversion price of $1.06 per share, and the 2005 Note has an initial conversion price of $1.17 per share. In addition, for each monthly payment under either note, Laurus will be obligated to convert a portion of the monthly payment into common stock at the applicable conversion price, so long as

         o the average closing price of the common stock (for the five trading days immediately preceding the payment date) is greater than 115% of the respective note conversion price (e.g., $1.22 per share for the 2004 Note based on the initial conversion price of $1.06, and $1.35 per share for the 2005 Note based on the initial conversion price of $1.17),
         o such amount being converted does not exceed 25% of the aggregate dollar trading volume for such immediately preceding five trading days, and
         o the shares of common stock underlying the note are registered under an effective registration statement with the SEC.

Each note's conversion price is subject to certain anti-dilution adjustments, including full ratchet anti-dilution if we issue convertible or equity securities at a price per share less than the conversion price. However, the following issuances will not trigger the anti-dilution adjustments to the conversion price:

         o pursuant to options, warrants, or other rights to acquire our common stock that were outstanding as of the respective date of issuance of the note;

         o pursuant to securities that may be issued under any employee stock option and/or any stock plan adopted by us;
         o pursuant to stock options and/or stock granted under our stock option plan for our officers, directors, employees and advisors pursuant to arrangements, plans or contracts approved by our board of directors;
         o upon conversion of any of our preferred stock outstanding as of the respective date of issuance of the note; and
         o in connection with acquisition transactions approved by our board of directors provided, however, that the aggregate consideration for any individual acquisition may not exceed $2,500,000 without the prior written consent of Laurus.

The terms of Laurus' convertible note and warrant prohibit conversion of the note or exercise of the warrant to the extent that conversion of the note and exercise of the warrant would result in Laurus, together with its affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. Laurus may waive the 4.99% limitation upon 75 days' prior written notice to us. Also, this limitation does not preclude Laurus from converting or exercising the note or warrant and selling shares underlying the note or warrant in stages over time where each stage does not cause Laurus and its affiliates to beneficially own shares in excess of the limitation amount.

As security for our obligations to Laurus, we and each of our subsidiaries granted to Laurus a blanket security interest in all of our assets, and we entered into a stock pledge with Laurus for the capital stock in our subsidiaries. If an event of default occurs under either note or the other investment agreements, 130% of the unpaid principal balance on the notes, plus accrued interest, shall become immediately due and Laurus shall be entitled to payment of a default interest rate of 1.5% per month on all amounts due under the notes. Events of default include the following:

         o a failure to pay interest, principal or other payments arising under either the 2004 Note or the 2005 Note within three days of when due;
         o a breach by us of any covenant or term or condition of either the 2004 Note or the 2005 Note or in any of the investment agreements in any material respect, if not cured within 30 days of such breach;
         o a breach by us of any representation or warranty in any material respect made in either the 2004 Note or the 2005 Note or in any of the investment agreements;
         o if we make an assignment for the benefit of our creditors, or a receiver or trustee is appointed for us, or any form of bankruptcy or insolvency proceeding is instituted by us, or any involuntary proceeding is instituted against us if not vacated or dismissed within 60 days;
         o the filing of any money judgment or similar final process against us for more than $250,000, which remains unvacated, unbonded or unstayed for a period of 44 days;
         o if trading of our common stock is suspended for 5 consecutive days or for 5 days during any 10 consecutive days from a principal market or pursuant to an SEC stop order;
         o a failure by us to timely deliver shares of common stock when due upon conversions of the note; and
         o the occurrence of an event of default under any of our other indebtedness.

Upon an event of default, Laurus will be entitled to specified remedies, including remedies under the Uniform Commercial Code.

With respect to the assets of our subsidiary, PBI Technology Inc., Laurus has agreed that those assets will be automatically released from Laurus' security interest upon the occurrence of any of the following, provided that an event of default has not occurred:

         o our obtaining financing in excess of $1,000,000 to be secured by such PBI Technology assets;
         o our entering into a definitive strategic joint venture arrangement where the PBI Technology assets are contributed to the venture; or
         o our entering into one or more bona fide licensing agreements with unaffiliated third parties on commercially reasonable terms and providing for either (a) up front payments and royalties which based on such third party's projected sales, would reasonably be expected to produce, in the aggregate, more than $1,000,000 in gross revenue, or (b) a grant of security interest in the licensed technology to the third party licensee.

For both the May 2004 and January 2005 financings, we entered into a registration rights agreement with Laurus, and we agreed to register with the SEC for resale the shares of common stock that are issuable upon conversion of the notes and upon exercise of the related warrants. With respect to the May 2004 financing, we filed a registration statement on Form SB-2 with the SEC, which was declared effective September 28, 2004. As part of Laurus' agreement to the six-month deferral on principal payments under the 2004 Note and the issuance of the warrant for 200,000 shares of common stock, we agreed to amend the registration rights agreement to maintain the effectiveness of the registration statement until January 31, 2008. For the January 2005 financing, we have agreed to (a) file a registration statement with the SEC on or before March 15, 2005, and (b) use our best efforts to have the registration statement declared effective not later than June 1, 2005. We will be required to maintain the effectiveness of the registration statement for up to three years, until January 31, 2008. If we fail to comply with any of our registration obligations, Laurus will be entitled to certain specified remedies, including monetary liquidated damages. In particular, for each 30 days (or such pro rated number of days) that we are out of compliance with our registration obligations, we will be subject to a liquidated damage assessment of 2% of the outstanding principal amount of the note.

Laurus has agreed, pursuant to the securities purchase agreement between Laurus and us that neither Laurus nor any of its affiliates and investment partners will (and will not cause any other person or entity to) engage in "short sales" of our common stock for as long as the convertible note is outstanding. "Short sales" are contracts for the sale of shares of stock that the seller does not own, or certificates which are not within the seller's control, so as to be available for delivery at the time when, under applicable rules, delivery must be made.

Following the May 2004 debt financing, we also agreed with Laurus that for a limited period of up to 30 days following the closing date, we could accept additional secured PARI PASSU debt financing for up to an additional $1.0 million by an investor reasonably acceptable to us and Laurus. However, we were not successful in closing on additional funds within such time frame.

In conjunction with the May 2004 financing, we paid a closing fee equal to $87,500 to the manager of Laurus, $29,500 for Laurus' legal and due diligence expenses and $1,500 to the escrow agent. In addition, we paid placement agent fees of $75,000 to our broker, Source Capital Group, Inc. For any amounts of the outstanding principal and accrued and unpaid interest owing on the 2004 Note that are converted into shares of our common stock, we are also obligated to pay our broker additional placement agent fees of 4% of the amount being converted, for maximum additional fees of up to $100,000. In addition, we issued to our broker a five-year warrant, exercisable as and to the extent that amounts owing under the 2004 Note are converted into common stock, for up to 181,818 shares of common stock at an exercise price of $1.25 per share. We also incurred approximately $34,500 in legal fees related to the Laurus transaction. We recorded approximately $293,500 in fees and expenses, which are being amortized to general and administrative expenses at the rate of $8,153 per month over the 36-month life of the 2004 Note beginning in June 1, 2004. As of December 31, 2004, there was an unamortized balance of $236,431. We also recorded discounts of $683,962 and $573,266, respectively, representing the intrinsic value of the beneficial conversion feature of the 2004 Note and value allocated to 681,818 warrants. At June 30, 2004, of the total $1,257,228 of initially recorded discounts, we had amortized $21,746 as interest expense, and $1,235,482 remained unamortized and will be amortized, using the effective interest method, over the remaining life of the 2004 Note or upon its earlier conversion. The balance due under the 2004 Note is shown net of the remaining unamortized discount on our balance sheet. We estimated the valuation of the beneficial conversion feature and the warrant for 681,818 shares using the Black-Scholes pricing model and other assumptions we deemed reasonable. See "Note 8 to Notes to Consolidated Financial Statements."

In conjunction with the January 2005 financing, we paid a closing fee equal to $52,500 to the manager of Laurus, $10,000 for Laurus' legal and due diligence expenses and $500 to the escrow agent. In addition, we paid placement agent fees of $45,000 to our broker, Source Capital Group, Inc. For any amounts of the outstanding principal and accrued and unpaid interest owing on the 2005 Note that are converted into shares of our common stock, we are also obligated to pay our broker additional placement agent fees of 4% of the amount being converted, for maximum additional fees of up to $60,000. In addition, we issued to our broker a five-year warrant, exercisable as and to the extent that amounts owing under the 2005 Note are converted into common stock, for up to 105,263 shares of common stock at an exercise price of $1.37 per share. We also incurred approximately $8,000 in legal fees related to the Laurus transaction. We are amortizing the aggregate amount of these fees and expenses of $176,000 to general and administrative expenses at the rate of approximately $4,889 per month over the 36-month life of the 2005 Note, beginning February 2005. As with the 2004 Note, we also recorded discounts of $397,436 and $279,191, respectively, representing the intrinsic value of the beneficial conversion feature of the 2005 Note and value allocated to 326,087 warrants. At March 1, 2005, of the total $676,627 of initially recorded discounts, we had amortized $12,004 as interest expense, and $664,623 remained unamortized and will be amortized, using the effective interest method, over the remaining life of the 2005 Note or upon its earlier conversion. The balance due under the 2005
Note is shown net of the remaining unamortized discount on our balance sheet. We estimated the valuation of the beneficial conversion feature and the warrant for 326,087 shares using the Black-Scholes pricing model and other assumptions we deemed reasonable. See "Note 8 to Notes to Consolidated Financial Statements."

SAIGENE INVESTMENT TRANSACTION

On August 28, 2002, we purchased certain technology, intellectual property and equipment assets from Saigene Corporation pursuant to an asset purchase agreement. The purchased technologies include certain DNA amplification and cell viability and related technologies and processes.

In consideration for the purchased assets, we issued to Saigene a total of 6,541,430 shares of our common stock, and we issued an additional 458,570 shares of our common stock to certain of Saigene's designees. In addition, we executed an option agreement with Saigene whereby we have the right, in our sole discretion, to purchase certain additional assets from Saigene in exchange for, at our election, either $5,147,118 in cash, the issuance of an additional 1,715,706 shares of our common stock, or a combination of cash and shares, and the assumption of additional liabilities associated with such transferred assets. We have not exercised the option agreement and it continues in full force and effect.

Further, in connection with the Saigene asset purchase agreement, in fiscal 2003 (or the dates otherwise noted) the following additional actions were taken:

         o We entered into an amended and restated management agreement with Saigene, under which Saigene continued to operate and manage our laboratory (through August 31, 2004) in exchange for a monthly management fee. The original monthly management fee of $90,000 was reduced to $70,000 effective July 1, 2003, further reduced from $70,000 to $40,000 effective February 1, 2004 and further reduced to $20,000 effective June 15, 2004. Subsequently, in July 2004, we and Saigene agreed to terminate the management agreement effective August 31, 2004, thereby eliminating the management fee payable to Saigene after that date;

         o We agreed with Saigene to terminate a prior purchase agreement, dated June 22, 2000, for the proposed purchase by Saigene of our laboratory operations;

         o Holders of our Series A preferred stock consented to an amendment of the Certificate of Designation with respect to the rights and preferences of the Series A preferred stock, and agreed to convert all accrued dividends (approximately $910,000) on the Series A preferred stock into an aggregate of 150,000 shares of our common stock;

         o We entered into consulting arrangements with Paul Kanan and Terry Giles, who then were former founders and officers, and are now current directors (see " Executive Compensation -- Employment / Consulting Agreements" below);

         o Several of our current and former employees agreed to convert $933,472 of deferred compensation and notes payable into warrants and options to purchase an aggregate of 301,541 shares of our common stock; and

         o Each of Saigene, Paul Kanan, Terry Giles and certain other holders of our common stock agreed not to sell any of our securities until August 28, 2003, except at a price per share equal to or greater than $3.00, in a private transaction, in a transaction solely for estate planning, or, in the event we completed a private financing, at a per share price equal to or greater than the per share price set forth in such private financing.

Subsequently, in December 2002, we entered into an investment agreement with Saigene, reflecting a contribution by Saigene to us toward the development and commercialization of the technologies we acquired from Saigene. Under the terms of this investment agreement, Saigene:

         o executed in our favor a promissory note in the principal amount of $200,000 payable on or before September 30, 2003 (the principal amount and accrued interest on which was subsequently paid in full by Saigene on September 30, 2003 by tender of 72,072 shares common stock held by Saigene at an attributed value of $3.00 per share and $2.36 cash);
         o assumed a creditor obligation (that we had previously assumed pursuant to the Saigene asset purchase agreement) in the aggregate amount of approximately $229,000;
         o assumed another creditor obligation in the aggregate amount of approximately $150,000; and
         o surrendered for cancellation 10,000 shares of our common stock held in Saigene's name.

EMPLOYEES

At March 11, 2005, we had 32 full-time employees, 2 independent contractors and 1 part-time employee for a total of 35 FTEs, 26 of who were employed in laboratory operations, laboratory administration and client services (including our Chief Medical Officer and Chief Scientific Officer), 4 were employed in sales, marketing and business development, and 7 were employed in administrative capacities. One of our employees holds an M.D. degree, five employees hold Ph.D. degrees, and five other employees hold masters degrees or other postgraduate degrees. None of our employees are represented by labor unions. We believe that our relationship with our employees is good.

In November and early December, 2003, we implemented certain cost reductions and deferrals which included generally all of our employees. In addition to headcount reductions, all of our senior management and certain other employees accepted salary deferrals ranging from 15% to 20%, and the majority of our other employees were subjected to the State of Washington's "Shared Work Program." Under the State of Washington's Shared Work Program, full-time employees' hours worked may be reduced by up to 50%, and the employees are eligible to apply for unemployment benefits for the reduction in hours worked. Effective mid-March, we began ramping up to work on a clinical services contract for a study with anticipated revenues of approximately $1.4 million that was substantially completed by June 30, 2004, and we pulled most of our employees out of the Shared Work Program.

As a further cost reduction, effective February 1, 2004, we changed the prior salary deferrals, which we had implemented with our senior management and certain other employees, into salary reductions, and we made one-time grants of stock options in connection with the reductions. Other than for three department managers who have been restored to full salary effective March 16, 2004, our Chief Executive Officer who was restored to near full salary effective July 1, 2004, and one other manager who became a part time employee effective September 1, 2004, these salary reductions are continuing for three employees, with no further stock options granted in connection with the reductions. Effective March 1, 2004, the prior salaries deferred from December 2003 and January 2004 were paid pro rata monthly through June 30, 2004.

In addition, pursuant to our prior management agreement with Saigene, through August 31, 2004, Saigene provided operational and management services for our laboratory, in exchange for a monthly management fee. During fiscal 2004, the original monthly management fee of $90,000 was reduced to $70,000 effective July 1, 2003, further reduced from $70,000 to $40,000 effective February 1, 2004, and further reduced to $20,000 effective June 15, 2004. Subsequently, in July 2004, we and Saigene agreed to terminate the management agreement effective August 31, 2004, thereby eliminating the management fee payable to Saigene after that date. Under this management arrangement, Saigene had made available to us the services of up to five contract employees.

PROPERTIES

We lease approximately 15,000 square feet of office and laboratory space in Seattle, Washington for our executive offices and laboratory. This lease has a term of ten years, expiring on October 31, 2007, and carries an average annual rental of approximately $233,000 through the remainder of the lease term subsequent to June 30, 2004. In addition, under the terms of the lease, we are required to place a $100,000 security deposit in an interest bearing account in our name, with interest earned accruing to us. This amount has been classified as restricted cash on the accompanying consolidated balance sheet and has a current balance of approximately $71,000 as modified by mutual agreement with the landlord.

We believe the leased premises are suitable and adequate for their use. In the opinion of management, the leased premises are adequately covered by insurance.

We do not own any real property. We do not have a policy pertaining to investments in real estate. Our current practice is to invest solely in short-term money market securities.

LEGAL PROCEEDINGS

We are not a party to any material pending legal proceedings.

                                   MANAGEMENT

The following table sets forth as of March 11, 2005, the names and ages of our current directors and executive officers, and the principal offices and positions with our company held by each person. Our board of directors currently consists of four directors. Our executive officers are elected annually by our board of directors and serve terms of one year or until their death, resignation or removal by the board of directors. There are no family relationships between any of the directors and executive officers.

     NAME                    AGE                POSITION
Ronald R. Helm               53       President, Chief Executive Officer,
                                      Chairman and Director
Michael L. Hartzmark         49       Interim Chief Financial Officer
Dr. Elizabeth Teng Leary     56       Chief Scientific Officer
Dr. Mario Ehlers             46       Chief Medical Officer
Terry M. Giles               56       Director
Paul G. Kanan                58       Director
Richard W. Palfreyman        62       Director

DIRECTORS:

------------------------------------------------------------------------------------------------------------------------
                                                                                                             DIRECTOR
   NAME OF DIRECTOR                                          POSITION                                          SINCE
------------------------------------------------------------------------------------------------------------------------
Ronald R. Helm          Ronald R. Helm has served as a Director, Chairman and Chief Executive Officer          2002
                        since August 28, 2002.  From 1996 to August 28, 2002, Mr. Helm served as the
                        Chairman and CEO of Saigene Corporation, was a co-founder of Saigene Corporation in 1996, and served on the board of directors of Saigene until January 2004.  Mr.
                        Helm was previously in a private law practice with the California law firm of
                        Helm, Purcell & Wakeman.  Mr. Helm was a Senior Vice-President and General
                        Counsel for ComputerLand Corporation and also served as the Managing Director of
                        ComputerLand Europe.  Prior to that, Mr. Helm was the Associate Dean for
                        Development and a Professor of Law at Pepperdine University School of Law.  He
                        received his B.S.Ed from Abilene Christian University and his J.D. from
                        Pepperdine University School of Law.

Paul G. Kanan           Paul G. Kanan has served as a Director since July 1996, and as President and           1996

------------------------------------------------------------------------------------------------------------------------
                                                                                                             DIRECTOR
   NAME OF DIRECTOR                                          POSITION                                          SINCE
------------------------------------------------------------------------------------------------------------------------
                        Chief Executive Officer from October 1996 through August 2002.  Mr. Kanan served as President and Chief Executive Officer of our wholly owned subsidiary, Pacific
                        Biometrics, Inc., a Washington corporation, from October 1996 through August
                        2002, and as President and a director of BioQuant from October 1993 through
                        August 2002.  Since May 2001, Mr. Kanan has served as Vice President of
                        Operations and Chief Financial Officer of Agensys, Inc., a biotechnology firm in
                        California.  Mr. Kanan is also an officer and director of CEO Advisors, a health care consulting firm that he co-founded in 1992.  Mr. Kanan received his B.S.E.
                        degree from the University of Michigan and an M.B.A. degree from Harvard
                        University Graduate School of Business.

Terry M. Giles          Terry M. Giles was elected to the Board of Directors in September 2003.  Mr.           2003
                        Giles previously served on our Board of Directors from 1995 to 2001.  Mr. Giles currently is in private law practice in California, and is also an adjunct professor with the Pepperdine University School of Law.  Mr. Giles currently also serves as Chairman of Giles Enterprises, a private holding company for various business enterprises, as Chairman of the Board of Landmark Education Corporation,
                        a private company providing seminars on personal growth and responsibility, as
                        Chairman of Mission Control Productivity, Inc., a private company, and as the owner of GWE, LLC, a private company specializing in lender financing.  Mr. Giles serves on the Pepperdine University Board of Regents and is a member of the Board of Visitors for the Pepperdine University School of Law.  Mr. Giles also serves on the board of directors of The Terry M. Giles Foundation, a charitable foundation.  Mr. Giles received his B.A. from California State University at
                        Fullerton and his J.D. degree from Pepperdine University School of Law.

Richard W. Palfreyman   Richard W. Palfreyman became a Director effective on August 28, 2002.  Mr.             2002
                        Palfreyman is currently the President, CEO and Director of the Relax the Back
                        Acquisitions Corporation, serving since November 2001.  Mr. Palfreyman's prior business positions include serving as President and Chief Executive Officer of
                        BackSaver Acquisitions Corporation from November 2001 to October 2002, as Chief
                        Operating Officer and Chief Financial Officer of Spafinder, Inc. from October
                        2000 to August 2001, as Chief Operating Officer of Spectra Entertainment
                        Corporation from October 1996 to June 2000.  He has also served as President and
                        Chief Executive Officer of the Photo & Sound Corporation and as the Chief
                        Financial Officer of ComputerLand Corporation.  Mr. Palfreyman holds a B.S.
                        degree in Economics and an M.B.A. from the University of Utah.

EXECUTIVE OFFICERS:

In addition to Mr. Helm, following is biographical information for our other executive officers. Mr. Helm's biographical information is set forth above under "Directors."

Michael L. Hartzmark,   Dr. Michael L. Hartzmark has served as Interim Chief Financial Officer since October 2004.
Ph.D.                   Previously, Dr. Hartzmark served as a Director from August 2002 to November 2004.  Since
                        April 2004, Dr. Hartzmark has served as Vice President of Chicago Partners LLC, a private company providing consulting and forensic service in economics, finance, accounting and technology.  Previously, from 1993 to March 2004, Dr. Hartzmark was the Chairman and CEO of
                        Cragar Industries, Inc., until its acquisition by Global Entertainment Corporation.  Dr.
                        Hartzmark also provides advisory services to individuals and companies and currently serves on the Financial Advisory Boards of Shaker Investments, Inc. and The Board Institute, as well as on the Board of Directors of Global Entertainment Corporation.  Dr. Hartzmark earned his

                        MA and Ph.D. degrees in economics at the University of Chicago. He holds a BA in economics from the University of Michigan.

Elizabeth Teng Leary,   Dr. Elizabeth Leary has served as our Chief Scientific Officer since 2000, prior to which Dr.
Ph.D, DABCC             Leary was our Vice President of Laboratory Services from 1998.  Dr. Leary co-founded Pacific
                        Biometrics Inc., a Washington corporation (PBI-WA), in 1989 and from 1989 to 1998, she was
                        Vice President and Director of the Laboratory Division of PBI-WA. In l989, Dr. Leary also co-founded the Pacific Biometrics Research Foundation (PBRF), a non-profit corporation affiliated with us, and currently serves as the director of the CDC Cholesterol Reference
                        Network Laboratory at PBRF (one of eleven such reference laboratories in the world). Prior to joining Pacific Biometrics, Dr. Leary served as a director of clinical chemistry and industry consultant for 13 years. She is a diplomate of the American Board of Clinical Chemistry. She is past chair of the Pacific Northwest chapter of American Association for Clinical Chemistry
                        (AACC) and the Lipids and Vascular Disease Division of AACC, and past president of the North
                        America Chinese Clinical Chemist Association. She has published over 80 articles in peer-reviewed journals and books and is a recipient of several grants and awards. Dr. Leary received her B.A. from the University of California at Berkeley and her Ph.D. in Biochemistry
                        from Purdue University. She is a graduate of the post-doctoral training program in clinical chemistry at the University of Washington Department of Medicine.

Mario R. Ehlers,        Dr. Mario Ehlers has served as our Chief Medical Officer since September 2002.  From June
M.D., Ph.D.             1998 to September 2002, Dr. Ehlers was the Vice President and Chief Medical Officer of
                        Restoragen, Inc., a privately-held biotechnology company.  Subsequently, in December 2002,
                        Restoragen, Inc. filed for chapter 11 reorganization and bankruptcy protection.  Prior to
                        1998, Dr. Ehlers has 11 years of experience in academic research.  He was formerly chairman of an academic department at the University of Cape Town Medical School in South Africa and
                        an instructor in biochemistry at Harvard Medical School.  He is author to over 40 publications, two patents and two additional patent applications, with an international reputation in research on ACE and related proteases and in mycobacterial infectious diseases.  Dr. Ehlers received both his MBChB (M.D. equivalent) and Ph.D. degrees from the
                        University of Cape Town in South Africa.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors, which held seven meetings during the fiscal year ended June 30, 2004, has an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee; the functions customarily attributable to the nominating committee are performed by the Board of Directors as a whole.

The Audit Committee assists the Board in fulfilling its responsibilities to provide oversight with respect to our financial statements and reports, our independent auditors, the system of internal controls and the audit process. Its primary duties include reviewing the results and scope of the audit and other services provided by our independent auditors, and reviewing and evaluating our internal control functions. The Committee also has authority for selecting and engaging our independent auditors and approving their fees. The Board has adopted a written charter for the Audit Committee. Each of the Directors on the Audit Committee is considered an "Independent Director" as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. During the 2004 fiscal year, the Audit Committee met five times. During fiscal 2004, the members of the Audit Committee were Michael Hartzmark (Chairman), Richard Palfreyman and Timothy Wudi; subsequently, in November 2004, Dr. Hartzmark's and Mr. Wudi's service on the Board expired and Mr. Palfreyman is now the sole director on the Audit Committee.

The Compensation Committee makes recommendations to the Board of Directors concerning compensation, including stock option grants, for our executive officers. The Compensation Committee met two times during fiscal 2004. During fiscal 2004, the members of the Compensation Committee were Timothy Wudi (Chairman), Michael

Hartzmark and Richard Palfreyman; subsequently, in November 2004, Mr. Wudi's and Dr. Hartzmark's service on the Board expired and Mr. Palfreyman is now the sole director on the Compensation Committee.

During the 2004 fiscal year, all of the directors attended more than 75% of the total number of meetings of the Board of Directors and committees on which they served, other than Mr. Giles who attended 3 of the 6 Board meetings subsequent to his election on September 25, 2003.

AUDIT COMMITTEE REPORT

The Audit Committee serves as the representative of the Board for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Management has primary responsibility for preparing our financial statements, our internal controls and our financial reporting process. Our independent public accountants, Grant Thornton LLP, were responsible for performing an independent audit of our consolidated financial statements for the fiscal year ended June 30, 2004 in accordance with U.S. generally accepted auditing Public Company Accounting Oversight Board standards and to issue its report. For the three and six months ended December 31, 2004, our newly engaged independent public accountants, Williams & Webster, PS, were responsible for reviewing our unaudited consolidated financial statements in accordance with U.S. generally accepted auditing Public Company Accounting Oversight Board standards.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Company's independent accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

Based upon the Audit Committee's discussion with management and the independent accountants, and upon the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004 for filing with the Securities and Exchange Commission.

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                              MICHAEL L. HARTZMARK
                              RICHARD W. PALFREYMAN
                                 TIMOTHY A. WUDI

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

COMPENSATION OF DIRECTORS

Our policy is not to pay compensation to directors who are also employees for their services as directors.

For fiscal 2005, our Board of Directors approved a new compensation program for our non-employee directors for their service during the fiscal year. Under this new program, each non-employee director is entitled to an annual retainer of $15,000, plus $500 for each Board meeting attended by such director during the fiscal year in excess of six meetings. Any non-employee director serving on the audit committee or the compensation committee is entitled to $250 for each such committee meeting attended during the fiscal year in excess of six meetings for each such committee. The Board also generally approved awards of stock options to the non-employee directors, in an amount to be determined at a later date by the Board. In addition, non-employee directors will be reimbursed their expenses associated with attending Board meetings.

In January 2004, the Compensation Committee recommended and our Board of Directors ratified a compensation program for our outside directors (the "Director Compensation Program") covering fiscal 2004 for the period subsequent to September 30, 2003. Pursuant to the Director Compensation Program, each outside director received an annual retainer of $10,000, with an additional retainer of $10,000 for the Chair of the audit committee and $5,000 for the Chair of the compensation committee. In addition, outside directors were reimbursed their expenses associated with attending Board meetings, and received a fee for participation in meetings as follows:

                                         In-Person            Telephonic
                                         ---------            ----------
         Board                           $  1,500               $   750
         Audit Committee                    1,500                   750
         Compensation Committee             1,000                   500

Accordingly, under the Director Compensation Program for the period in fiscal 2004 subsequent to September 30, 2003, we accrued estimated Board fees of $22,125 per quarter for each of the quarters ended December 31, 2003 and March 31, 2004. As of June 30, 2004, we had recorded Board fees of $95,500 for the period subsequent to September 30, 2003, of which we paid $44,250 in cash through June 30, 2004, and we paid $22,125 in August 2004, with $0 remaining due and payable as of March 11, 2005.

For fiscal 2004, each outside director also received common stock option grants consisting of 6,000 shares upon initial election to the Board, 1,000 shares upon re-election to the Board, and 1,000 shares for each fiscal quarter of service. As of November 12, 2003, for past due option awards due through September 30, 2003, the Board of Directors granted to each of our three outside directors stock options for 10,000 shares of common stock at an exercise price of $0.8075 per share and stock options for 2,000 shares at $1.75 per share. In addition, for the quarterly option grants, on each of December 24, 2003, March 25, 2004 and June 25, 2004, the Board granted to each of our three outside directors a stock option covering 1,000 shares of common stock at an exercise price per share of $0.90, $0.90 and $1.01, respectively, which was the closing sale price of our common stock on the OTC Bulletin Board on each such date.

In addition, as of September 30, 2003, we had accrued $123,500 in past due cash compensation payable to the outside directors for prior periods. For the past due amounts owed the directors through September 30, 2003, the Board extended the outside directors the right to elect to receive payment of their past due compensation in cash, restricted common stock, stock options, or by promissory note. As of November 12, 2003, of the total $123,500 owed, $24,840 was elected to be paid in the form of options for 30,761 shares of common stock at $0.8075 per share, with the $98,660 balance to be paid in cash. As of March 11, 2005 , we had made all the cash payments to the directors for fiscal 2003.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of the common stock, to file reports of ownership and change in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

Based solely on our review of the copies of such forms we received, or written representations from certain reporting persons, we believe that, during the 2004 fiscal year, all such filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with, except that the following filings were not made on a timely basis:

         o Ronald Helm, our Chief Executive Officer and a director, filed three Forms 4 reporting late two grants of stock options made to him in fiscal 2004 and stock transfer received from Saigene.

         o Michael Carrosino, our Chief Financial Officer, filed a late Form 3 in September 2003 following his appointment as an executive officer in June 2003, and filed a Form 4 reporting late two stock option grants made to him in fiscal 2004;

         o Mario Ehlers, our Chief Medical Officer, filed one Form 4 reporting late two stock option grants made to him in fiscal 2004;

         o Dr. Elizabeth Leary, our Chief Scientific Officer, filed a late Form 3 in October 2003 following her designation as a Section 16 officer in September 2003, and filed two Forms 4 reporting late three stock option grants made to her in fiscal 2004;

         o Terry Giles, one of our directors, filed a late Form 3 in October 2003, following his election as a director in September 2003;

         o Michael Hartzmark, one of our directors, filed three Forms 4 reporting late five stock option grants made to him in fiscal 2004, and filed a Form 5 in July 2003 to report one late Form 4 transaction of in February 2003;

         o Paul Kanan, one of our directors, filed a Form 5 in August 2003, to report one late Form 4 transaction of his exercise of stock options for 8,333 shares of common stock in September 2002;

         o Richard Palfreyman, one of our directors, filed three Forms 4 reporting late six stock option grants made to him in fiscal 2004;

         o Timothy Wudi, one of our directors, filed three Forms 4 reporting late five stock option grants made to him in fiscal 2004; and

         o Saigene Corporation, a greater than 10% stockholder, filed four Forms 4 reporting late 11 transactions that occurred during fiscal 2004.

                             EXECUTIVE COMPENSATION

         The following table shows for each of the three fiscal years ended June 30, 2004, 2003, and 2002, respectively, certain compensation awarded or paid to, or earned by, the following persons (collectively, the "NAMED EXECUTIVE OFFICERS"):

         o    Ronald R. Helm, our current Chief Executive Officer; and
         o other executive officers whose salary and bonus during fiscal 2004 exceeded $100,000.

Other than the Named Executive Officers, no executive officer who was serving in such capacity at the end of fiscal 2004, earned more than $100,000 in salary and bonus for the 2004 fiscal year:

                                              SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                 ANNUAL COMPENSATION                 COMPENSATION
                                      ------------------------------------------- -------------------
                                                                                     SECURITIES
                                                                                       UNDER
         NAME AND            FISCAL                               OTHER ANNUAL        OPTIONS               ALL OTHER
    PRINCIPAL POSITION        YEAR       SALARY        BONUS      COMPENSATION       GRANTED(1)            COMPENSATION
---------------------------- -------- ------------ ------------ ----------------- ------------------- ------------------
                                          ($)          ($)            ($)                (#)                  $
Ronald R. Helm (1).........   2004    $223,065           --              --               344,049           $2,148 (1)
CHIEF EXECUTIVE OFFICER       2003     138,252           --         $61,867                    --            6,446
AND CHAIRMAN                  2002          --           --              --                    --               --


Elizabeth T. Leary (2) ....   2004     125,445       58,510              --               157,887               --
CHIEF SCIENTIFIC OFFICER      2003      97,690      113,371              --                21,922 (2)           --
                              2002      68,200       76,647              --                    --               --

Mario R. Ehlers (3) .......   2004     208,288           --              --               121,178            2,112 (3)
CHIEF MEDICAL OFFICER         2003     166,134           --              --                    --           27,434
                              2002          --           --              --                    --               --

(1) Mr. Helm became a Director, Chairman and Chief Executive Officer effective on August 28, 2002, in connection with the closing of the transactions set forth in the Asset Purchase Agreement with Saigene. Other Annual Compensation consists of amounts paid to Saigene as reimbursement for Mr. Helm's salary for the period beginning September 2002 through January 2003, during which time Mr. Helm was our employee but was being paid by Saigene pursuant to the management agreement. All Other Compensation in fiscal 2004 consists of life insurance premiums paid by us in the amount of $2,148.
(2) The amounts in the Bonus column consist of sales commissions. On August 28, 2002, we granted Dr. Leary stock options for 21,922 shares of common stock in full satisfaction of deferred compensation owing to Dr. Leary in the amount of $65,765 for prior fiscal years.
(3) Dr. Ehlers became Chief Medical Officer on September 30, 2002. The amounts listed under All Other Compensation for fiscal 2004 consist of life insurance premiums paid by us in the amount of $2,112.

STOCK OPTION GRANTS DURING FISCAL 2004

The following table shows information regarding stock options granted to the Named Executive Officers during the 2004 fiscal year:

                                                           PERCENTAGE OF
                                    NO. OF SHARES          TOTAL OPTIONS          EXERCISE
                                 UNDERLYING OPTIONS         GRANTED TO              PRICE
            NAME                       GRANTED               EMPLOYEES            PER SHARE         EXPIRATION DATE
--------------------------------------------------------------------------------------------------------------------
Ronald R. Helm                         344,049                 34.0%               $0.81              1/30/2014
Elizabeth T. Leary                     157,887                 15.6                 0.81              1/30/2014
Mario R. Ehlers                        121,178                 12.0                 0.81              1/30/2014

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

The following table presents information about options exercised by the Named Executive Officers during fiscal 2004, including the aggregate value of any gains realized on such exercise. The table also shows information regarding the number and value of unexercised in-the-money stock options held by the Named Executive Officers as of June 30, 2004.

                                                       NUMBER OF SHARES UNDERLYING          VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS
                                                              JUNE 30, 2004                   AT JUNE 30, 2004
                            SHARES                   ------------------------------------------------------------------
                          ACQUIRED ON      VALUE
   NAME                    EXERCISE       REALIZED    EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------------
                              (#)           ($)           (#)              (#)             ($)              ($)
Ronald R. Helm                  --              --      107,937          236,112         $23,746          $51,945
Elizabeth T. Leary          10,000         $10,200       48,243          109,644          10,613          24,122
Mario R. Ehlers                 --              --       43,443          77,735           9,557           17,102

EMPLOYMENT / CONSULTING AGREEMENTS

Effective October 1, 2004, we entered into a new at-will employment agreement with Dr. Elizabeth Leary, pursuant to which she continues to serves as our Chief Scientific Officer. Pursuant to the agreement, Dr. Leary receives an annual base salary of $190,000. In addition, Dr. Leary is entitled to bonuses for up to 20% of her salary if the company meets certain revenue and booked sales numbers for the 12 months beginning October 1, 2004.

In connection with the transactions contemplated by the Asset Purchase Agreement with Saigene, on August 28, 2002, we entered into a consulting agreement with Paul G. Kanan, a director and former officer. Pursuant to the consulting agreement, we agreed to engage Mr. Kanan as a consultant for a period of 12 months beginning September 1, 2002, and to pay Mr. Kanan $3,000 per month. The consulting arrangement was extended on a month-to-month basis for up to 12 additional months until August 31, 2004, or until such time as the shares of common stock held by Mr. Kanan have been registered for resale pursuant to an effective registration statement filed with the SEC. The consulting agreement was not further extended beyond such additional 12 months and expired by its terms on August 31, 2004. For the fiscal year ended June 30, 2004, we recorded $36,000 in consulting expense to Mr. Kanan under this consulting agreement, and as of March 11, 2005 we have made all payments subject to this agreement.

Also in connection with the Asset Purchase Agreement, on August 28, 2002, we entered into a consulting agreement with Terry M. Giles, a then-former director and greater than 5% stockholder. As described above, in September 2003, Mr. Giles was elected to our Board of Directors. Pursuant to the consulting agreement, we agreed to engage Mr. Giles as a consultant and to pay Mr. Giles compensation of $10,000 per month until the conversion of Mr. Giles shares of Series A preferred stock into common stock, and until such shares are either (a) registered pursuant to an effective registration statement, or (b) deemed tradable pursuant to Rule 144. Pursuant to the consulting agreement, we accrued the first year's payments (totaling $120,000) and such payments will be amortized and paid over the following four years (i.e., an additional $2,500 per month over 48 months beginning September 2003), with any accrued amounts due being payable upon termination of the consulting agreement, if terminated earlier than 60 months. For the fiscal year ended June 30, 2004, we recorded $120,000 in consulting expense to Mr. Giles under this consulting agreement, of which $37,154 was accrued and owing to Mr. Giles as of June 30, 2004, which has been paid as of March 11, 2005.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 27, 2002, we and our wholly-owned subsidiary, Pacific Biometrics, Inc., a Washington corporation ("PBI-WA"), entered into an Asset Purchase Agreement, as amended August 28, 2002 (the "Asset Purchase Agreement"), with Saigene, providing for the purchase by PBI-WA of certain technology, intellectual property and equipment assets in connection with certain DNA amplification and cell viability and related technologies and processes. On August 28, 2002, pursuant to the Asset Purchase Agreement, as consideration for the purchased assets, we issued to Saigene 6,541,430 shares of common stock, and an additional 458,570 shares of common stock to certain of Saigene's designees. In addition, as part consideration for the purchased assets, on August 28, 2002, PBI-WA issued to Saigene a promissory note in aggregate principal amount of $223,697. We are a guarantor on the note. The note bears interest at a rate of 8% per annum and is payable in equal monthly payments of principal and interest of $10,000. All principal amounts under the note accelerate and become payable upon the closing of an equity financing by us raising at least $6 million.

Also in connection with the Asset Purchase Agreement, on August 28, 2002, we entered into a consulting agreement with each of Paul Kanan and Terry Giles, two of our current directors.

On August 28, 2002, in connection with the asset purchase transaction, we and Saigene entered into an amended and restated Management Agreement, providing for management services by Saigene for the day-to-day operations of our clinical laboratory. The original management agreement had been entered into in September 1999. Under the terms of the amended and restated Management Agreement, we were obligated to pay a monthly fee of $90,000 to Saigene in consideration for its services. The Management Agreement may be terminated by either us or Saigene upon 30 days prior written notice. Subsequently, the parties amended the Management Agreement to reduce the management fee to $70,000 per month effective July 1, 2003, further reduced to $40,000 per month effective February 1, 2004, and further reduced to $20,000 per month effective June 15, 2004. Subsequently, in July 2004, we and Saigene agreed to terminate the management agreement effective August 31, 2004, thereby eliminating the management fee payable to Saigene after that date.

Also, on August 28, 2002, in connection with the Asset Purchase Agreement, PBI-WA and Saigene executed an Option Agreement, whereby PBI-WA may purchase certain additional assets of Saigene in exchange for, at PBI-WA's and our election, either $5,147,118 in cash or the issuance by us of an additional 1,715,706 shares of common stock and the assumption of additional liabilities associated with such transferred assets. As of the date hereof, the Option Agreement continues in full force and effect and has not been exercised by us.

On December 19, 2002, we, PBI-WA and Saigene executed an Investment Agreement, whereby Saigene agreed to an additional investment in our company, consisting of
(i) a promissory note in the amount of $200,000 due and payable to us on September 30, 2003 in either cash or surrender of shares of common stock, (ii) the assumption by Saigene of certain debt obligations that had been assumed by us in connection with the Asset Purchase Agreement in the aggregate amount of approximately $370,000, and (iii) the surrender of 10,000 shares of common stock held by Saigene. Subsequently on September 30, 2003, pursuant to the terms of the $200,000 promissory note payable to us, Saigene notified us of its election to surrender shares of common stock as payment on the note, at a deemed value of $3.00 per share. As a result, Saigene surrendered an aggregate of 72,072 shares of common stock and paid $2.36 in cash as payment in full of the principal and accrued interest on the note.

In August 2002, we converted an aggregate of $933,472 of deferred compensation and notes payable to related parties and current or former senior executives into warrants and options to purchase an aggregate of 301,541 shares of common stock. Included within these amounts were (a) $459,736 in deferred compensation and notes payable owing to Paul Kanan, a current director, exchanged for stock options for 153,245 shares of common stock, and (b) $65,765 in deferred compensation owing to Dr. Elizabeth Leary, our Chief Scientific Officer, converted into stock options for 21,922 shares of common stock.

During the quarter ended September 30, 2003, we also received 72,072 shares of our common stock as payment on a $200,000 note receivable and accrued interest from Saigene, and accrued approximately $2,000 in dividends on our Series B preferred stock. We also reversed approximately $1,000 previously recorded to our common stock and prepaid financing expense accounts, reflecting the return and cancellation of 83,333 shares of our common stock that had been held in escrow under an agreement with our prior landlord. Under the terms of the escrow agreement, 583,333 shares of our common stock remain in escrow.

Effective July 1, 2004, in connection with termination of the prior management agreement with Saigene, we purchased certain computer equipment and other furniture and equipment from Saigene Corporation. The property and equipment was valued at $73,585 and we paid $15,000 in cash and recorded an account payable to Saigene of $58,585. We also entered into an office sharing agreement for Saigene to use some of our office space. For each month of that office-sharing agreement, the $58,585 payable to Saigene will be reduced at a (non-cash) rate of $1,540 per month. At December 31, 2004 the balance due to Saigene was $52,425.

All ongoing and any future related-party transactions have been and will be made or entered into on terms that are no less favorable to us than those that may be obtained from an unaffiliated third party. In addition, any future related-party transactions, including any forgiveness of loans, must be approved by a majority of the disinterested members of our board of directors.

                             PRINCIPAL STOCKHOLDERS

We currently have two outstanding classes of voting securities - common stock and Series A preferred stock (collectively, the "VOTING SECURITIES"). The following table sets forth as of March 11, 2005, certain information regarding the beneficial ownership of each class of our outstanding Voting Securities by:
(i) each person who, to our knowledge, beneficially owns more than 5% of the respective class of Voting Securities; (ii) each of the Named Executive Officers identified in the Executive Compensation table above; (iii) each of our directors; and (iv) all of our directors and executive officers as a group. As of such date, there were issued and outstanding 13,353,550 shares of common stock and 1,550,000 shares of Series A preferred stock.

                                                               BENEFICIAL OWNERSHIP OF VOTING SECURITIES (2)
                                                 ---------------------------------------------------------------------
                                                            COMMON STOCK                 SERIES A PREFERRED STOCK
                                                 ---------------------------------------------------------------------
             NAME AND ADDRESS (1)                 NO. OF SHARES            PERCENT     NO. OF SHARES      PERCENT
------------------------------------------------ ---------------- ------ ------------ ---------------- ---------------
OFFICERS AND DIRECTORS:
 Terry M. Giles                                       572,581     (3)         4.2%         950,000         61.3%
 c/o Giles Enterprises
 3438-21 E. Collins Avenue
 Orange, CA  92867

 Ronald R. Helm                                       395,936     (4)         2.9               --         --

 Paul G. Kanan                                        267,590     (5)         2.0               --         --

 Michael L. Hartzmark                                 233,862     (6)         1.7               --         --

 Dr. Elizabeth Leary, Ph.D.                           151,509     (7)         1.1               --         --

 Richard W. Palfreyman                                 70,761     (8)        **                 --         --

 Mario Ehlers, M.D., Ph.D.                             69,002     (9)        **                 --         --

 All current directors and executive officers       1,761,241     (10)       12.3          950,000         61.3
    as a group (seven persons)

 5% OWNERS:
 Saigene Corporation                                3,070,058     (11)       23.0               --         --
 220 W Harrison Street
 Seattle, WA  98119

 Unamore Assets, Inc.                                 187,545     (12)        1.4          425,000         27.4
 c/o Courvoisier & Associe's S.A.
 25 Blvd. Helvetique
 1207 Geneva, Switzerland

 Banque Edouard Constant-Geneva                        75,268     (13)       **            175,000         11.3
 c/o Kierner & Cie-Pascal Kiener
 8, av. de Frontenex
 1207 Geneva, Switzerland

**       Less than one percent

(1) Except as otherwise noted, the address of each of these stockholders is c/o Pacific Biometrics, Inc., 220 West Harrison Street, Seattle, WA 98119.
(2) This table is based upon information supplied by executive officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, to our knowledge, each of the stockholders named in this table has sole voting and investment power with respect to the Voting Securities shown as beneficially owned.
(3) Includes 316,666 shares of common stock issuable upon conversion of the 950,000 shares of Series A preferred stock held by Mr. Giles (at a conversion rate of one share of common stock for every three shares of Series A preferred stock). Also includes 25,000 shares of common stock subject to outstanding stock options held by Mr. Giles that are exercisable within 60 days of March 11, 2005 ("Vested Options").
(4) Includes 192,936 shares of common stock subject to Vested Options held by Mr. Helm. (5) Includes 89,345 shares of common stock held by the Kanan Living Trust dated May 15, 1990, of which Mr.
         Kanan is a co-trustee with his wife, and 821 shares held in Mr. Kanan's account in our 401(k) Plan. Also includes 178,245 shares of common stock subject to Vested Options held by Mr. Kanan.
(6) Includes 16,000 shares of common stock subject to Vested Options held by Mr. Hartzmark.
(7) Includes 1,475 shares held in Dr. Leary's account in our 401(k) Plan, over which she has voting control but no investment power. Also includes 106,636 shares of common stock subject to Vested Options held by Dr. Leary.
(8) Consists of 70,761 shares of common stock subject to Vested Options held by Mr. Palfreyman.
(9) Consists of 69,002 shares of common stock subject to Vested Options held by Dr. Ehlers.
(10) Consists of Ronald Helm, Michael Hartzmark, Paul Kanan, Terry Giles, Richard Palfreyman, Dr. Elizabeth Leary and Dr. Mario Ehlers. Includes an aggregate of 658,580 shares of common stock subject to Vested Options held by such persons, and 316,666 shares of common stock issuable upon conversion of 950,000 shares of Series A preferred stock held by such persons.
(11) Includes an aggregate of 2,437,057 shares of common stock held of record by third parties, but over which Saigene has voting power pursuant to irrevocable proxies granted by such third parties. Does not include up to 1,715,706 shares of common stock that may be issued upon exercise by us of an option to purchase additional assets of Saigene. See "Certain Relationships and Related Transactions" below.
(12) Includes 141,666 shares of common stock issuable upon conversion of the 425,000 shares of Series A preferred stock held by the stockholder (at a 1:3 conversion rate).
(13) Includes 58,333 shares of common stock issuable upon conversion of the 175,000 shares of Series A preferred stock held by the stockholder (at a 1:3 conversion rate).

                            DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue 30,000,000 shares of common stock, par value $.01 per share. As of March 11, 2005, there were 13,353,550 shares of common stock issued and outstanding, held by approximately 261 holders of record. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

On January 10, 2003, our board of directors approved a 1:3 (one for three) reverse stock split on our common stock. The reverse split was subsequently approved by our stockholders and became effective on March 14, 2003. All shares and per share calculations set forth in this prospectus reflect the 1:3 reverse stock split.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferential rights with respect to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of our company, holders of common stock are entitled to share ratably all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

PREFERRED STOCK

Our certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock, par value $.01 per share. Our board of directors generally has the authority to establish the designations, rights and preferences of the preferred stock. Accordingly, the Board of Directors is empowered, without general stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the common stock.

We currently have two designated classes of preferred stock - Series A convertible preferred stock and Series B convertible preferred stock.

         SERIES A PREFERRED STOCK

         As of March 11, 2005, there were 1,550,000 shares designated as Series A preferred stock, all of which shares were issued and outstanding. Each share of Series A preferred stock is entitled to a liquidation preference of $2.00 per share. Each share of Series A preferred stock is convertible at the option of the holder at any time, into one-third of a share of common stock, and is convertible at our option into one-third of a share of common stock when the closing price of our common stock is at least $8.00 or more for thirty consecutive trading days. In August 2002, the holders of Series A preferred stock approved an amendment to the Certificate of Designation to modify certain mandatory conversion rights, eliminate dividend rights and eliminate the right of the holders of the Series A preferred stock to designate a director to our board of directors. As such, in August 2002, all accrued and unpaid dividends on the Series A preferred stock at that time (approximately $910,000) were converted into 150,000 shares of our common stock, and the Series A preferred stock no longer accrues mandatory dividends. For the year ended June 30, 2004, we did not declare dividends payable on the Series A preferred stock and we do not intend to declare dividends for the 2005 fiscal year.

         Unless otherwise required by law, holders of Series A preferred stock do not have a general right to vote on any matter submitted for stockholder approval. However, holders of Series A preferred stock have separate class voting rights with respect to the following limited matters:

         o any amendment to our certificate of incorporation or bylaws that would change the rights or preferences of the Series A preferred stock;
         o any authorization or issuance by our board of directors us of any equity security having a preference or priority as to dividends or assets superior to or on parity with the Series A preferred stock; or
         o any reclassification of the common stock into shares having a preference or priority as to dividends or assets superior to or on parity with the Series A preferred stock.

         SERIES B PREFERRED STOCK

         As of March 11, 2005, there were 1,666,667 shares designated as Series B preferred stock, none of which were issued and outstanding. Previously, there were 36,666.66 shares of Series B preferred stock issued and outstanding held by three holders. In May 2004, we offered to our three holders of Series B preferred stock the opportunity to voluntarily convert all of their shares of Series B preferred stock, and all accrued and unpaid dividends thereon through May 31, 2004 (approximately $3,295), into shares of common stock. The conversion ratio was 3 shares of common stock for one share of Series B preferred stock, plus 1 share of common stock for each $1 in accrued and unpaid dividends. In June 2004, all three preferred holders accepted our conversion offer and canceled their shares of Series B preferred stock and accrued and unpaid dividends, and we issued a total of 104,294 shares of common stock upon such conversion.

         Our Series B preferred stock previously accrued dividends at a rate of 8% per annum, compounded quarterly. For the fiscal year ended June 30, 2004, we paid cash dividends on the Series B preferred stock of approximately $4,000, and approximately $3,295 of accrued and unpaid dividends at May 31, 2004 were converted into shares of common stock. There are no remaining accrued and unpaid dividends on the Series B preferred stock.

         We intend to file an amendment to our Certificate of Incorporation to eliminate this designated class of preferred stock, and all such 1,666,667 shares will be returned to authorized but undesignated shares of preferred stock.

The foregoing summaries of the material terms of our common stock and our preferred stock do not purport to be complete or to contain all the information that may be important to you and are qualified in their entirety by reference to our Certificate of Incorporation, as amended, and bylaws, as amended.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE ANTI-TAKEOVER LAW

Certain provisions of our certificate of incorporation and bylaws could make more difficult the acquisition of our company by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweighs the disadvantages of discouraging such proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of such proposals could result in an improvement of their terms.

         ISSUANCE OF PREFERRED STOCK

         As noted above, our Board of Directors, without general stockholder approval (other than any required approval of holders of preferred stock), has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of us or make removal of management more difficult.

         NO CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS

         Our stockholders are not permitted to cumulate their votes in the election of directors. As a result, stockholders owning a majority of our common stock may elect all of the directors.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could complicate, delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging these proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

DELAWARE GENERAL CORPORATION LAW

We are not currently subject to Section 203 of the Delaware General Corporation Law. If in the future our common stock is quoted on the Nasdaq Stock Market or listed on a national securities exchange, we may become subject to that provision. Section 203 generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

         o prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,
         o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
         o on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

         o any merger or consolidation involving the corporation and the interested stockholder,
         o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder,
         o subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder,
         o any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or
         o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its officers and directors to the extent provided in that statute. Our certificate of incorporation and bylaws contain provisions intended to indemnify officers and directors against liability to the fullest extent permitted by Delaware law.

Under Delaware law, directors and officers may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In stockholders' derivative actions, indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, except that no indemnification shall be made in the event such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a proper court shall have determined that such person is fairly and reasonably entitled to indemnity for such expenses. Delaware law also permits a corporation to maintain insurance on behalf of its officers and directors against liabilities incurred while acting in such capacities.

Our certificate of incorporation and bylaws contain provisions intended to provide indemnification to our officers and directors. Our certificate provides that we shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, indemnify any and all persons whom we have power to indemnify from and against any and all expenses, liabilities, or other matters referred to in or covered by said section. Our bylaws contain a similar provision requiring indemnity of our officers and directors to the fullest extent authorized by Delaware law.

Our directors and officers are covered by insurance (with certain exceptions and limitations) which indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements or misleading statements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty, including liability under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered hereby are being passed upon for us by Cairncross & Hempelmann, P.S., Seattle, Washington. Cairncross & Hempelmann has not represented the selling security holders in connection with such registration.

                                     EXPERTS

Our financial statements as of June 30, 2004 and 2003, and for the years then ended appearing in this prospectus have been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in their report thereon appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of these materials also can be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy statements and other information regarding us. The address of the SEC web site is http://www.sec.gov.

In addition, we maintain a web site that contains information regarding our company, including copies of reports, proxy statements and other information we file with the SEC. The address of our web site is www.pacbio.com. Our web site, and the information contained on that site, or connected to that site, are not incorporated into and do not constitute a part of this prospectus.

We have filed a registration statement on Form SB-2 with the SEC for the common stock offered by the selling security holders under this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to, or incorporated by reference into, the registration statement for copies of the actual contract, agreement or other document.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                          INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

Consolidated Financial Statements for Three- and Six-Months Ended December 31, 2004 and 2003:

     Consolidated Balance Sheets as of December 31, 2004 (unaudited)
         and June 30, 2004.............................................      F-2

     Consolidated Statements of Operations for the three- and six-month
         periods ended December 31, 2004 and 2003 (unaudited)..........      F-3

     Consolidated Statements of Cash Flows for the six-month periods
         ended December 31, 2004 and 2003 (unaudited)..................      F-4

     Notes to Condensed Consolidated Financial Statements (unaudited)..      F-5


Consolidated Financial Statements for Fiscal Years Ended June 30, 2004 and 2003:

     Report of Independent Registered Public Accounting Firm...........     F-11

     Consolidated Balance Sheets as of June 30, 2004 and 2003..........     F-12

     Consolidated Statements of Operations for the years ended June
         30, 2004 and 2003.............................................     F-13

     Consolidated Statements of Cash Flows for the years ended June
         30, 2004 and 2003.............................................     F-14

     Consolidated Statement of Stockholders' Equity (Deficit) for the
         years ended June 30, 2004 and 2003............................     F-15

     Notes to Consolidated Financial Statements........................     F-16

                            PACIFIC BIOMETRICS, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                                                                 DECEMBER 31,        JUNE 30,
                           ASSETS                                                                   2004               2004
                                                                                                 (unaudited)        (audited)
                                                                                                 ------------------------------
Current assets:
    Cash and cash equivalents                                                                    $  1,434,661      $  2,941,014
    Accounts receivable, net of allowance for doubtful accounts
         of $22,100 and $22,100, respectively                                                         822,678           367,449
    Prepaid expenses and other assets                                                                 276,830            78,999
    Deferred financing cost on secured convertible note - current portion                              97,833            64,500
                                                                                                 ------------      ------------
          Total current assets                                                                      2,632,002         3,451,962

Property and equipment, net                                                                           435,734           407,548

Other assets:
    Deferred financing cost on secured convertible note - net of current portion                      138,597           123,625
    Restricted cash                                                                                    71,592            71,395
                                                                                                 ------------      ------------
          Total assets
                                                                                                 $  3,277,925      $  4,054,530
                                                                                                 ============      ============

                       LIABILITIES AND STOCKHOLDERS' EQUITY
                          (DEFICIT)

Current liabilities:
    Accounts payable                                                                             $    315,359      $    479,446
    Accrued liabilities                                                                               791,766           647,986
    Advances from customers                                                                           608,413           210,922
    Capital lease obligation - current portion                                                         49,162            48,253
    Note payable to related parties - current portion                                                    --              22,183
    Secured convertible note - current portion, net of unamortized fair value assigned to beneficial conversion feature and warrants of $362,694
       $304,349, respectively                                                                         220,637           278,982
    Other notes payable - current portion                                                             422,601           349,002
                                                                                                 ------------      ------------
          Total current liabilities                                                                 2,407,938         2,036,774

Long-term liabilities:
   Capital lease obligations - net of current portion                                                 135,901           160,487
   Secured convertible note - net of current portion, net of unamortized fair value assigned to beneficial conversion feature and warrants of $733,781
      $931,133, respectively                                                                        1,145,788           985,536
   Other notes payable - net of current portion                                                        88,110           336,510
                                                                                                 ------------      ------------
          Total long-term liabilities                                                               1,369,799         1,482,533
                                                                                                 ------------      ------------
          Total liabilities
                                                                                                    3,777,737         3,519,307

Stockholders' equity (deficit):
    Preferred stock, $0.01 par value, 5,000,000 shares authorized
          Series A preferred stock, 1,550,000 shares designated, 1,550,000 shares issued and
           outstanding, liquidation preference of $2.00 per share, aggregating $3,100,000              15,500            15,500
          Series B preferred stock, 1,666,667 shares designated, no shares issued and
           outstanding                                                                                   --                --
    Common stock, $0.01 par value, 30,000,000 shares authorized issued and outstanding 13,213,550 shares at December 31, 2004 and 13,048,820
           at June 30, 2004                                                                           303,861           302,214
    Additional paid-in capital                                                                     23,493,752        23,338,016
    Accumulated deficit                                                                           (24,311,502)      (23,119,084)
    Treasury stock                                                                                     (1,423)           (1,423)
                                                                                                 ------------      ------------
          Total stockholders' equity (deficit)                                                       (499,812)          535,223
                                                                                                 ------------      ------------

          Total liabilities and stockholders' equity (deficit)
                                                                                                 $  3,277,925      $  4,054,530
                                                                                                 ============      ============

             The accompanying condensed notes are an integral part of these consolidated financial statements.

                            PACIFIC BIOMETRICS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                    Three Months Ended                    Six Months Ended
                                                                        December 31,                        December 31,
                                                               ------------------------------      ------------------------------
                                                                   2004              2003              2004              2003
                                                               ------------      ------------      ------------      ------------
Revenues                                                       $  1,008,755      $    542,076      $  1,443,496      $  2,842,298

 Laboratory expenses and cost of sales                              586,227           449,592           995,753         1,743,695
                                                               ------------      ------------      ------------      ------------
          Gross Profit                                              422,528            92,484           447,743         1,098,603

Operating expenses:
    Research and product development                                 37,095            39,114            43,399            77,353
    Selling, general and administrative                             612,287           734,633         1,327,318         1,596,838
                                                               ------------      ------------      ------------      ------------

Operating loss                                                     (226,854)         (681,263)         (922,974)         (575,588)
                                                               ------------      ------------      ------------      ------------

Other income (expense):
  Interest expense                                                 (141,744)          (29,847)         (277,154)          (60,948)
  Interest income                                                       449               209               540            16,509
  Other income                                                        5,337               297             7,170               532
  Loss on settlement of note receivable from related party             --                --                --             (72,072)
                                                               ------------      ------------      ------------      ------------
                                                                   (135,958)          (29,341)         (269,444)         (115,979)

Loss before tax expense                                            (362,812)         (710,604)       (1,192,418)         (691,567)
                                                               ------------      ------------      ------------      ------------

Tax expense                                                            --                --                --                --
                                                               ------------      ------------      ------------      ------------

Net loss                                                       $   (362,812)     $   (710,604)     $ (1,192,418)     $   (691,567)
                                                               ============      ============      ============      ============

Preferred stock dividend                                               --              (2,020)             --              (4,054)
                                                               ------------      ------------      ------------      ------------

Net loss applicable to common stockholders                     $   (362,812)     $   (712,624)     $ (1,192,418)     $   (695,621)
                                                               ============      ============      ============      ============

Net loss per share:
  Basic loss per share                                         $      (0.03)     $      (0.08)     $      (0.10)     $      (0.08)
                                                               ============      ============      ============      ============
  Diluted loss per share                                       $      (0.03)     $      (0.08)     $      (0.10)     $      (0.08)
                                                               ============      ============      ============      ============

Weighted average common shares outstanding:
  Basic                                                          12,630,217         8,706,089        12,547,852         8,628,941
                                                               ============      ============      ============      ============
  Diluted                                                        12,630,217         8,706,089        12,547,852         8,628,941
                                                               ============      ============      ============      ============


            The accompanying condensed notes are an integral part of these consolidated financial statements.

                            PACIFIC BIOMETRICS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                                  Six months ended
                                                                                                     December 31,
                                                                                            ------------------------------
                                                                                                2004              2003
                                                                                            ------------      ------------
Cash flows from operating activities:
    Net loss                                                                                $ (1,192,418)     $   (691,567)

    Reconciliation of net loss to net cash provided by (used in) operating activities:
      Depreciation and amortization                                                               76,764            56,577
      Amortization of fair value assigned to beneficial conversion feature and warrants          139,007              --
      Amortization of deferred financing costs on secured convertible note                       (48,305)             --
      Interest income on note receivable from related party settled by common stock                 --             (16,218)
      Board compensation settled by stock options                                                   --              24,840
      Loss on settlement of note receivable from related party                                      --              72,072
      Compensation expense (income) from fair value adjustment to options                            283           (46,049)
      Changes in assets and liabilities:
         Accounts receivable, net                                                               (455,229)           49,385
         Inventories                                                                                --             158,104
         Prepaid expenses and other assets                                                       (77,831)          (72,786)
         Advances from customers                                                                 397,491          (232,664)
         Accounts payable                                                                       (164,087)           77,233
         Accrued liabilities                                                                     143,780            92,971
         Deferred compensation                                                                      --              13,774
         Stock options granted at less than fair market value                                       --               2,583
                                                                                            ------------      ------------
          Net cash provided by (used in) operating activities                                 (1,180,545)         (511,745)
                                                                                            ------------      ------------

Cash flows from investing activities:
    Purchases of capital equipment                                                              (104,950)          (26,717)
                                                                                            ------------      ------------
          Net cash used in investing activities                                                 (104,950)          (26,717)
                                                                                            ------------      ------------
Cash flows from financing activities:
    Payments on notes payable                                                                   (174,801)          (80,286)
    Payments on notes payable to related parties                                                 (22,183)          (55,660)
    Transfer to restricted cash                                                                     (197)             (161)
    Net proceeds from loan and security agreement                                                   --             250,000
    Payments on capital lease obligations                                                        (23,677)          (29,480)
    Payment of cash dividends                                                                       --              (5,684)
    Net proceeds from exercise of stock options                                                     --                 400
    Net proceeds from private placement of common stock                                             --             687,933
                                                                                            ------------      ------------
          Net cash provided by (used in) financing activities                                   (220,858)          767,062
                                                                                            ------------      ------------

Net increase (decrease) in cash and cash equivalents                                          (1,506,353)          228,600
Cash and cash equivalents, beginning of period                                                 2,941,014           440,326
                                                                                            ------------      ------------

Cash and cash equivalents, end of period                                                    $  1,434,661      $    668,926
                                                                                            ============      ============

Cash paid during the period for interest                                                    $     73,007      $     39,861
                                                                                            ============      ============
Cash paid during the period for income taxes                                                $       --        $       --
                                                                                            ============      ============



Non-Cash Activities
    Common stock issued upon conversion of principal on Laurus convertible note             $     35,000      $       --
    Common stock issued as compensation of R&D costs related to Utek Agreement $                 120,000      $       --
    Preferred stock dividends accrued                                                       $       --        $      4,054
    Shares released from escrow under restructure agreement with prior landlord             $       --        $        833
    Warrants issued in consideration of issuance costs for private placement                $       --        $     78,073

        The accompanying condensed notes are an integral part of these consolidated financial statements.

                            PACIFIC BIOMETRICS, INC.

        CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.       ORGANIZATION AND BASIS OF PRESENTATION

Pacific Biometrics, Inc., a Delaware corporation ("PBI" or the "Company"), provides specialty reference laboratory services to the pharmaceutical and diagnostics industries. The Company was incorporated in Delaware in May 1996. The Company conducts its business primarily through its wholly owned subsidiary, Pacific Biometrics, Inc., a Washington corporation ("PBI-WA"). The Company's two other wholly owned subsidiaries are PBI Technology, Inc., a Washington corporation ("PBI Tech"), and BioQuant, Inc., a Michigan corporation. All material intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

Unaudited interim financial statements include all adjustments such as normal recurring accruals that are, in the opinion of management, necessary for a fair statement of results of interim periods. Operating results for the three- and six-month periods ended December 31, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2005. The accompanying unaudited financial statements and related condensed notes should be read in conjunction with the audited financial statements and the Form 10-KSB of Pacific Biometrics, Inc. and notes thereto, for its fiscal year ended June 30, 2004.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NEW ACCOUNTING PRONOUNCEMENTS

In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, "Inventory Costs-- an amendment of ARB No. 43, Chapter 4" ("SFAS No. 151"). This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management believes the adoption of this Statement will have no impact on the Company's financial condition or results of operations.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67" ("SFAS No. 152"), which amends FASB statement No. 66, "Accounting for Sales of Real Estate", to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions" ("SOP 04-2"). This statement also amends FASB Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this Statement will have no impact on the Company's financial condition or results of operations.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.153, "Exchanges of Nonmonetary Assets - an Amendment of APB Opinion No. 29", ("SFAS No. 153"). This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this Statement will have no impact on the Company's financial condition or results of operations.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payments" ("SFAS No. 123 (R)"). This Statement replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS No. 123 (R) establishes standards for the accounting for share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based award, share appreciation rights and employee share purchase plans. SFAS No. 123 (R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grand date (with limited exceptions). That cost will be recognized in the entity's financial statements over the period during which the employee is required to provide services in exchange for the award. Management has not currently evaluated the impact of adoption on its overall results of operations or financial position.

STOCK-BASED COMPENSATION

The Company has a stock-based employee compensation plan. For the three- and six-month periods ended December 31, 2004 no stock options were granted under the employee compensation plan. The Company applies APB Opinion 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and related interpretations in accounting for its plan. The Company has adopted the disclosure-only provisions of SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION." Had compensation cost been determined based on the fair value of stock options granted in a manner consistent with the method promulgated by SFAS No. 123, the Company's net loss and loss per share would have been changed to the pro forma amounts below for the three- and six-month periods ended December 31:

                                                                   Three months                         Six months
                                                                 ended December 31,                  ended December 31,
                                                           ------------------------------      ------------------------------
                                                               2004              2003              2004              2003
                                                           ------------      ------------      ------------      ------------
          Net loss as reported                             $   (362,812)     $   (710,604)     $ (1,192,418)     $   (691,567)
          Add: Total stock-based employee compensation
             awards, net of related tax benefits                   --              64,679              --              64,679
                                                           ------------      ------------      ------------      ------------
            Pro forma net loss                             $   (362,812)     $   (775,283)     $ (1,192,418)     $   (756,246)
                                                           ============      ============      ============      ============
         Net loss per share:
              Basic - as reported                          $      (0.03)     $      (0.08)     $      (0.10)     $      (0.08)
                                                           ============      ============      ============      ============
              Diluted - as reported                        $      (0.03)     $      (0.08)     $      (0.10)     $      (0.08)
                                                           ============      ============      ============      ============
              Basic - pro forma                            $      (0.03)     $      (0.08)     $      (0.10)     $      (0.08)
                                                           ============      ============      ============      ============
              Diluted - pro forma                          $      (0.03)     $      (0.08)     $      (0.10)     $      (0.08)
                                                           ============      ============      ============      ============

VARIABLE ACCOUNTING

On May 3, 2002, the Board of Directors voted to reduce the exercise price of all then outstanding options to $0.06 per share. No initial expense was recognized on this repricing, as the new exercise price equaled the market value of the Company's stock on that date. As of December 31, 2004 and 2003, respectively, 7,902 and 41,140 of these options remained outstanding. For the three-month periods ended December 31, 2004 and 2003, in accordance with accounting for options under variable pricing rules, the Company recognized approximately $(2,529) and $54,977, respectively, in compensation income (expense). For the six-month periods ended December 31, 2004 and 2003, in accordance with accounting for options under variable pricing rules, the Company recognized approximately $(283) and $46,049, respectively, in compensation income (expense). The Company will recognize compensation expense in the future for all outstanding repriced stock options if the market value of its common stock increases, and will recognize compensation income if the market value of its common stock decreases.

BENEFICIAL CONVERSION FEATURE

In accordance with Financial Accounting Standards Board (FASB) Emerging Issues Task Force Issue (EITF) No. 98-5 and FASB EITF No. 00-27, using the relative fair value method of Accounting Principles Board Opinion 14 ("APB 14"), the Company recorded a beneficial conversion feature (BCF) related to the issuance of convertible debt that has conversion features at fixed rates that were in-the-money when issued and recorded the value allocated to warrants issued with those instruments. The BCF for the convertible instrument and value allocated to warrants are measured and recognized by allocating a portion of the proceeds to additional paid-in capital with an offset to the discount on the convertible instrument.

For convertible debt and related warrants, the recorded discount is amortized as interest expense using the effective interest method over the life of the debt. For the three- and six-month periods ended December 31, 2004, the Company amortized $72,325 and $139,007, respectively associated with the secured convertible note, leaving an unamortized balance of $1,096,475 at December 31, 2004. There was no comparable amortization charge during the comparable three- and six-month periods ended December 31, 2003.

UTEK AGREEMENT

Effective September 30, 2004, the Company entered into a one-year agreement with Utek Technologies ("Utek") to find for the Company potential licensing, royalty or asset sale opportunities for some or all of the technology assets held in the Company's subsidiary, PBI Tech. The Company agreed to issue to Utek a minimum of 129,730 unregistered shares of common stock as compensation, with 1/12th of the shares (10,810 shares) vesting each month during the term of the agreement. In the event the aggregate value of the shares upon vesting is less than $120,000, the Company is obligated to issue additional shares upon completion of the agreement. In the event of termination before the completion of the agreement, all unvested shares of common stock shall be returned to the Company. In accordance with Financial Accounting Standards Board Emerging Issues Task Force Issue (EITF) No. 96-18, the Company recorded a prepaid expense of $120,000 related to the issuance of 129,730 shares of unregistered common stock over the term of the agreement. During the quarter ended December 31, 2004, the Company amortized $30,000 of this prepayment and applied this expense to its research and development expenses.

LOSS PER SHARE

Basic loss per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of outstanding stock options that have vested or will vest within 60 days of December 31, 2004 and warrants using the "treasury stock" method and the effect of preferred stock on an as-converted basis. Diluted loss per share is computed on the basis of the weighted average number of common shares outstanding and does not include the effect of dilution from outstanding stock options that have vested or will vest within 60 days of December 31, 2004 and warrants using the "treasury stock" method and the effect of preferred stock on an as-converted basis. All per share calculations exclude treasury shares and shares held in trust as security for a note payable. Net earnings (loss) applicable to common stockholders includes cumulative dividends on the Series B Preferred Stock of $0 for both the three- and six-month periods ended December 31, 2004 and $2,020 and $4,054 for the three- and six-month periods ended December 31, 2003, respectively. The shares of Series B Preferred Stock have all been converted into common stock, and are no longer outstanding and subject to dividends subsequent to May 31, 2004.

Components of basic and diluted loss per share were as follows for the three- and six-month periods ended December 31:

                                                         Three months ended                  Six months ended
                                                             December 31,                      December 31,
                                                  -------------------------------     -------------------------------
                                                       2004              2003             2004               2003
                                                  ------------      -------------     ------------      -------------
Net loss (A)                                      $   (362,812)     $    (710,604)    $ (1,192,418)     $    (691,567)

Preferred stock dividend                                  --               (2,020)            --               (4,054)
                                                  ------------      -------------     ------------      -------------

Net loss applicable to common
         stockholders (B)                         $   (362,812)     $    (712,624)    $ (1,192,418)     $    (695,621)
                                                  ============      =============     ============      =============

Weighted average number of outstanding shares
         of common stock (C)                        12,630,217          8,706,089       12,547,852          8,628,941
                                                  ============      =============     ============      =============

Weighted average number of outstanding shares
         of common stock and common stock
         equivalents (D)                            12,630,217          8,706,089       12,547,852          8,628,941
                                                  ============      =============     ============      =============
Loss per share:
         Basic (B/C)                              $     (0.03)      $      (0.08)     $      (0.10)     $       (0.08)
                                                  ============      =============     ============      =============
         Diluted (A/D)                            $     (0.03)      $      (0.08)     $      (0.10)     $       (0.08)
                                                  ============      =============     ============      =============

Due to the Company's net losses for the three- and six-month periods ended December 31, 2004 and 2003, common stock equivalents related to the Company's a) in-the-money, vested options, b) in-the-money warrants, and c) convertible preferred stock were not used in the computation of diluted loss per share because the effect would be anti-dilutive. As of December 31, 2004, the Company's common stock equivalents included: a) in-the-money, vested options to purchase 727,454 shares of common stock; b) in-the-money warrants to purchase 590,727 shares of common stock; and c) 1,550,000 shares of Series A Preferred Stock convertible into 516,667 shares of common stock. Effective May 31, 2004, the holders of the Series B Preferred Stock exchanged all their Series B Preferred Stock plus accrued dividends for 104,294 shares of common stock. Prior to that date, the Series B Preferred Stock was convertible into 33,666 shares of common stock. As of December 31, 2003, the Company's common stock equivalents included: a) in-the-money, vested options to purchase 294,818 shares of common stock; b) in-the-money warrants to purchase 524,439 shares of common stock; c) 1,550,000 shares of Series A Preferred Stock convertible into 516,667 shares of common stock and d) 33,666.66 shares of Series B Preferred Stock convertible into 33,666 shares of common stock.

DEFERRED FINANCE COSTS

In conjunction with the Company's $2.5 million secured convertible note financing that closed on May 28, 2004 with Laurus Master Fund, Ltd., a New York City based investment fund ("Laurus"), the Company paid various fees and expenses totaling $293,500, which are being amortized to general and administrative expenses at the rate of $8,153 per month over the 36-month life of the note beginning in June 1, 2004. As of December 31, 2004, there was an unamortized balance of $236,431.

3.  GOING CONCERN AND MANAGEMENT'S PLANS

The Company had net losses for the three- and six-month periods ended December 31, 2004 and for the fiscal year ended June 30, 2004. Although the Company had net earnings in fiscal 2003, it experienced a net loss from operations. The Company has historically experienced recurring losses from operations and has had cash flow shortages. While the Company currently has a positive working capital position of $224,065, at December 31, 2004, it had significant amounts of debt, including a secured convertible note and notes payable of $1,877,136 and other liabilities of $1,900,601, and stockholders' deficit of $499,812. If the beneficial conversion feature of the secured convertible note of $1,096,475 were included, total liabilities at December 31, 2004 would equal $4,874,212 and stockholders' deficit would be $1,596,287. Historically, the Company has had deficiencies in working capital and stockholders' equity and has had significant amounts of current and past due debt and payables. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management has taken steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue in existence for the near term.

4.  CONCENTRATION OF CREDIT RISK

One customer, Pfizer, Inc., individually accounted for approximately 36% and 76% of the Company's total revenues for the fiscal years ended June 30, 2004 and 2003. For the three- and six-month periods ended December 31, 2004 Pfizer accounted for 37% and 31% of the Company's total revenues. This compares to Pfizer's percentages of total revenues for the three- and six-month periods ended December 31, 2003 of 7% and 8%, respectively. For the three- and six-month periods ended December 31, 2004, combined revenues from the Company's five largest customers were approximately 79% and 65%, respectively. This compares to 68% and 86% of total revenues for the Company's top five customers for the three- and six-month periods ended December 31, 2003. As a comparison, revenues from the Company's five largest customers represented approximately 86% and 88% of total revenues for the fiscal years ended June 30, 2004 and 2003, respectively.

The Company maintains its cash in two commercial accounts at major financial institutions. Although the financial institutions are considered creditworthy and have not experienced any losses on their deposits, at December 31, 2004, the Company's cash balance exceeded Federal Deposit Insurance Corporation (FDIC) limits by $1,234,661.

5.  RELATED PARTY TRANSACTIONS

Effective July 1, 2004, the Company purchased certain computer equipment and other furniture and equipment from Saigene Corporation, a related party. The property and equipment was valued at $73,585 and the Company paid $15,000 in cash and recorded an account payable to Saigene of $58,585. The Company also entered into an office sharing agreement for Saigene to use some of the Company's office space. For each month of that office-sharing agreement, the $58,585 payable to Saigene will be reduced at a (non-cash) rate of $1,540 per month. At December 31, 2004 the balance due to Saigene was $52,425.

6.       SUBSEQUENT EVENTS

LAURUS WAIVER -- MAY 2004 $2.5 MILLION SECURED CONVERTIBLE NOTE

On December 1, 2004, the Company owed its first repayment of principal to Laurus on the May 2004 $2.5 million secured convertible note (the "2004 Note"), in the amount of $83,333. Prior to December 1, 2004, the Company initiated discussions with Laurus for a six-month deferral on all principal payments and the Company did not make the principal payments on either December 1, 2004 or January 1, 2005. On January 31, 2005 Laurus formally agreed to the six-month deferral and also waived all events of default, including the failure by the Company to make its scheduled amortization payments in December and January. Laurus and the Company agreed that the Company would not be required to pay the principal portion of any monthly amount due for the six-month period from December 2004 through May 2005, and instead such deferred principal amounts will be due on May 1, 2007, the maturity date of the 2004 Note. There was no change in the interest rate charged by Laurus on the unpaid principal.

In consideration for the principal payment deferral and the waiver, the Company issued an additional common stock purchase warrant to Laurus to purchase up to 200,000 shares of the common stock of the Company at an exercise price of $1.48. The warrant expires on January 31, 2009.

LAURUS DEBT INVESTMENT-- JANUARY 2005 $1.5 MILLION SECURED CONVERTIBLE NOTE

Effective January 31, 2005, the Company entered into a new debt financing arrangement with Laurus. The terms of this January 2005 $1.5 million secured convertible note are similar to the terms of the 2004 Note. The new financing consisted of a $1.5 million secured convertible note with a term of three years (the "2005 Note"). In connection with the financing, the Company also issued to Laurus a warrant to purchase up to 326,087 shares of common stock at an exercise price of $1.37 per share exercisable at any time prior to January 31, 2010.

Under the terms of the 2005 Note, the Company will start making monthly payments of accrued interest only beginning on March 1, 2005. In addition, the note provides for monthly payments of principal in the amount of $50,000, plus accrued interest, commencing August 1, 2005. The note bears interest at an initial rate equal to the prime rate plus two percent (2%). For any cash payments made on the note (e.g., any amounts due that are not converted into common stock), the Company is required to pay an amount equal to 102% of the principal amount due.

Laurus has the option to convert any or all of the outstanding principal and accrued interest on the note into shares of the Company's common stock at an initial conversion price of $1.17 per share. The note conversion price (initially $1.17 per share) is subject to certain anti-dilution adjustments, including full ratchet anti-dilution if the Company issues convertible or equity securities at a price per share less than the conversion price. In addition, for each monthly payment under the note, Laurus will be obligated to convert a portion of the monthly payment into common stock at the applicable conversion price, when certain conditions are present.

As security for the obligation to Laurus, the Company and each of its subsidiaries granted Laurus a blanket security interest in all of the Company's assets, and the Company entered into a stock pledge with Laurus for the capital stock in all the Company's subsidiaries. In conjunction with the financing, the Company paid fees and expenses of approximately $114,000, which will be amortized to general and administrative expenses at the rate of approximately $3,167 per month over the 36-month life of the 2005 Note, beginning February 2005. In addition, the Company issued to its broker a five-year warrant, exercisable as and to the extent that amounts owing under the

2005 Note are converted into common stock, for up to 105,263 shares of common stock at an exercise price of $1.37 per share.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Pacific Biometrics, Inc.
Seattle, Washington

We have audited the accompanying consolidated balance sheets of Pacific Biometrics, Inc. as of June 30, 2004 and 2003 and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific Biometrics, Inc. as of June 30, 2004 and 2003, and the consolidated results of its operations and its consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has experienced significant losses from operations and has experienced cash flow shortages. Additionally, the Company has reported deficiencies in working capital and stockholders' equity. These matters, among others, as discussed in Note 3 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Grant Thornton LLP

Seattle, Washington
September 10, 2004

                            PACIFIC BIOMETRICS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 AS OF JUNE 30,

                                                                                  2004              2003
                                                                              ------------      ------------
                            ASSETS
Current assets:
    Cash and cash equivalents                                                 $  2,941,014      $    440,326
    Accounts receivable, net of allowance for doubtful
          accounts of $22,100 and $23,965, respectively                            367,449           466,608
    Note receivable from related party                                                --             200,000
    Inventories                                                                       --             158,104
    Prepaid expenses and other assets                                               78,999            73,176
    Deferred financing cost on secured convertible
      note - current portion                                                        64,500              --
                                                                              ------------      ------------
          Total current assets                                                   3,451,962         1,338,214

Property and equipment, net                                                        407,548           433,060

Other assets:
    Deferred financing cost on secured convertible                                 123,625              --
        note - long-term portion
    Restricted cash                                                                 71,395            71,074
    Technology assets                                                                 --             476,874
                                                                              ------------      ------------
          Total assets                                                        $  4,054,530      $  2,319,222

                                                                              ============      ============

         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Accounts payable                                                          $    479,446      $    792,420
    Accrued liabilities                                                            647,986           563,778
    Dividends payable                                                                 --               1,558
    Advances from customers                                                        210,922           310,948
    Capital lease obligations - current portion                                     48,253            58,239
    Note payable to related party - current portion                                 22,183           123,576
    Secured convertible note - current portion, net of
       unamortized fair value assigned to beneficial conversion
      feature and warrants of $304,349                                             278,982              --
    Other notes payable - current portion                                          349,002           172,392
                                                                              ------------      ------------
          Total current liabilities                                              2,036,774         2,022,911

Capital lease obligations - long term portion                                      160,487           208,717
Note payable to related party - long term portion                                     --              11,775
Secured convertible note - long term portion, net of
      unamortized fair value assigned to beneficial conversion
      feature and warrants of $931,133                                             985,536              --
Other notes payable - long term portion                                            336,510           470,696
                                                                              ------------      ------------
          Total liabilities                                                      3,519,307         2,714,099
                                                                              ------------      ------------

Commitments and contingencies                                                         --                --

Stockholders' equity (deficit):
    Preferred stock, Series A $0.01 par value, 5,000,000 shares authorized, 1,550,000 shares issued and outstanding,
          liquidation preference of $2.00 per share,
          aggregating $3,100,000                                                    15,500            15,500
    Preferred stock, Series B $0.01 par value, 5,000,000 shares authorized, 0 and 33,666.66 shares issued and outstanding
          at June 30, 2004 and 2003, respectively, liquidation preference
          of $3.00 per share, aggregating $101,000 at June 30, 2003                   --                 337
    Common stock, $0.01 par value, 30,000,000 shares authorized,
          13,048,820 shares issued and outstanding at June 30, 2004
          and 9,218,458 issued and outstanding at June 30, 2003                    302,214           263,189
    Additional paid-in capital                                                  23,338,016        20,421,642
    Accumulated deficit                                                        (23,119,084)      (21,094,843)
    Treasury stock                                                                  (1,423)             (702)
                                                                              ------------      ------------
          Total stockholders' equity (deficit)                                     535,223          (394,877)
                                                                              ------------      ------------

          Total liabilities and stockholders' equity (deficit)                $  4,054,530      $  2,319,222
                                                                              ============      ============

          The accompanying notes are an integral part of these consolidated financial statements.

                              PACIFIC BIOMETRICS, INC.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                                YEARS ENDED JUNE 30,

                                                                   2004              2003
                                                               ------------      ------------
Revenues                                                       $  4,801,248      $  5,764,932
                                                               ------------      ------------

Laboratory expense and cost of goods sold                         2,762,849         2,801,188
                                                               ------------      ------------

          Gross Margin                                            2,038,399         2,963,744
                                                               ------------      ------------
Operating expenses:
    Research and product development                                128,677           213,635
    Impairment of technology assets                                 476,874              --
    Selling, general and administrative                           3,150,101         3,837,273
                                                               ------------      ------------

Operating loss                                                   (1,717,253)       (1,087,164)
                                                               ------------      ------------
Other income (expense):
  Interest expense                                                 (155,497)         (118,399)
  Interest income                                                    16,670               760
  Other income                                                       44,437           248,723
  Loss on settlement of note receivable from related party          (72,072)             --

  Gain on troubled debt restructuring                                  --             169,384
  Reversal of technology license payable                               --           2,244,040
                                                               ------------      ------------
                                                                   (166,462)        2,544,508
                                                               ------------      ------------

Net earnings (loss) before tax expense                           (1,883,715)        1,457,344
                                                               ------------      ------------

Tax expense                                                            --                --
                                                               ------------      ------------

Net earnings (loss)                                            $ (1,883,715)     $  1,457,344
                                                               ============      ============

Preferred stock dividend                                             (7,421)           (1,558)
                                                               ------------      ------------

Net earnings (loss) applicable to common stockholders          $ (1,891,136)     $  1,455,786
                                                               ============      ============

Net earnings (loss) per share:
  Basic earnings (loss) per share                              $      (0.19)     $       0.20
                                                               ============      ============
  Diluted earnings (loss) per share                            $      (0.19)     $       0.17
                                                               ============      ============
Weighted average common shares outstanding:
  Basic                                                          10,149,127         7,315,103
                                                               ============      ============
  Diluted                                                        10,149,127         8,333,313
                                                               ============      ============

   The accompanying notes are an integral part of these consolidated financial statements.

                            PACIFIC BIOMETRICS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              YEARS ENDED JUNE 30,

                                                                                                       2004              2003
                                                                                                   ------------      ------------
Cash flows from operating activities:
    Net earnings (loss)                                                                            $ (1,883,715)     $  1,457,344

    Adjustment to reconcile net earnings to net cash provided by operating activities:
       Depreciation and amortization                                                                    121,846            89,640
       Interest income on note receivable from related party settled by common stock                    (16,218)             --
       Amortization of fair value assigned to beneficial conversion feature and warrants                 21,746              --
       Loss on settlement of note receivable from related party                                          72,072              --
       Gain recognized on troubled debt restructuring                                                      --            (169,384)
       Reversal of technology license payable                                                              --          (2,244,040)
       Gain on restructuring of capital leases                                                             --             (22,018)
       Compensation (income) expense from fair value adjustment to options                              (35,294)          181,169
       Stock options granted at less than fair market value                                               2,584              --
       Impairment of technology assets                                                                  476,874              --
       Changes in assets and liabilities:
          Accounts receivable, net                                                                       99,160           523,702
          Inventories                                                                                   158,104          (158,104)
          Prepaid expenses and other assets                                                              (6,657)           24,806
          Advances from customers                                                                      (100,026)          107,530
          Accounts payable                                                                             (312,974)          358,621
          Accrued liabilities                                                                           109,049           287,987
                                                                                                   ------------      ------------
            Net cash provided by (used in) operating activities                                      (1,293,449)          437,253
                                                                                                   ------------      ------------
Cash flows from investing activities:
    Purchases of capital equipment                                                                      (90,959)          (72,092)
                                                                                                   ------------      ------------
            Net cash used in investing activities                                                       (90,959)          (72,092)
                                                                                                   ------------      ------------
Cash flows from financing activities:
    Payments on notes payable                                                                          (207,576)         (175,265)
    Payments on notes payable to related parties                                                       (113,168)          (88,346)
    Transfer to restricted cash                                                                            (321)             (728)
    Net proceeds from Series B preferred stock                                                             --              72,920
    Net proceeds loan and security agreement                                                            250,000              --
    Payments on capital lease obligation                                                                (58,216)           (8,602)
    Payment of cash dividends                                                                            (5,685)             --
    Stock split - fractional share payout                                                                  --                  (6)
    Proceeds from exercise of stock options and warrants                                                  2,963             4,241
    Net proceeds from private placement of common stock                                               1,710,599              --
    Proceeds from secured convertible note payable, net of financing cost                             2,306,500              --
                                                                                                   ------------      ------------
            Net cash provided by (used in) financing activities                                       3,885,096          (195,786)
                                                                                                   ------------      ------------

Net increase in cash and cash equivalents                                                             2,500,688           169,375
Cash and cash equivalents, beginning of year                                                            440,326           270,951
                                                                                                   ------------      ------------

Cash and cash equivalents, end of year                                                             $  2,941,014      $    440,326
                                                                                                   ============      ============

Cash paid during the year for interest                                                             $    143,611      $     35,634
                                                                                                   ============      ============

Non-Cash Activities:
        Assets purchased under capital lease                                                       $       --        $    253,500
        Donated equipment                                                                          $       --        $     70,766
        Note payable issued in exchange for capital lease obligation                               $       --        $    245,000
        Common stock issued in exchange for accrued preferred dividends                            $       --        $    909,828
        Warrants and options issued in exchange for deferred compensation and notes  payable       $       --        $    933,472
        Notes payable issued in exchange for accounts payable                                      $       --        $     75,169
        Purchase of technology assets and equipment in exchange for common stock (See Note 14)     $       --        $    490,698
        Preferred stock dividends                                                                  $      7,421      $      1,558
        Common stock issued and held in trust as security for note payable                         $       --        $      6,667
        Stock issued in conjunction with restructure agreement with prior landlord                 $       --        $     16,001
        Value of common stock received in settlement of note receivable from related party         $    144,144      $       --
        Shares released from escrow under restructure agreement with prior landlord                $        833      $       --
        Warrants issued in consideration of issuance costs for private placement                   $    191,477      $       --
        Common stock issued in exchange for Series B preferred stock and accrued dividends         $      3,294      $       --
        Value allocated to beneficial conversion feature and warrants issued in
             conjunction with secured convertible note                                             $  1,257,228      $       --


              The accompanying notes are an integral part of these consolidated financial statements.

                            PACIFIC BIOMETRICS, INC.
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                   YEARS ENDED JUNE 30, 2004 AND JUNE 30, 2003

                                                     Series A  Preferred        Series B Preferred
                                                            Stock                      Stock                    Common Stock
                                                 --------------------------  ------------------------   ---------------------------
                                                    Shares        Amount        Shares       Amount        Shares         Amount
                                                 ------------  ------------  -----------   ----------   ------------   ------------
Balance, July 1, 2002                               1,550,000  $     15,500         --           --        1,270,057   $     38,102


Net earnings                                             --            --           --           --             --             --
Issuance of common stock for purchase of assets          --            --           --           --        7,000,000        210,000
Common stock contributed towards development of
     purchased assets                                    --            --           --           --          (10,000)          --
Issuance of common stock in exchange for accrued
     preferred Dividends                                 --            --           --           --          150,000          4,500
Issuance of common stock warrants in exchange for
     deferred compensation and notes payable             --            --           --           --             --             --
Fair value adjustment to options                         --            --           --           --             --             --
Common stock issued in conjunction with troubled
     debt Restructure                                    --            --           --           --           50,000          1,500
Exercise of stock options                                --            --           --           --           75,141          2,255
Donated equipment                                        --            --           --           --             --             --
1 for 3 reverse stock split of common stock and
     payment of fractional shares                        --            --           --           --              (73)            (2)
Proceeds from Series B preferred stock, net of
     issuance costs of $28,417                           --            --         33,666          337           --             --
Common stock issued and held in trust as
     security for note payable                           --            --           --           --          666,666          6,667
Common stock issued in conjunction with prior
     landlord restructure agreement                      --            --           --           --           16,667            167
Preferred stock dividends                                --            --           --           --             --             --

                                                 ------------  ------------  -----------   ----------   ------------   ------------
Balance June 30, 2003                               1,550,000  $     15,500       33,666   $      337      9,218,458   $    263,189


Net loss                                                 --            --           --           --             --             --
Fair value adjustment to options                         --            --           --           --             --             --
Cancellation of common stock released from
     escrow,  previously held in trust as
     security for note payable                           --            --           --           --          (83,333)          (833)
Common stock received from related party in
     settlement of note receivable                       --            --           --           --          (72,072)          --
Exercise of stock options                                --            --           --           --           31,664            317
Exercise of stock warrants                               --            --           --           --            3,809             38
Stock options granted at less than fair market
     value                                               --            --           --           --             --             --
Board compensation paid by stock options                 --            --           --           --             --             --
Proceeds from common stock, net of issuance
     costs of $21,101 and broker commissions
     of $192,300                                         --            --           --           --        3,846,000         38,460
Preferred stock dividends                                --            --           --           --             --             --
Issuance of common stock and $0.84 in cash in
exchange for Series B preferred stock and
     accrued dividends payable                           --            --        (33,666)        (337)       104,294          1,043
Fair value of warrants issued to lender in
conjunction with  secured convertible note
     payable                                             --            --           --           --             --             --
Fair value of beneficial conversion feature
     on secured convertible note payable                 --            --           --           --             --             --
                                                 ------------  ------------  -----------   ----------   ------------   ------------
Balance June 30, 2004                               1,550,000  $     15,500         --     $     --       13,048,820   $    302,214
                                                 ============  ============  ===========   ==========   ============   ============

                                                                                                       Total
                                                                    Additional                     Stockholders'
                                                     Treasury        Paid-in       Accumulated         Equity
                                                       Stock          Capital         Deficit         (Deficit)
                                                    ------------    ------------    ------------    ------------
Balance, July 1, 2002                                       --      $ 17,939,666    $(22,552,187)   $ (4,558,919)


Net earnings                                                --              --         1,457,344       1,457,344
Issuance of common stock for purchase of assets             --           281,400            --           491,400
Common stock contributed towards development of
     purchased assets                                       (702)           --              --              (702)
Issuance of common stock in exchange for accrued
     preferred Dividends                                    --           905,328            --           909,828
Issuance of common stock warrants in exchange for
     deferred compensation and notes payable                --           933,472            --           933,472
Fair value adjustment to options                            --           181,169            --           181,169
Common stock issued in conjunction with troubled
     debt Restructure                                       --            21,000            --            22,500
Exercise of stock options                                   --             1,986            --             4,241
Donated equipment                                           --            70,766            --            70,766
1 for 3 reverse stock split of common stock and
     payment of fractional shares                           --                (4)           --                (6)
Proceeds from Series B preferred stock, net of
     issuance costs of $28,417                              --            72,583            --            72,920
Common stock issued and held in trust as
     security for note payable                              --              --              --             6,667
Common stock issued in conjunction with prior
     landlord restructure agreement                         --            15,834            --            16,001
Preferred stock dividends                                   --            (1,558)           --            (1,558)

                                                    ------------    ------------    ------------    ------------
Balance June 30, 2003                               $       (702)   $ 20,421,642    $(21,094,843)   $   (394,877)


Net loss                                                    --              --        (1,883,715)     (1,883,715)
Fair value adjustment to options                            --           (35,294)           --           (35,294)
Cancellation of common stock released from
     escrow,  previously held in trust as
     security for note payable                              --              --              --              (833)
Common stock received from related party in
     settlement of note receivable                          (721)         (2,897)       (140,526)       (144,144)
Exercise of stock options                                   --             1,583            --             1,900
Exercise of stock warrants                                  --             1,025            --             1,063
Stock options granted at less than fair market
     value                                                  --             2,583            --             2,583
Board compensation paid by stock options                    --            24,840            --            24,840
Proceeds from common stock, net of issuance
     costs of $21,101 and broker commissions
     of $192,300                                            --         1,672,139            --         1,710,599
Preferred stock dividends                                   --            (7,421)           --            (7,421)
Issuance of common stock and $0.84 in cash in
exchange for Series B preferred stock and
     accrued dividends payable                              --             2,588            --             3,294
Fair value of warrants issued to lender in
conjunction with  secured convertible note
     payable                                                --           573,266            --           573,266
Fair value of beneficial conversion feature
     on secured convertible note payable                    --           683,962            --           683,962
                                                    ------------    ------------    ------------    ------------
Balance June 30, 2004                               $     (1,423)   $ 23,338,016    $(23,119,084)   $    535,223
                                                    ============    ============    ============    ============

          The accompanying notes are an integral part of these consolidated financial statements.

                            PACIFIC BIOMETRICS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION

Pacific Biometrics, Inc., a Delaware corporation ("PBI" or the "Company"), provides specialty reference laboratory services to the pharmaceutical and diagnostics industries. The Company was incorporated in Delaware in May 1996. The Company conducts its business primarily through its wholly owned subsidiary, Pacific Biometrics, Inc., a Washington corporation ("PBI-WA"). The Company's other wholly owned subsidiaries include PBI Technology, Inc., a Washington corporation, and BioQuant, Inc., a Michigan corporation.

On August 28, 2002, the Company, and its wholly-owned subsidiary, PBI-WA, consummated an asset purchase transaction pursuant to an Asset Purchase Agreement, dated as of June 27, 2002, as amended (collectively, the "Asset Purchase Agreement"), with Saigene Corporation, a Delaware corporation ("Saigene"), providing for the purchase by PBI-WA of certain technology, intellectual property and equipment in connection with certain DNA amplification and cell viability and related technologies and processes. Pursuant to the Asset Purchase Agreement, as consideration for the purchased assets, the Company issued to Saigene 6,541,430 shares, and to certain of Saigene's designees an additional 458,570 shares, of the Company's common stock, par value $.01 per share (the "Common Stock"). See Note 14 - Related Party Transactions for further details.

The Company had previously been engaged in the development and commercialization of non-invasive diagnostics to improve the detection and management of chronic diseases. Due to a lack of significant resources, the Company has suspended such activities for the foreseeable future. The Company has developed two patented platform technologies that permit the use of sweat and saliva as diagnostic fluids. Except for the revenues from laboratory services, nominal revenues have been generated from the Company's products. In prior years, the Company was considered to be a development stage enterprise, but since the laboratory services now constitute the majority of the Company's commercial efforts, the Company is no longer considered to be in the development stage.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

These consolidated financial statements include consolidated financial position, results of operations, and statement of stockholders' equity and cash flows of Pacific Biometrics, Inc. and its wholly-owned subsidiaries Pacific Biometrics, Inc., a Washington corporation ("PBI-WA"), PBI Technology, Inc., a Washington corporation, and BioQuant, Inc., a Michigan corporation. All material intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements..

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of highly liquid investments with an original maturity of three months or less when purchased.

ACCOUNTS RECEIVABLE

Accounts receivable are stated at amounts due from and billed to customers net of an allowance for doubtful accounts. Credit is extended based on evaluation of a customer's financial condition, and collateral is not required. In determining the adequacy of the allowance, management identifies specific receivables for which collection is not certain and estimates the potentially uncollectible amount based on the most recently available information. The Company writes off accounts receivable when they are determined to be uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. For the years ended June 30, 2004 and 2003, respectively, the Company wrote off $1,865 and $1,578 of accounts receivable deemed uncollectible.

INVENTORIES

Inventories consist of supplies purchased in advance of being used for the related laboratory services they support. The laboratory services, and the related supplies used in performing those services, are recognized as revenue and expense, respectively, in the period that the laboratory services are performed. Inventories are stated at lower of cost or market; cost is determined using the first-in, first-out method.

RESTRICTED CASH

During 1997, in connection with the signing of an operating lease for laboratory and office facilities in Seattle, Washington, the Company was required to set aside $100,000 as a security deposit, throughout the term of the lease. This amount has been reduced to $71,395 as of June 30, 2004 and is recorded as restricted cash on the accompanying consolidated balance sheet.

LONG -LIVED ASSETS

Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life of the improvements or the remaining term of the lease. The cost and related accumulated depreciation of property or equipment sold or otherwise disposed of are removed from the accounts and the resulting gains or losses are included in the statement of operations.

In accordance with the Financial Accounting Standards Board's Statements of Financial Accounting Standards Statement No. 144 - "ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS" ("SFAS 144"), all of the Company's long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recovered. If the sum of the expected future cash flows is less than the carrying amount of the asset, a loss is recognized.

TECHNOLOGY ASSETS

PBI Technology, Inc., a wholly owned subsidiary of the Company, has been established to hold certain technologies and intellectual property, including isothermal DNA amplification method (LIDA), Cell Viability technology, and Saliva Sac(R).

In connection with the Asset Purchase Agreement, (see Note 14), the Company acquired from Saigene a DNA technology platform called LIDA (Logarithmic Isothermal DNA Amplification). LIDA is a chemistry designed to rapidly replicate DNA. The Company also acquired from Saigene another technology relating to Cell Viability, a chemistry platform that can distinguish a live cell from a dead cell. Applications for this Cell Viability technology could include antibiotic susceptibility testing, sterility testing and environmental monitoring in the water and beverage industries.

The Company's technology assets currently still require additional development prior to commercialization and their future value as well as the timing of their ongoing development is dependent upon additional capital being available to fund continuing research and development. (See Note 3.)

The SalivaSac(R) is a proprietary patented product of the Company that collects and processes saliva for medical diagnostic purposes.

As of June 30, 2004, the Company's periodic assessment of the impairment issues on the technology assets led the Company to conclude that the assets should be written off. The Company considered its ability to recover the asset from undiscounted cash flows of the related operations in light of reductions in both its general as well as research and development workforce in the second and third fiscal quarters (which was then considered to be temporary, but which has since become more extended), an inability to secure a licensing or other partnership arrangement to date for the intangible assets, combined with the inability to obtain financing specifically for further development of the intangible assets to date. While the Company obtained equity and debt funding for its general operations in May 2004 and its private placement in March 2004, and while the Company intends to continue to pursue development efforts, partnership, licensing or other means to realize the value of the intangible assets, management believes that current conditions have changed such that the value of these assets should now be considered less likely to be recovered in the near term, and should be written off in accordance with SFAS 144. Accordingly, the Company wrote off the entire balance of $476,874 of technology assets to operations as Impairment of technology assets as of June 30, 2004.

BENEFICIAL CONVERSION FEATURE

In accordance with Financial Accounting Standards Board (FASB) Emerging Issues Task Force Issue (EITF) No. 98-5 and FASB EITF No. 00-27, using the relative fair value method of Accounting Principles Board Opinion 14 ("APB 14"), the Company recorded a beneficial conversion feature (BCF) related to the issuance of convertible debt that has conversion features at fixed rates that are in-the-money when issued and recorded the value allocated to warrants issued with those instruments. The BCF for the convertible instrument and value allocated to warrants are measured and recognized by allocating a portion of the proceeds to additional paid-in capital with an offset to discount on the convertible instrument.

For convertible debt and related warrants, the recorded discount is amortized as interest expense using the effective interest method over the life of the debt.

CUSTOMER ADVANCES

The Company receives advances from certain customers to perform consulting, laboratory services, and clinical studies. These advances are deferred and recognized as revenue in the period the related services are performed.

INCOME TAXES

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax laws and rates that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets due to the uncertainty of realization.

FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents approximate fair value due to the short-term maturities of these instruments. The carrying value of the Company's secured convertible note is recorded net of the unamortized fair value assigned to beneficial conversion feature and warrants, representing its estimated fair value. (See Note 8.) The carrying value of the Company's other debt approximates their estimated fair values because the rates of interest on the debt approximate current interest rates for similar obligations with like maturities.

STOCK-BASED COMPENSATION

The Company has a stock-based employee compensation plan, which is described more fully in Note 11. The Company applies APB Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for its plan. The Company has adopted the disclosure-only provisions of SFAS No. 123 - "ACCOUNTING FOR STOCK-BASED COMPENSATION". In August 2002, in conjunction with deferred compensation agreements with senior executives, the Company granted 183,917 stock options and 117,624 warrants to purchase common stock at $0.51 per share which expire in August 2012. (See Note 14 - Related Party Transactions - Deferred Compensation Agreements with Senior Executives.) These stock options and warrants were granted in exchange for amounts otherwise due the senior executives. During the years ended June 30, 2004 and 2003, respectively, the Company granted 996,400 and 0 incentive-based stock options under incentive compensation plans. Had compensation cost been determined based on the fair value of stock options granted in a manner consistent with the method promulgated by SFAS No. 123, the Company's net earnings and earnings per share would have been changed to the pro forma amounts below:

                                                                            Years Ended June 30,
                                                                            2004            2003
                                                                        ------------    ------------
         Net earnings (loss), as reported                               $ (1,883,715)   $  1,457,344

         Adjust: Total stock-based employee compensation expense
         determined under fair value based method for all awards, net
         of related tax effects                                              260,304          93,798
                                                                        ------------    ------------

         Pro forma net earnings (loss)                                  $ (2,144,019)   $  1,363,546
                                                                        ============    ============

         Net earnings (loss) per share:

           Basic - as reported                                          $      (0.19)   $       0.20
                                                                        ============    ============
           Diluted - as reported                                        $      (0.19)   $       0.17
                                                                        ============    ============

           Basic - pro forma                                            $      (0.21)   $       0.19
                                                                        ============    ============
           Diluted - pro forma                                          $      (0.21)   $       0.16
                                                                        ============    ============

To estimate compensation expense, the Company uses the Black-Scholes option-pricing model and assumptions deemed reasonable by management. The following assumptions were used to compute the fair value of option grants for the year ended June 30:

                                               2004              2003
                                             --------          --------
                Expected volatility              186%              304%
                Expected dividend yield            0%                0%
                Risk-free interest rate         3.83%             3.83%
                Expected life                10 years          10 years

STOCK SPLIT

On January 10, 2003, the Company's Board of Directors approved a one-for-three reverse stock split of the Company's common stock. The reverse split was subsequently approved by the stockholders of the Company and became effective on March 14, 2003. All shares and per share calculations set forth herein reflect the one-for-three reverse stock split.

REVENUE RECOGNITION

The Company recognizes revenue in the period that the related services are performed and collectibility is reasonably assured. Currently, the Company derives substantially all of its revenues from laboratory services. Service contracts generally take the form of fixed-price contracts. Under fixed-price contracts, revenue is recognized as services are performed, with performance generally assessed using output measures, such as units-of-work performed to date as compared to the total units-of-work contracted. Changes in the scope of work generally result in a renegotiation of contract pricing terms. Renegotiated amounts are not included in net revenues until earned, and realization is assured. Advance payments on service contracts are deferred and recognized as revenue in the period the related services are performed. Estimates of costs to complete are made, as appropriate, to provide for losses expected on contracts. Costs are not deferred in anticipation of contracts being awarded, but instead are expensed as incurred. All out-of-pocket costs are included in total revenues and expenses.

RESEARCH AND DEVELOPMENT EXPENSES

Expenditures for research and development are expensed as incurred.

EARNINGS PER SHARE

Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of outstanding stock options and warrants using the "treasury stock" method and the effect of preferred stock on an as-converted basis. All per share calculations exclude treasury shares, and shares held in trust as security for a note payable. Net earnings applicable to common stockholders includes cumulative dividends on the convertible preferred stock of $7,421 for the year ended June 30, 2004 (through conversion of the Series B preferred stock into common stock, effective May 31, 2004) and $1,558 for the year ended June 30, 2003.

The components of basic and diluted earnings per share were as follows for the years ended June 30:

                                                                                 2004            2003
                                                                             ------------    ------------
         Net earnings (loss) (A)                                             $ (1,883,715)   $  1,457,344

         Preferred stock dividend                                                  (7,421)         (1,558)
                                                                             ------------    ------------

         Net earnings (loss) applicable to common shareholders (B)           $ (1,891,136)   $  1,455,786
                                                                             ============    ============

         Weighted average number of outstanding shares of common stock (C)     10,149,127       7,315,103
                                                                             ============    ============

         Diluted, weighted average number of outstanding shares of
          common stock and common stock equivalents (D)                        10,149,127       8,333,313
                                                                             ============    ============

         Earnings (loss) per share:
              Basic (B/C)                                                    $      (0.19)   $       0.20
                                                                             ============    ============
              Diluted (A/D)                                                  $      (0.19)   $       0.17
                                                                             ============    ============

As of June 30, 2004, options to purchase 1,281,396 shares of common stock and warrants to purchase 1,457,729 shares of common stock were outstanding, but were not included in the computation of diluted earnings (loss) per share because the effect would be anti-dilutive. In addition, 1,550,000 shares of Series A Preferred Stock convertible into 516,667 shares of common stock, were also not included in the computation of diluted earnings (loss) per share because the effect would be anti-dilutive. In June 2004, the holders of the Series B Preferred Stock exchanged their Series B Preferred Stock and accrued dividends into 104,294 shares of common stock, effective May 31, 2004. Prior to that date, the Series B Preferred Stock was convertible into 33,666 shares of common stock. Accordingly, as of June 30, 2004, there were no outstanding shares of Series B Preferred Stock, and no further shares of common stock into which it would be convertible.

As of June 30, 2003, options to purchase 281,111 shares of common stock and warrants to purchase 339,472 shares of common stock were outstanding, of which 209,947 and 257,929, respectively, were included in the computation of diluted earnings per share after giving effect to the treasury stock method. In addition, 1,550,000 shares of Series A Preferred Stock and 33,666.66 shares of Series B Preferred Stock convertible into 516,667 and 33,666 shares of common stock, respectively, were included in the computation of diluted earnings per share.

USE OF ESTIMATES

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RISKS AND UNCERTAINTIES

The Company's securities were delisted from the Nasdaq Stock Market in 1999. The stock currently is quoted on the OTC Bulletin Board in the over-the-counter market under the symbol "PBME".

NEW ACCOUNTING PRONOUNCEMENTS

In May 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 150 (SFAS No. 150), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within the scope of SFAS No. 150 as a liability (or an asset in some circumstances), many of which were previously classified as equity. On October 29, 2003, the FASB voted to defer the provisions of paragraphs 9 and 10 of SFAS No. 150 as they apply to mandatorily redeemable noncontrolling interests. We adopted the non-deferred provisions of SFAS No. 150 effective July 1, 2003 which had no material impact on our financial position or results of operations. We do not anticipate that the adoption of these provisions will have a material impact on our financial position or results of operations.

3.  MANAGEMENT'S PLANS

The Company had a net loss in 2004. Although the Company had net earnings in 2003, it experienced a net loss from operations. The Company has historically experienced recurring losses from operations and has had cash flow shortages. While the Company currently has a positive working capital position, it has significant amounts of notes payable and other liabilities, and minimal stockholders' equity. Historically, the Company has had deficiencies in working capital and stockholders' equity and has had significant amounts of current and past due debt. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management has taken steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue in existence for the near term. These steps include expansion of business development efforts, and raising $2.5 million in gross proceeds from a secured debt financing effective May 2004 and approximately $1.9 million in gross proceeds from a private placement of common stock that closed in March 2004. Prior, the Company also renegotiated contractual commitments with Transamerica Business Corporation and entered into a Loan and Security Agreement whereby the Company borrowed $250,000 through November 2003 (See Note 16).

Even after the aforementioned steps, the Company still has significant debts and claims that need to be settled. The Company will continue to review its operating and financial requirements and attempt to settle outstanding debts with cash generated from its operations, with stock, and/or with technology assets. There can be no assurance that the Company will be successful in these negotiations and may have to seek protection from creditors under the bankruptcy laws.

These financial statements have been prepared on a going concern basis and no potential adjustments that may be required as a result of a potential inability to continue as a going concern have been recorded.

4.   CONCENTRATION OF CREDIT RISK

One customer, Pfizer, Inc., individually accounted for approximately 36% and 76% of the Company's total revenues in fiscal 2004 and 2003, respectively, and another customer, Procter & Gamble Pharmaceuticals, Inc., accounted for approximately 40% and 2%, respectively. Revenues from the Company's five largest customers represented approximately 86% and 88% of total revenues in fiscal 2004 and fiscal 2003, respectively. As of June 30, 2004 and 2003, respectively, approximately 39% and 80% of the Company's accounts receivable balance was from the two customers that collectively represented approximately 76% and 78% of the Company's total revenues during fiscal 2004 and fiscal 2003.

5.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following at June 30:

                                                                   2004         2003
                                                                ----------   ----------
         Laboratory equipment ...............................   $  714,027   $  648,407
         Computer equipment .................................      169,938      156,609
         Office furniture and equipment .....................       63,539       63,539
         Leasehold improvements .............................       73,541       61,531
                                                                ----------   ----------
         Total property and equipment .......................    1,021,045      930,086
         Less: accumulated depreciation and amortization ....      613,497      497,026
                                                                ----------   ----------
         Net property and equipment .........................   $  407,548   $  433,060
                                                                ==========   ==========

At June 30, 2004 and 2003, respectively, these amounts included assets under capital leases of $358,856 and $358,856, and related accumulated amortization of $179,727 and $119,030.

In December 2002, the Company wrote-off approximately $497,000 of fully-depreciated equipment.

6.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accrued liabilities consist of the following at June 30:

                                                                            2004         2003
                                                                         ----------   ----------
         Accrued payroll and related payroll taxes                       $   86,974   $  137,490
         Accrued consulting expense (See Note 14)                            95,000      100,000
         Accrued vacation                                                    78,884       74,650
         Accrued commissions                                                 91,902       55,313
         Accrued board of directors fees                                     92,785       50,000
         Accrued professional services                                       83,877       47,500
         Accrued supply expense reimbursement under Saigene Management
             Agreement (See Note 14)                                         17,996       30,941
         Accrued fees due to PBRF (See Note 14)                               7,835        9,602
         Other                                                               92,733       58,282
                                                                         ----------   ----------
                                                                         $  647,986   $  563,778
                                                                         ==========   ==========

During fiscal 2003, the Company reassessed certain then existing liabilities which had been recorded in prior years. As a result of this review, for amounts that were believed to no longer be valid liabilities, the Company wrote off certain old accounts payable and accruals of approximately $206,000 and an old lease obligation of approximately $22,000. The write off of the accounts payable and lease obligation resulted in, and was recorded as, approximately $228,000 of other income in the year ended June 30, 2003.

7.  CAPITAL LEASE OBLIGATIONS

The Company leases laboratory and other equipment under capital lease arrangements. The obligations under capital leases have interest rates ranging from approximately 7.5% to 11% and mature at various dates through 2008. Annual future minimum lease payments for years subsequent to June 30, 2003 are as follows:

         2005                                            $     62,253
         2006                                                  62,253
         2007                                                  62,253
         2008                                                  47,509
         2009                                                   7,112
                                                         ------------
         Total minimum payments                               241,380
         Less: amount representing interest                   (32,640)
                                                         ------------
         Obligations under capital leases                     208,740
         Less: current portion                                 48,253
                                                         ------------
         Long term portion                               $    160,487
                                                         ============

In December 2002, the Company restructured a capital lease obligation of approximately $470,000 with Transamerica Business Credit Corporation ("Transamerica"), exchanging it for 50,000 shares of restricted common stock and a promissory note for $245,000. Title to the previously leased assets, subject to security interest retained by Transamerica, was conveyed to the Company as part of the restructuring. Saigene and the Company are co-makers on the promissory note. A gain of $169,384 was recognized on this debt restructure during fiscal 2003.

8.  NOTES PAYABLE

LAURUS DEBT INVESTMENT

Effective May 28, 2004, the Company entered into a financing arrangement with Laurus Master Fund, Ltd., a New York City based investment fund ("Laurus"). The financing consisted of a $2.5 million secured convertible note with a term of three years. In connection with the financing, the Company also issued Laurus a warrant to purchase up to 681,818 shares of common stock at an exercise price of $1.25, exercisable at any time prior to May 28, 2011. The note bears interest at an initial rate equal to the prime rate (which was four percent (4%) as of June 30, 2004) plus two percent (2%) for a total of six percent (6%), subject to reduction on a month to month basis if certain specified conditions are met.

Under the terms of the note, the Company is obligated to make monthly payments of accrued interest beginning July 1, 2004 and, commencing December 1, 2004, monthly payments of principal in the amount of $83,333.33.

For any cash payments made on the note, the Company is required to pay an amount equal to 102% of the principal amount due. In addition, the Company can prepay the note at any time upon payment of an amount equal to 130% of the then-outstanding principal balance, plus accrued and unpaid interest.

Laurus has the option at any time to convert any or all of the outstanding principal and accrued and unpaid interest on the note into shares of common stock at an initial conversion price of $1.06 per share. In addition, for each monthly payment under the note, Laurus will be obligated to convert a portion of the monthly payment into common stock at the applicable conversion price, if certain specified conditions are met.

The initial note conversion price ($1.06 per share) is subject to certain anti-dilution adjustments, including full ratchet anti-dilution if the Company issues convertible or equity securities at a price per share less than the conversion price.

As security for the obligations to Laurus, the Company and each of its subsidiaries granted a blanket security interest in all of their respective assets to Laurus, and the Company entered into a stock pledge with Laurus for the capital stock in each of its subsidiaries. If an event of default occurs, as specified in the agreement, 130% of the unpaid principal balance on the note, plus accrued interest, shall become immediately due and Laurus shall be entitled to payment of a default interest rate of 1.5% per month on all amounts due under the note. In addition, Laurus will be entitled to specified remedies, including remedies under the Uniform Commercial Code.

The Company is obligated to register with the SEC for resale the shares of common stock that are issuable upon conversion of the note and upon exercise of the warrant. Under the registration rights agreement, the Company is obligated to (a) file a registration statement with the SEC on or before July 3, 2004 (which the Company did on June 29, 2004), and (b) use best efforts to have the registration statement declared effective not later than October 1, 2004. The Company will be required to maintain the effectiveness of the registration statement for up to three years from the closing date. If the Company fails to comply with the registration obligations, Laurus will be entitled to certain specified remedies, including monetary liquidated damages. In particular, for each 30 days (or such pro rated number of days) that the Company is out of compliance with the registration obligations, the Company will be subject to a liquidated damage assessment of 2% of the outstanding principal amount of the note.

In conjunction with the financing, the Company paid fees of $87,500 to the manager of Laurus, $29,500 for Laurus' legal and due diligence expenses and $1,500 to the escrow agent. In addition, the Company paid placement agent fees of $75,000 to its broker, Source Capital Group, Inc. The Company recorded the aggregate of these fees of $193,500 as deferred financing costs, which is being amortized to general and administrative expenses over the life of the note. At June 30, 2004, the unamortized balance of the deferred financing costs was $188,125. The Company also recorded discounts to the secured convertible note of $683,962 and $573,266, respectively, representing the value of the beneficial conversion feature and value allocated to the 681,818 warrants. At June 30, 2004, of the total $1,257,228 initially recorded discounts, $21,746 had been amortized as interest expense, and $1,235,482 remained unamortized and will be amortized over the remaining life of the secured convertible note or upon earlier conversion, using the effective interest method. The balance due under the secured convertible note is shown net of the remaining unamortized discount on the accompanying balance sheet. The Company estimated the valuation of the beneficial conversion feature and the warrant for 681,818 shares in accordance with EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, using the Black-Scholes pricing model and other assumptions deemed reasonable by management.

For any amounts of outstanding principal and accrued and unpaid interest owing on the note that are converted into shares of the Company's common stock, the Company is also obligated to pay its broker additional placement agent fees of 4% of the amount converted, for maximum additional fees of up to $100,000. In addition, upon conversion of any amounts owing under the note, the Company is obligated to issue warrants for up to a maximum of 181,818 shares of common stock to its broker, in the amount of 8% of amounts converted, at an exercise price of $1.25 per share, exercisable for five years. Accordingly, as of May 28, 2004, the Company granted its broker such a warrant for 181,818 shares of common stock, to be exercisable only as and to the extent that principal and accrued interest under the note is converted into common stock. The warrant shall become vested and exercisable in the amount of 8% of the dollar amount of any principal and interest under the note that is converted into common stock, divided by $1.10.

LOAN AND SECURITY AGREEMENT WITH FRANKLIN FUNDING

On August 5, 2003, the Company entered into a Loan and Security Agreement (the "Loan Agreement") under which the Company borrowed $250,000 during the first and second quarters of fiscal 2004. Amounts borrowed under the Loan Agreement bear interest at 17.64% and are amortized over 36 months, with monthly payments beginning September 2003 and a final balloon payment due at maturity on August 5, 2006, and are secured by specific equipment. In the event of default, among other remedies, the lender may declare the entire amount under the Loan Agreement to be immediately due and payable, and may take possession of the equipment provided as security. Pursuant to the terms of the Loan Agreement, the Company granted to the lender warrants to purchase 25,000 shares of common stock (at the rate of 5,000 per $50,000 borrowed, with exercise prices as of the date of borrowing), consisting of warrants for 5,000 shares at $1.10 per share, 5,000 shares at $1.00 per share, 10,000 shares at $0.95 per share, and 5,000 shares at $0.85 per share.

NOTE PAYABLE TO RELATED PARTY

The Company had the following note payable to a related party as of June 30:

                                                                                              2004            2003
                                                                                          ------------    ------------
         Promissory note to Saigene, original principle of $223,697, dated August
             28, 2002, 8% interest, monthly payments of $10,000 including interest
             until paid in full                                                           $     22,183    $    135,351
                                                                                          ------------    ------------
         Less: Current Portion                                                                  22,183         123,576
                                                                                          ------------    ------------
                                                                                          $       --      $     11,775
                                                                                          ============    ============

OTHER NOTES PAYABLE

The Company had the following other notes payable as of June 30:

                                                                                              2004            2003
                                                                                          ------------    ------------
     Secured Convertible Note Payable:
     ---------------------------------
         Secured convertible note to Laurus, secured by all assets, interest at prime plus 2% (subject to reduction upon specified conditions), monthly payments of $83,333 plus interest beginning December 1,
             2004, due May 1, 2007                                                        $  2,500,000    $       --

         Less: Unamortized fair value assigned to beneficial conversion feature and
             warrants                                                                       (1,235,482)           --
                                                                                             1,264,518            --
                                                                                          ------------    ------------

         Less: Current Portion                                                                (278,982)           --
                                                                                          ------------    ------------
                                                                                          $    985,536    $       --
                                                                                          ============    ============
         Other Notes Payable:
         --------------------
         Loan and security agreement, secured by specific equipment, 17.64% interest,
             monthly payments of $8,709, balloon payment of $30,000 due August 2006       $    201,925    $       --

         Promissory note to prior landlord, secured by common stock held in escrow, 10%
             interest, quarterly payments of $25,000, due July 31, 2005 (See Note 13)          240,624         311,404

         Promissory note to creditor, 9% interest, monthly payments of $4,000, balloon
             payment of $7,912 due December 2004                                                27,416          71,484

         Notepayable to Transamerica, secured by security interest in previously leased assets, 8% interest October 1, 2003 to February 28, 2004,
             14.123% beginning March 1, 2004, monthly payments including interest of
             $2,000 through
             February 28, 2004 and $14,500 thereafter, due October 1, 2005                     202,547         241,265

         Demand notes payable, 18% interest, current monthly payments of interest only          13,000          18,935
                                                                                          ------------    ------------
                                                                                               685,512         643,088

         Less: Current Portion                                                                 349,002         172,392
                                                                                          ------------    ------------
                                                                                          $    336,510    $    470,696
                                                                                          ============    ============

Aggregate maturities of notes payable (at face value, gross of the unamortized fair value assigned to beneficial conversion feature and warrants related to the secured convertible note financing with Laurus) are approximately as follows for the years ending June 30:


                      2005                   $    954,516
                      2006                      1,298,362
                      2007                        954,817
                      Thereafter                        -
                                             ------------
                                             $  3,207,695
                                             ============

9.   PREFERRED AND COMMON STOCK

SERIES A PREFERRED STOCK

The Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") is convertible into shares of the Company's Common Stock at the option of the holders at any time on a three-for-one basis, subject to adjustment for stock splits, dividends and the like. Initially, the Series A Preferred Stock provided for a cumulative cash dividend payable quarterly in arrears at an annual rate of 8%; however, the Series A Preferred Stock no longer carries a mandatory dividend. On August 28, 2002, in connection with the Asset Purchase Agreement (see Note 15 - Related Party Transactions), the holders of Series A Preferred Stock consented to an amendment of the Certificate of Designation with respect to the rights and preferences of the Series A Preferred Stock, which included elimination of future dividends and converted approximately $910,000 in accrued dividends thereon into an aggregate of 150,000 shares of Common Stock. The Company has the right to force conversion of the Series A Preferred Stock in the event the price per share of the Common Stock is $6.00 or more for 20 consecutive trading days. The Series A Preferred Stock has a liquidation preference of $2.00 per share along with full participation as a common stockholder on an as-converted basis. The Company has agreed to use commercially reasonable efforts to effect the registration of the Common Stock into which the Series A Preferred Stock is convertible.

SERIES B PREFERRED STOCK

In March through July 2003, the Company sold 33,666.66 shares of Series B, 8% convertible, cumulative redeemable $0.01 par value preferred stock at $3.00 per share (the "Series B Preferred Stock" or "Series B") for total net proceeds of $72,920. The Series B Preferred Stock was convertible at the holders' discretion on a one for one basis into Common Stock, and at the Company's discretion beginning March 11, 2004 if the Company's Common Stock were to trade for at least $5.00 per share for at least 10 trading days. In conjunction with the Series B offering, the placement agent received a $20,000 non-refundable advance against a non-accountable expense allowance of 2% of Series B Preferred Stock sold and a sales commission of 8% totaling $8,080. Pursuant to the terms of the offering, the placement agent received 3,366 warrants to purchase common stock at $3.00 per share, expiring January 31, 2005.

In May 2004, the Company offered to the holders of Series B preferred stock the opportunity to voluntarily convert all of their shares of Series B preferred stock, and all accrued and unpaid dividends thereon through May 31, 2004 (approximately $3,295), into shares of common stock. The conversion ratio was 3 shares of common stock for one share of Series B preferred stock, plus 1 share of common stock for each $1 in accrued and unpaid dividends. In June 2004, the holders of the Series B preferred stock accepted the Company's conversion offer and canceled their Series B preferred stock and accrued and unpaid dividends in exchange for 104,294 shares of common stock, and approximately $1 in cash for payment of fractional shares. As of June 30, 2004, there were no shares of Series B preferred stock issued and outstanding.

COMMON STOCK

In November 2003, the Company initiated a best efforts private placement of unregistered common stock through registered broker-dealers. Through the closing of the private placement in March 2004, the Company sold 3,846,000 shares of unregistered common stock and received gross proceeds of $1,923,000. In accordance with the terms of the private placement, the broker dealers receive a commission of 10% of the gross proceeds. Also, for every 10 shares of unregistered common stock sold, the broker dealers received a warrant covering one share of unregistered common stock at $0.60 per share expiring on December 31, 2006. Accordingly, the Company recorded broker dealer commissions of $192,300 and issued warrants covering 384,600 shares of unregistered common stock exercisable at $0.60 per share, and incurred $20,101 of legal expenses related to the private placement, which have been netted against gross proceeds of the private placement.

10.   INCOME TAXES

The income tax expense reconciled to the tax expense computed at the statutory rate were approximately as follows during the years ended June 30:

                                                                          2004            2003
                                                                      ------------    ------------
         Tax expense (benefit) computed at federal statutory rate     $   (640,000)   $    495,000
         Permanent differences                                               2,000           2,000
         Valuation allowance (tax benefit of recognizing prior year        638,000        (497,000)
             net operating loss carryforward)
                                                                      ------------    ------------
                                                                      $       --      $       --
                                                                      ============    ============

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets are approximately as follows at June 30:

                                                          2004             2003
                                                       ------------    ------------
         Net deferred tax asset:
             Net operating loss carryforward           $  4,624,000    $  4,183,000
             Research and experimentation credit            324,000         324,000
             Impairment of technology assets                162,000            --
             Effect of stock option variable pricing         50,000          62,000
             Accrued liabilities                             55,000          44,000
             Allowance for bad debts                          8,000           8,000
             Depreciation and amortization                   67,000          31,000
                                                       ------------    ------------
                                                          5,290,000       4,652,000
         Less valuation allowance                        (5,290,000)     (4,652,000)
                                                       ------------    ------------

                                                       $       --      $       --
                                                       ============    ============

The net operating loss carryforward and valuation allowance for the year ended June 30, 2003 have been changed to properly reflect the effect of book to tax differences, primarily related to the reversal of technology license payable in fiscal 2003. Accordingly, as of June 30, 2003, both the net operating loss carryforward and valuation allowance were each increased by approximately $872,000 to approximately $4,183,000 and $4,652,000, respectively. The aforementioned change had no effect on the consolidated financial statements as of, and for the years ended June 30, 2004 and 2003.

At June 30, 2004, operating loss carryforwards of approximately $14 million expiring through 2024 are available to offset future taxable income. For financial reporting purposes, a valuation allowance of approximately $5,290,000 has been recognized to offset the deferred tax asset due to the uncertainty of future utilization of net operating loss carryforwards and realization of other deferred tax assets. For the year ended June 30, 2004, the valuation allowance was increased by approximately $638,000.

Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than 50% change in ownership). As a result of these provisions, utilization of the NOL and credit carryforwards may be limited.

11.  STOCK OPTION PLAN

1996 STOCK INCENTIVE PLAN

In July 1996, the Company adopted a Stock Incentive Plan (the "Plan") with 333,333 shares of common stock reserved for issuance under this Plan. In November 1997, the stockholders approved that the number of shares reserved for issuance would be increased to 666,667. On September 17, 2003, the Company's Board of Directors approved an amendment to the Plan to increase the number of shares of common stock authorized for issuance under the Plan to 1,800,000 shares (the "Amendment"), subject to stockholder approval. On September 25, 2003, the holder of a majority of the voting rights represented by the Company's outstanding common stock executed a written consent approving the Amendment.

Options granted under the Plan may be either incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code, or nonqualified options. The Company may also award stock appreciation rights, restricted stock, performance shares, loans or tax offset payments. The option price of each incentive stock option granted shall not be less than the fair value of the underlying common stock, and will expire no later than ten years following the date of grant. With respect to nonqualified options, the exercise price and term will be determined at the discretion of the Board. However, the exercise price will not be less than 85% of the fair value of the underlying stock, and the term will not exceed a period of ten years. The options generally vest over a range of immediately to five years. As of June 30, 2004, 486,940 shares of common stock remained available for future grant under the Plan.

In November 2003, the Compensation Committee of the Board of Directors recommended and the Board of Directors ratified a compensation program for outside Directors of the Company (the "Director Compensation Program") covering the period from August 2002 to September 30, 2003. In conjunction with the Director Compensation Program, on November 12, 2003, the Board of Directors granted to each of the Company's three outside directors stock options for 10,000 shares of common stock at an exercise price of $0.8075 per share, and one Director elected to receive payment of 30,761 shares of common stock at $0.8075 per share in lieu of cash. As of November 12, 2003, the closing market value of the Company's common stock was $0.85 per share, while the strike price of the options granted of $0.8075 was determined in consideration of the market value of the common stock over the prior service period. The Company recorded $2,582 of expense related to the granting of the 60,761 options at $0.0425 per share below market value.

On May 3, 2002, the Board of Directors voted to reduce the exercise price of all then outstanding options to $0.06 per share. No initial expense was recognized on this repricing, as the new exercise price equaled the market value of the Company's stock on that date. For the periods ended June 30, 2004 and 2003, in accordance with accounting for options under variable pricing rules, the Company recognized approximately $35,000 and $(181,000), respectively, in compensation income (expense) representing the decrease (increase) in the market price of the Company's common shares to $1.03 and $1.40 per share. The Company will recognize compensation expense in the future for all outstanding repriced stock options if the market value of the common stock increases, and will recognize income if the market value decreases.

The following is a summary of the activity in the Plan for the years ended June 30, 2004 and 2003:

                                                                Shares Under Option

                                                               Weighted     Weighted
                                                                Average     Average
                                                   Number      Exercise    Fair Value
                                                     Of        Price per   of Options
                                                   Shares        share       Granted
                                                -------------------------------------
         Options outstanding at June 30, 2002      203,529    $     0.06
                                                 ------------------------------------
              Granted                              183,917          0.51   $     0.51
              Exercised                            (75,139)         0.06
              Terminated                           (31,196)         0.06
                                                 ------------------------------------
         Options outstanding at June 30, 2003      281,111          0.35

              Granted                            1,086,340          0.81   $     0.81
              Exercised                            (31,664)         0.06
              Terminated                           (54,391)         0.06
                                                 ------------------------------------
         Options outstanding at June 30, 2004    1,281,396    $     0.77
                                                 ====================================

The weighted average contractual life remaining of options outstanding at June 30, 2004 is approximately 9.3 years. In August 2003, in conjunction with deferred compensation agreements with senior executives, the Company granted 183,917 stock options and 117,624 warrants to purchase common stock at $0.51 per share which expire in August 2012.

As of June 30, 2004, outstanding options had exercise periods which expired over the following time periods:

                                                  Weighted Average
                                                   Remaining Life
         Exercise Price    Number Outstanding        (in years)          Number Exercisable
         --------------    ------------------        ----------          ------------------
         $0.06                  11,139                   1.1                      11,139
         $0.51                 183,917                   8.4                     183,917
         $0.8075                60,761                   9.6                      60,761
         $0.81               1,010,579                   9.8                     318,622
         $0.90                   6,000                   9.6                       6,000
         $1.01                   3,000                   9.8                       3,000
         $1.75                   6,000                   9.6                       6,000
                             ---------                                     -------------
                             1,281,396                   9.5                     589,439
                             =========                                     =============

12.  STOCK PURCHASE WARRANTS

During 1997, the Company issued 17,143 warrants to an institutional lender in conjunction with a capital equipment leasing facility. Each warrant entitled the holder to purchase one share of the Company's common stock at an exercise price of $7.89. In December of 1998 the Company reduced the exercise price to $1.50 as part of a debt forbearance agreement. In August 1999, the Company reduced the exercise price of these warrants to $0.27 per share. In February 2000, the Company further reduced the exercise price of 13,333 of these warrants to $0.1875 per share. The warrants expire on December 31, 2007. No discount was recorded for the value of the warrants because the amount was not material.

In January 1999, the principals of the landlord of the Company's previously occupied Lake Forest facility advanced the Company $15,000 and received 15,000 warrants related to the advance. Each warrant entitled the holder to purchase one share of the Company's common stock at an exercise price of $1.005. The warrants expired on March 13, 2004. A discount of approximately $23,400 was recorded for the value of the warrants.

In March 1999, a bank lender was issued 31,008 warrants in conjunction with a previous credit agreement. Each warrant entitled the holder to purchase one share of the Company's common stock at an exercise price of $0.8062. In conjunction with anti-dilution provisions of the warrants (as triggered by the November 1999 repricing of warrants to an institutional lender discussed below), these warrants were replaced with like warrants to purchase 139,536 shares of common stock at $0.1875 per share. The warrants expired on March 13, 2004. A discount of $26,047 was recorded for the value of the warrants.

In August 1999, the Company issued 50,169 warrants to an institutional lender as part of a debt forbearance agreement. Each warrant entitles the holder to purchase one share of the Company's common stock at an exercise price of $0.27. Also, as noted above, in August of 1999 the Company reduced the exercise price to $0.27 on 13,333 of the 17,142 previously issued warrants as part of the debt forbearance agreement. The warrants expire on December 31, 2007. No discount was recorded for the value of the warrants because the amount was not material.

In November 1999, the Company reduced the exercise price from $0.27 to $0.1875 on the 50,169 warrants and 13,333 of the 17,142 warrants referred to above. The reduced price was in excess of the fair value of the Company's per share stock price at that time.

In August 2002, in connection with the Asset Purchase Agreement, the Company converted deferred compensation notes, deferred compensation liabilities and other accrued compensation due to senior executives and other current and former employees into 117,624 warrants and 183,917 options to purchase shares of Common Stock (see Note 14

- Related Party Transactions - Deferred Compensation Agreements with Senior Executives). Each warrant and option entitled the holder to purchase one share of the Company's common stock at an exercise price of $0.51. The warrants expired on March 13, 2004.

In July 31, 2003, in connection with the sale and issuance of our Series B preferred stock (see Note 9 - Preferred and Common Stock - Series B Preferred Stock) the Company granted our placement agent warrants to purchase 3,366 shares of common stock at an exercise price of $3.00 per share, expiring January 31, 2005. No discount was recorded for the value of the warrants because the amount was not material.

In August 2003, in connection with a Loan and Security Agreement, the Company granted warrants to Franklin Funding to purchase 25,000 shares of common stock, consisting of warrants for 5,000 shares at $1.10 per share, 5,000 shares at $1.00 per share, 10,000 shares at $0.95 per share, and 5,000 shares at $0.85 per share (see Note 8 - Notes Payable - Loan and Security Agreement). No discount was recorded for the value of the warrants because the estimated fair value would not have been material to the financial statements taken as a whole. The warrants expire at the rate of 5,000 shares on each of August 13, August 18, September 2, November 1 and November 14, 2013.

In March 2004, in connection with a private placement of common stock, the Company granted warrants to the placement agents covering 384,600 shares of unregistered common stock at $0.60 per share (see Note 9 - Preferred and Common Stock - Common Stock). The warrants expire on December 31, 2006.

In June 2004, in connection with a $2.5 million secured convertible note, the Company granted the lender a warrant to purchase up to 681,818 shares of common stock at an exercise price of $1.25 per share, exercisable at any time prior to May 28, 2011. In addition, we issued to our broker a five-year warrant, exercisable as and to the extent that any amounts owing under the convertible note are converted into common stock, for up to 181,818 shares of common stock at an exercise price of $1.25 per share (see Note 8 - Notes Payable - Laurus Debt Investment).

The following is a summary of outstanding warrants as of June 30, 2004 and 2003:

                                                                  Weighted Average
                                           Exercise Price          Exercise Price
                                              per Share               per Share                   Number
                                              ---------               ---------                   ------

Warrants outstanding at June 30, 2003      $0.1875 - $1.005             $0.34                      339,472
                                           ----------------             -----                  -----------

Warrants outstanding at June 30, 2004      $0.1875 - $3.00              $0.97                    1,457,728
                                           ---------------              -----                  -----------

Included in the 1,457,728 outstanding warrants at June 30, 2004 are warrants to purchase 181,818 shares of common stock which have been issued, but are not currently exercisable as described above.

13.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company has entered into non-cancelable operating leases for office facilities. Under these leases, the Company is responsible for its proportionate share of real estate taxes, insurance and common area maintenance costs. Rent expense was $256,997 and $253,292 for the years ended June 30, 2004 and 2003, respectively.

Future minimum lease payments are as follows:

                 Year Ended June 30,
                     2005                                  240,575
                     2006                                  225,264
                     2007                                  231,192
                     2008                                   78,052
                                                          --------
                                                          $775,083
                                                          ========

PROMISSORY NOTE TO PRIOR LANDLORD

In May 2003, the Company's prior landlord, the Company, and Saigene entered into a settlement agreement confirming amounts due the prior landlord (including attorneys' fees of $20,541) of $320,315 as of May 31, 2003, and granting the landlord 16,667 shares of Common Stock. Under the terms of the settlement agreement, the Company and Saigene jointly and severally entered into a promissory note dated May 31, 2003 to the landlord for $320,315, providing for an initial payment of $10,000 by June 30, 2003, and quarterly payments of $25,000 thereafter until the promissory note is paid in full. The promissory note bears interest at 10% and provides that all amounts due under the promissory note shall be paid no later than the first to occur of: an equity funding by either Saigene or the Company of at least $4 million; sale of the Company's laboratory; sale of PBI-WA; or, July 31, 2005. In conjunction with the promissory note and settlement agreement, and to secure performance thereunder, the Company also entered into an escrow agreement, providing for 666,666 shares of the Company's common stock to be held in escrow for the benefit of the landlord. The shares held in escrow will be released to the Company for cancellation at the rate of 83,333 for each calendar quarter that the landlord receives at least $50,000 in payment under the terms of the promissory note. Upon payment of the promissory note in full, all remaining shares will be returned to the Company. As of June 30, 2004, the balance of the promissory note was $240,624 and the Company had made payments sufficient to release 83,333 of escrow shares to the Company, which shares have been cancelled and are no longer outstanding.

REVERSAL OF TECHNOLOGY LICENSE PAYABLE IN FISCAL 2003

In December 1997, the Company entered into an exclusive license agreement and supply agreement with Sudormed, Inc. The technology licensed from Sudormed was the basis for the Company's development of its sweat and saliva products. Due to a lack of funding and the Company's failure to obtain FDA approval for the products, all development efforts relating to the products were suspended in August 1998. The license agreement required the Company to make a $1.6 million license payment in December 1998, which was subsequently extended to March 1999. In May 1999, Sudormed terminated the license agreement and the supply agreement due to the Company's failure to make the $1.6 million license payment.

The Minnesota Mining and Manufacturing Company ("3M") manufactured certain of the products that Sudormed supplied to the Company pursuant to the supply agreement. As described above, Sudormed terminated both the license agreement and the supply agreement in May 1999 due to the Company's failure to make required payments. 3M subsequently foreclosed upon certain assets of Sudormed and became a party in possession of secured property of Sudormed. In May 2000, 3M notified the Company that, in its capacity as a secured party in possession of the Sudormed assets, it demanded payment in full of the $1.6 million plus accrued interest and fees due under the Sudormed license agreement. The Company disputes 3M's demand, and will vigorously defend any action that 3M may bring. The Company has not had any correspondence or communication with 3M since 2000, and to management's knowledge no action has been filed.

During fiscal 2003, the Company reassessed its potential liability to 3M. Management believes based on advice from legal counsel that any claims by 3M under the license agreement are now barred by the applicable statute of limitations (having expired in the third and fourth quarters of fiscal 2003), and accordingly that the likelihood of liability to 3M is remote. The Company previously reserved on its balance sheet a contingent liability in the amount of $2,240,040, representing the full potential amount owing under the technology license plus accrued interest and fees. At June 30, 2003, the Company reversed the reserve and removed the contingent liability from the balance sheet.

14.  RELATED PARTY TRANSACTIONS

ASSET PURCHASE TRANSACTION

On June 27, 2002, the Company, and its wholly-owned subsidiary, PBI-WA, entered into an Asset Purchase Agreement, as amended by Amendment Number One to Asset Purchase Agreement, dated as of August 28, 2002 (collectively, the "Asset Purchase Agreement") with Saigene Corporation, a Delaware corporation ("Saigene"), providing for the purchase by PBI-WA of certain technology, intellectual property and equipment assets in connection with certain DNA amplification and cell viability and related technologies and processes. On August 28, 2002, pursuant to the Asset Purchase Agreement, as consideration for the purchased assets, the Company issued to

Saigene 6,541,430 shares, and to certain of Saigene's designees an additional 458,570 shares, of the Company's common stock, par value $.01 per share. Of the shares issued to Saigene, 333,333 shares were held in escrow in the event that the Company was required to satisfy certain anti-dilution protections granted to one of Saigene's designees (the "Anti-Dilution shares"), and 333,333 shares were held in escrow in the event that the Company incurred any liabilities with respect to any of Saigene's creditors that had not consented to the purchase transaction (the "Saigene Creditor shares"). In accordance with the terms of the respective escrow agreements, the Anti-Dilution shares were released back to Saigene as of August 28, 2003, as the anti-dilution provisions were not triggered, and the Saigene Creditor shares were released back to Saigene as of August 28, 2004, without any such creditor liabilities having been incurred by the Company. Additionally, PBI-WA issued two promissory notes in favor of Saigene (and guaranteed by the Company) in the principal amounts of $223,697 and $219,109, respectively. The first note, which has a remaining principal balance of $22,183 at June 30, 2004, is payable at the rate of $10,000 per month and bears interest at the rate of 8% per annum until fully paid; provided, however, that in the event the Company obtains equity financing in the minimum amount of $6 million, then this note will become immediately due and payable. The second note matured in 12 months and bore interest at the annual rate of 12% per annum, however, this second note, along with $9,721 of accrued interest, was subsequently forgiven by Saigene as part of a December 2002 contribution toward the development and commercialization of certain technologies discussed below. Upon consummation of the transactions contemplated in the Asset Purchase Agreement, Saigene owned approximately 77% of the Common Stock of the Company.

In connection with the asset purchase transaction, PBI-WA and Saigene executed an Option Agreement whereby PBI-WA may purchase certain additional assets of Saigene (the "Option Assets") in exchange for, at PBI-WA's election, either $5,147,118 in cash or the issuance by the Company of an additional 1,715,706 shares of Common Stock and the assumption of certain additional liabilities associated with such transferred assets. The Company's option under the Option Agreement expires on August 28, 2003, extended by one day for each day that Saigene allows certain encumbrances to remain on the Option Assets subsequent to October 31, 2002. As of September 2004, the encumbrances were still on the Option Assets.

Further, in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement, (1) the parties executed an amendment to the Management Agreement dated September 15, 1999 (the "Management Agreement"), whereby Saigene will continue to operate the PBI-WA laboratory in exchange for monthly payments by the Company to Saigene equal to $90,000, which arrangement may be terminated by either the Company or Saigene upon 30 days prior written notice, and which arrangement was amended as of June 18, 2003 to reduce the management fee to $70,000 per month effective July 1, 2003, amended February 1, 2004 to reduce the management fee to $40,000 per month effective February 1, 2004, amended as of May 11, 2004 to reduce the management fee to $20,000 per month effective June 15, 2004, and amended subsequent to yearend (as of July 22, 2004) to terminate the management agreement effective August 31, 2004; (2) the Purchase Agreement dated June 22, 2000, relating to the purchase by Saigene of the laboratory operations of PBI-WA was terminated; (3) the holders of the Company's Series A Convertible Preferred Stock, par value $0.01 per share, consented to an amendment of the Certificate of Designation with respect to the rights and preferences of the Preferred Stock and converted all accrued dividends thereon into an aggregate of 150,000 shares of Common Stock; (4) the Company entered into consulting arrangements with Paul Kanan and Terry Giles;
(5) the Company converted $933,472 of deferred compensation and notes payable to warrants and options to purchase an aggregate of 301,541 shares of Common Stock; and (6) each of Saigene, Paul Kanan, Terry Giles and Burkhalter, Michaels, Kessler & George, LLP, agreed, for a period of one year, not to sell any Company securities, except at a price per share equal to or greater than $3.00, in a private transaction, in a transaction solely for estate planning, or, in the event the Company completes a private financing, at a per share price equal to or greater than the per share price set forth in such private financing.

On December 19, 2002, toward the development and commercialization of certain technologies acquired by the Company from Saigene in connection with the Asset Purchase Agreement, Saigene entered into an agreement with the Company in which
Saigene: (i) executed a promissory note in the principal amount of $200,000 in favor of the Company payable on or before September 30, 2003, at Saigene's election, either in cash or by the tender of shares of common stock of the Company currently held in Saigene's name at an attributed value equal to the greater of $3.00 per share or the average trading price of our common stock over a five day period (which promissory note and accrued interest was repaid in September 2003 by tender of 72,072 shares of the Company's common stock and $2 in cash), (ii) forgave a creditor obligation assumed by the Company from Saigene pursuant to the Asset Purchase Agreement in the aggregate amount of approximately $229,000, (iii) settled a credit obligation in the aggregate amount of approximately $150,000, and (iv) surrendered to the Company for cancellation 10,000 shares of Company common stock that had been held in Saigene's name. As a result of the December 19, 2002 agreement, an adjustment to decrease the value of the acquired technology assets in the approximate amount of $430,000 was recorded.

On September 30, 2003, the Company's $200,000 note receivable from Saigene, along with accrued interest of $16,218, was settled by tender of 72,072 shares of the Company's common stock and $2 in cash. The Company recorded a $72,072 loss on settlement of the note plus accrued interest, representing the difference between the carrying value as based on the attributed $3.00 per share value of the stock at the December 19, 2002 date of the note, and the $2.00 per share trading price of the stock at September 30, 2003. In accordance with the par value method, additional paid-in capital was reduced by $2,897, the original amount recorded for the shares, and treasury stock was valued at the par value of $.01 per share or $721 for the 72,072 shares. The excess amount of $140,526 was recorded against accumulated deficit as required by the par value method.

CONSULTING AGREEMENTS

On August 28, 2002, in connection with the Asset Purchase Agreement, the Company entered into a consulting agreement with Terry M. Giles, a former director of the Company and greater than 5% stockholder. Pursuant to the consulting agreement, the Company agreed to engage Mr. Giles as a consultant and to pay Mr. Giles compensation of $10,000 per month until the conversion of Mr. Giles shares of Series A Preferred Stock into Common Stock, and until such shares are either
(a) registered pursuant to an effective registration statement, or (b) deemed tradable pursuant to Rule 144. Pursuant to the consulting agreement, the first year's payments (totaling $120,000) will be accrued, and paid over the following four years (i.e., an additional $2,500 per month over 48 months beginning September 2003), with any accrued amounts due being payable upon termination of the consulting agreement, if terminated earlier than 60 months. As of June 30, 2004, accrued expenses and accounts payable included $132,154 related to this consulting agreement.

On August 28, 2002, in connection with the Asset Purchase Agreement, the Company entered into a consulting agreement with Paul G. Kanan, a director and former officer of the Company. Pursuant to the consulting agreement, the Company agreed to engage Mr. Kanan as a consultant for a period of 12 months beginning September 1, 2002, and to pay Mr. Kanan $3,000 per month. The consulting arrangement was extended on a month-to-month basis for up to 12 additional months until such time as the shares of Common Stock held by Mr. Kanan have been registered for resale pursuant to an effective registration statement filed with the SEC. The consulting agreement was not extended beyond the additional 12 months, and expired on August 31, 2004. As of June 30, 2004, $27,000 was included in accounts payable as owing to Mr. Kanan under this consulting arrangement.

CO-MAKER NOTES PAYABLE

In September 2001 and November 2001, respectively, the Company was named as a co-maker with Saigene on promissory notes for $150,000 and $100,000. In December 2002, in conjunction the Investment Agreement between Saigene and the Company, Saigene assumed all liabilities of the Company under these notes. These notes payable are not recorded on the Company's financial statements as of June 30, 2004, however, the Company may have a contingent liability on these notes should Saigene not make required payments thereunder. (See Note 14 - Related Party Transactions - ASSET PURCHASE TRANSACTION)

DEFERRED COMPENSATION AGREEMENTS WITH SENIOR EXECUTIVES

The Company had entered into deferred compensation agreements with four of its senior executives. The agreements provided that a specified portion of their salaries (from prior to fiscal 2002) be deferred until they elected to receive the deferred amount. During prior years, certain deferred compensation amounts had been converted to promissory notes bearing annual interest at 7% and payable on demand. These notes were included with Notes Payable to Related Parties in prior years on the accompanying consolidated balance sheet and, with accrued interest totaled $552,171 as of June 30, 2002. The Company made no interest payments on these amounts since September of 1998. Additional deferred compensation, not converted to notes, of $295,368 to senior executives and other current and former employees was also due as of June 30, 2002. On August 28, 2002, in connection with the Asset Purchase Agreement, the Company converted all deferred compensation notes, deferred compensation liabilities, and $85,933 of other accrued compensation into warrants and options to purchase an aggregate of 301,541 shares of Common Stock. (see Note 14 - Related Party Transactions - Asset Purchase Transaction).

PACIFIC BIOMETRICS RESEARCH FOUNDATION

The Company is affiliated with Pacific Biometrics Research Foundation ("PBRF"), one of five laboratories in the CDC (Centers for Disease Control) /NHLBI sponsored Cholesterol Reference Method Laboratory Network. PBRF is organized as a non-profit organization corporation under Section 501(c)(3) of the Internal Revenue Code. The Company provides laboratory testing services, invoicing and collection services in connection with PBRF's service offerings. In consideration for this arrangement, the Company receives 85% of the revenues generated through the testing services offered by PBRF. For the fiscal years ended June 30, 2004 and 2003, the Company recorded approximately $37,000 and $60,000, respectively, in revenues related to services provided for PBRF. As of June 30, 2004 and 2003, the Company had approximately $9,600 and $40,000, respectively, in accounts receivable from PBRF.

15.  RETIREMENT PLAN

The Company has a 401(k) Plan, which had fallen out of compliance with the Internal Revenue Service (the "IRS") due to prior year filing delinquencies. During fiscal 2004, the Company engaged a consultant to assist in regaining compliance through the IRS Delinquent Filer Voluntary Compliance Program (the "DFVCP") and filed the returns which had been delinquent. The Company believes that it is now in compliance with the IRS reporting regulations, and, under the DFVCP, will incur no additional material expenses associated with late filings. The Company made no matching contributions to the 401(k) Plan during fiscal 2004 or 2003.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS TO WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS.

                                ----------------

                                TABLE OF CONTENTS
                                                Page

Prospectus Summary.............................   2
Risk Factors...................................   3
Cautionary Notice Regarding Forward-Looking
     Statements................................  13
Use of Proceeds................................  14
Selling Security Holders.......................  15
Plan of Distribution...........................  17
Market for Common Equity and
     Related Stockholder Matters...............  18
Management's Discussion and Analysis
     of Financial Condition and
     Results of Operations.....................  23
Business.......................................  38
Management.....................................  51
Executive Compensation.........................  57
Certain Relationships and Related Transactions.  59
Principal Stockholders.........................  61
Description of Securities......................  62
Legal Matters..................................  66
Experts........................................  66
Where You Can Find More Information............  66
Index to Financial Statements.................. F-1
                                ----------------

UNTIL ________, 2005, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                2,563,873 SHARES


                            PACIFIC BIOMETRICS, INC.


                                  COMMON STOCK








                                ----------------

                                   PROSPECTUS

                                ----------------











                                __________, 2005

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act of 1933. Our Certificate of Incorporation and Bylaws contain provisions intended to indemnify officers and directors against liability to the fullest extent permitted by Delaware law. The following discussion of our Certificate of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by reference to the actual text of our Certificate of Incorporation and Bylaws.

Our certificate of incorporation, as amended, contains a provision permitted by Delaware law which eliminates the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duty of care which arises under state law. Although this does not change the directors' duty of care, it limits legal remedies which are available for breach of that duty to equitable remedies, such as an injunction or rescission. This provision of our certificate of incorporation has no effect on directors' liability for: (1) breach of the directors' duty of loyalty; (2) acts or omissions not in good faith or involving intentional misconduct or known violations of law; and (3) approval of any transactions from which the directors derive an improper personal benefit.

Our bylaws contain a provision that provides for the indemnification of any individual who was, is, or is threatened to be made a party, by reason of the fact that the individual is a director or officer of ours or serves in a similar role, to any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Pursuant to this provision, the individual is indemnified against all expenses, liability and loss actually and reasonably incurred to the extent such individual is not otherwise indemnified and to the extent such indemnification is permitted by law.

We also maintain directors' and officers' reimbursement and liability insurance pursuant to standard form policies, insuring our directors and officers against certain liabilities for certain acts or omissions while acting in their official capacity, including liability under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act may be allowed to our directors, officers and controlling persons under the forgoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


ITEM 25:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an itemized statement of the estimated cost and expenses payable by us in connection with the offering for the securities included in this registration statement:

         Securities and Exchange Commission filing fee........       $      377
         Blue sky fees and expenses...........................               --
         Accounting fees and expenses.........................            8,000
         Legal fees and expenses..............................            5,000
         Miscellaneous expenses...............................            1,000
                                                                     ----------
              Total...........................................       $   14,377
                                                                     ==========

ITEM 26:  RECENT SALES OF UNREGISTERED SECURITIES

We sold the securities in the past three years in the following transactions not registered under the Securities Act of 1933:

o On August 28, 2002, pursuant to the terms of the asset purchase agreement with Saigene Corporation (see "Saigene Investment Transaction" above), we issued to Saigene 6,541,430 shares of our common stock, and an additional 458,570 shares of common stock to certain of Saigene's designees, as consideration for the purchased assets. The asset purchase agreement, entered into on June 27, 2002, and as amended August 28, 2002, provided for our purchase of certain assets of Saigene, including technology, intellectual property and equipment assets in connection with certain DNA amplification and cell viability and related technologies and processes. We issued the shares of common stock in reliance on the statutory exemption from registration provided by Section 4(2) of the Securities Act.

o In connection with the consummation of the transactions contemplated by the asset purchase agreement with Saigene, the holders of our Series A preferred stock consented to an amendment to the Certificate of Designation with respect to the rights and preferences of the Series A preferred stock, and agreed to convert all accrued dividends (approximately $910,000) on the Series A preferred stock into an aggregate of 150,000 shares of our common stock. We issued the shares of common stock in reliance on the statutory exemption from registration provided by Section 4(2) of the Securities Act.

o Further, in connection with the consummation of the transactions contemplated by the asset purchase agreement with Saigene, effective August 28, 2002, we entered into agreements with nine current and former executives and employees pursuant to which such persons agreed to convert the full amount of their deferred compensation and notes payable owed by us into shares of our common stock. Pursuant to these agreements, we granted warrants to purchase 117,624 shares of our common stock in consideration for conversion of an aggregate of $352,874 owing in deferred compensation and notes payable, and granted stock options pursuant to our 1996 Stock Incentive Plan to purchase 183,917 shares of common stock upon conversion of $580,598 in deferred compensation. The warrants and options are exercisable at a price of $0.51 per share, and expire on August 27, 2012. The warrants to purchase common stock were granted in reliance on the statutory exemption from registration provided by Section 4(2) of the Securities Act. The stock options were granted pursuant to our 1996 Stock Incentive Plan, pursuant to our Registration Statement on Form S-8 filed on March 18, 1997.

o In December 2002, we and Transamerica Business Credit Corporation restructured our debt obligations to Transamerica in the amount of approximately $470,000. In settlement of our prior obligations, we issued to Transamerica 50,000 shares of our common stock, and entered into a new promissory note payable to Transamerica in the principal amount of $245,000. Saigene is a co-maker on the promissory note with us. The promissory note carries an interest rate of approximately 10% and is payable over a 36-month period with final payment due on October 1, 2005. The shares of common stock were issued to Transamerica in reliance on the statutory exemption from registration provided by Section 4(2) of the Securities Act.

o In August 2003, we entered into a Loan and Security Agreement with Franklin Funding, Inc., pursuant to which we borrowed $250,000. In connection with the Loan and Security Agreement, we agreed to grant to Franklin Funding stock purchase warrants to purchase up to 25,000 shares of our common stock, in increments of 5,000 shares, for each $50,000 borrowed, each with an exercise price determined as of the respective date of borrowing. Accordingly, we granted to Franklin Funding warrants to purchase 25,000 shares, consisting of warrants for 5,000 shares at $1.10 per share, 5,000 shares at $1.00 per share, 10,000 shares at $0.95 per share, and 5,000 shares at $0.85 per share. The warrants were issued in reliance on the statutory exemption from registration provided by Section 4(2) of the Securities Act.

o From March 2003 through July 31, 2003, we conducted a private placement for the sale and issuance of up to 1,666,667 shares of our Series B preferred stock at a purchase price of $3.00 per share. The Series B preferred stock is convertible, at the election of the holder on a one-for-one basis into our common stock. In addition, beginning March 11, 2004, we may force the conversion of the Series B preferred stock into common stock, on a one-for-one basis, provided that trading price of the common stock is at least $5.00 per share for ten consecutive trading days. In connection with the private offering, we engaged Joseph Carl

     Securities, Inc. as placement agent to offer the Series B preferred stock on a best efforts basis. As compensation for the placement agent's services, we paid the placement agent a cash commission of 8% and a non-accountable expense allowance of 2% of the amount of Series B preferred stock sold. In addition, we agreed to issue to the placement agent one common stock purchase warrant at an exercise price of $3.00 per share, expiring January 31, 2005, for each 10 shares of Series B preferred stock sold in the offering. Through termination of the private placement in July 2003, we had sold 33,666.66 shares of Series B preferred stock for total net proceeds of $72,920, entitling the placement agent to receive 3,366 warrants pursuant to the terms of the offering. The shares and warrants were sold and issued solely to accredited investors in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act.

o Effective May 31, 2003, we entered into a settlement agreement with our prior landlord in California relating to certain defaults on two prior promissory notes in the aggregate principal amount of approximately $365,000. As settlement for the prior obligations, we entered into a new promissory note with the landlord in the principal amount of $320,315 and issued to the landlord 16,667 shares of our common stock. The promissory note carries an interest rate of 10% per annum, and is payable over a 26-month period with final payment due not later than July 31, 2005. In addition, as partial security for repayment of the note, we issued a total of 666,666 shares of our common stock into an escrow account, to be released back to us upon payment in full of the promissory note. In addition, for each calendar quarter in which we make aggregate payments on the note of at least $50,000, 83,333 shares will be released to our transfer agent for cancellation. The shares were issued in reliance on the statutory exemption from registration provided by Section 4(2) of the Securities Act.

o In November 2003, we initiated a best efforts private placement of unregistered common stock through registered broker-dealers, for the sale of up to 3,000,000 shares of common stock at a purchase price of $0.50 per share, with up to a 10% overallotment option. In connection with the private placement, we engaged Source Capital Group, Inc. and Basic Investors, Inc. as non-exclusive placement agents to offer the common stock on a best efforts basis. As compensation for the placement agents' services, we agreed to pay aggregate cash commissions of 10% of the gross proceeds received and to issue stock purchase warrants to purchase one share of common stock for each 10 shares of common stock sold. The warrants have an exercise price of $0.60 per share and expire on December 31, 2006. In January 2004, our Board of Directors approved an increase in the size of the private placement to up to 4,000,000 shares. The private placement closed in early March 2004, and we received gross proceeds of $1,923,000 from the sale of a total of 3,846,000 shares, and recorded aggregate commissions of $192,300 and warrants covering 384,600 shares of unregistered common stock at $0.60 per share, expiring December 31, 2006. The private placement shares are offered and sold solely to accredited investors in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act.

o Effective May 28, 2004, we issued to Laurus Master Fund, Ltd. a $2.5 million secured convertible note with a term of three years, and a warrant to purchase up to 681,818 shares of common stock at an exercise price of $1.25 exercisable at any time prior to May 28, 2011. The note is convertible into shares of our common stock at an initial conversion price of $1.06 per share. The conversion price is subject to certain anti-dilution adjustments, including if we issue convertible or equity securities (subject to certain exceptions) at a price less than the conversion price. We register with the SEC for resale the shares of common stock that are issuable upon conversion of the note and upon exercise of the warrant, pursuant to a registration statement on Form SB-2 declared effective on September 28, 2004. The note and warrant were offered and sold in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act. Through January 31, 2005, Laurus has converted $59,000 of the outstanding principal on the 2004 Note for 50,000 shares of our common stock. At closing, we paid cash commissions of $75,000 to our broker, Source Capital Group, Inc.; in addition, for any amounts of the outstanding principal and accrued and unpaid interest owing on the note that are converted into shares of our common stock, we are also obligated to pay our broker additional placement agent fees of 4% of the amount being converted, for maximum additional fees of up to $100,000. In addition, we issued to our broker a five-year warrant, exercisable as and to the extent that any amounts owing under the Laurus note are converted into common stock, for up to 181,818 shares of common stock at an exercise price of $1.25 per share.

o In May 2004, we offered to our three holders of Series B preferred stock the opportunity to voluntarily convert all of their shares of Series B preferred stock, and all accrued and unpaid dividends thereon through May 31, 2004 (approximately $3,295), into shares of common stock. The conversion ratio was 3 shares of common stock for one share of Series B preferred stock, plus 1 share of common stock for each $1 in accrued and unpaid dividends. In June 2004, all three preferred holders accepted our conversion offer and canceled their shares of Series B preferred stock and accrued and unpaid dividends, and we issued a total of 104,294 shares of common stock upon such conversion and there are no shares of Series B preferred stock issued and outstanding. The shares of common stock were issued in reliance on the statutory exemption from registration provided by
     Section 4(2) of the Securities Act.

o Effective September 30, 2004, we signed an engagement agreement with Utek Corporation to identify one or more licensing, royalty or asset sale opportunities for some or all of the technology assets held in our subsidiary, PBI Technology, Inc. We agreed to issue to Utek a minimum of 129,730 unregistered shares of common stock as compensation, with 1/12th of the shares (10,810 shares) vesting each month during the term of the Agreement. In the event the aggregate value of the shares when they vest is less than $120,000, we will issue additional shares to Utek upon successful completion of the 12-month term of the agreement. In the event of termination before the completion of the 12-month term of the agreement, all unvested shares of common stock shall be returned to the Company. The shares were issued in reliance on the statutory exemption from registration provided by Section 4(2) of the Securities Act.

o Effective January 31, 2005, we issued to Laurus Master Fund, Ltd. a $2.5 million secured convertible note with a term of three years, and a warrant to purchase up to 326,087 shares of common stock at an exercise price of $1.37 per share exercisable at any time prior to January 31, 2010. The note is convertible into shares of our common stock at an initial conversion price of $1.17 per share. The conversion price is subject to certain anti-dilution adjustments, including if we issue convertible or equity securities (subject to certain exceptions) at a price less than the conversion price. We have agreed to register with the SEC for resale the shares of common stock that are issuable upon conversion of the note and upon exercise of the warrant, and are obligated to file a registration statement on Form SB-2 prior to March 15, 2005. The note and warrant were offered and sold in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act. In connection with the January 31, 2005 closing, we paid cash commissions of $45,000 to our broker, Source Capital Group, Inc.; in addition, for any amounts of the outstanding principal and accrued and unpaid interest owing on the note that are converted into shares of our common stock, we are also obligated to pay our broker additional placement agent fees of 4% of the amount being converted, for maximum additional fees of up to $60,000. In addition, we issued to our broker a five-year warrant, exercisable as and to the extent that amounts owing under the Laurus 2005 Note are converted into common stock, for up to 105,263 shares of common stock at an exercise price of $1.37 per share.

o On January 31, 2005, we also issued to Laurus Master Fund, Ltd. a warrant to purchase up to 200,000 shares of common stock at an exercise price of $1.48 per share, in consideration for six-month principal payment deferral on the 2004 Note. The warrant expires on January 31, 2009. The warrant were offered and sold in reliance on the statutory exemption from registration provided by Section 4(2) of the Securities Act.

o Effective January 31, 2005, we signed an agreement with The Investor Resource Group (IRG) to provide certain investor relations services to us. Pursuant to the terms of the agreement, we issued a total of 125,000 shares of common stock to two principals of IRG. The shares of common stock were issued in reliance on the statutory exemption from registration provided by
     Section 4(2) of the Securities Act.

ITEM 27:  EXHIBITS

   EXHIBIT
     NO.                               DESCRIPTION
------------        ------------------------------------------------------------
   3.1       (1)    Amended and Restated Certificate of Incorporation of the
                    Company, as amended - includes (a) Amended and Restated
                    Certificate of Incorporation dated July 9, 1996, (b)
                    Certificate of Amendment to Certificate of Designation for
                    Series A Convertible Preferred Stock, dated as of August 28,
                    2002, (c) Certificate of Amendment to Restated Certificate
                    of Incorporation, dated February 14, 2003, and (d)
                    Certificate of Designation for Series B Convertible
                    Preferred Stock, dated as of March 6, 2003
   3.2       (2)    Amended and Restated By-Laws of the Company
   4.1       (2)    Specimen Stock Certificate
   5.1       **     Opinion of Cairncross & Hempelmann, P.S.
  10.1       (3)    1996 Stock Incentive Plan, as amended
  10.1A     (11)    Form of stock option agreement (for employees and officers)
                    under 1996 Stock Incentive Plan
  10.1B     (11)    Form of stock option agreement (for directors) under 1996
                    Stock Incentive Plan
  10.2 ++   (13)    Employment Agreement, dated October 1, 2004, by and between the Company and Elizabeth Teng Leary, Ph.D.
  10.3       (4)    Office Lease, dated April 23, 1997, by and between Tom Kane and Elsa Kane and Pacific Biometrics, Inc.
  10.4       (5)    Asset Purchase Agreement, dated as of June 27, 2002, by and among the Company, PBI-WA and Saigene Corporation
  10.5       (6)    Amendment Number One to Asset Purchase Agreement, dated as of August 28, 2002, by and among the Company, Saigene, and
                    PBI-WA
  10.6      (10)    Common Stock Purchase Warrant issued by the Company in favor of Source Capital Group, Inc.
  10.7       (6)    Consulting Agreement, dated as of August 28, 2002, between
                    Terry M. Giles and the Company
  10.8       (7)    Amended and Restated Financing Agreement, dated as of
                    October 1, 2002, by and among the Company, Transamerica
                    Technology Finance Corporation, successor in interest to
                    Transamerica Business Credit Corporation, and Saigene
                    Corporation
  10.9       (7)    Restructure Agreement, dated as of October 1, 2002, by and among the Company, Transamerica Technology Finance
                    Corporation, successor in interest to Transamerica Business
                    Credit Corporation, and Saigene Corporation
  10.10      (7)    Amendment to Warrant Agreements, dated as of October 1,
                    2002, by and among the Company, Transamerica Technology
                    Finance Corporation, successor in interest to Transamerica
                    Business Credit Corporation, and Saigene Corporation
  10.11      (7)    Promissory Note, dated as of October 1, 2002, in the
                    principal amount of $245,000 in favor of Transamerica
                    Technology Finance Corporation
  10.12      (7)    Investment Agreement, dated as of December 19, 2002, by and between Saigene Corporation and the Company
  10.13      (3)    Settlement Agreement, dated May 31, 2003, by and between
                    Makena Commercentre II, LLC, Makena Partners, the Company,
                    PBI-WA, and Saigene Corporation
  10.14      (3)    Promissory Note, dated May 31, 2003, in favor of Makena
                    Commercentre II, LLC, by and between the Company, PBI-WA,
                    and Saigene Corporation
  10.15      (3)    Escrow Agreement, dated May 2003, by and between U.S. Bank
                    Trust National Association, the Company, Makena Commercentre
                    II, LLC, and Makena Partners
  10.16      (3)    Loan and Security Agreement, dated August 5, 2003, by and
                    between the Company and Franklin Funding, Inc.
  10.17      (3)    Option Agreement, dated August 28, 2002, by and between the
                    Company and Saigene Corporation
  10.18      (8)    Securities Purchase Agreement, dated May 28, 2004 between
                    the Company and Laurus Master Fund, Ltd.
  10.19      (8)    $2.5 Million Secured Convertible Term Note, dated May 28,
                    2004, made by the Company in favor of Laurus Master Fund,
                    Ltd.
  10.20      (8)    Master Security Agreement dated May 28, 2004, among the
                    Company, BioQuant, Inc., Pacific Biometrics, Inc., a
                    Washington corporation, PBI Technology, Inc., and Laurus
                    Master Fund, Ltd.

  10.21      (8)    Registration Rights Agreement, dated May 28, 2004, between the Company and Laurus Master Fund, Ltd.
  10.22      (8)    Common Stock Purchase Warrant, dated May 28, 2004, issued by the Company in favor of Laurus Master Fund, Ltd.
  10.23      (8)    Subsidiary Guaranty dated May 28, 2004, among Pacific
                    Biometrics, Inc., a Washington corporation, BioQuant, Inc., and PBI Technology, Inc.
  10.24      (8)    Stock Pledge Agreement dated May 28, 2004, between the
                    Company and Laurus Master Fund, Ltd.
  10.25      (12)   Securities Purchase Agreement, dated January 31, 2005
                    between the Company and Laurus Master Fund, Ltd.
  10.26      (12)   $1.5 Million Secured Convertible Term Note, dated January
                    31, 2005, made by the Company in favor of Laurus Master
                    Fund, Ltd.
  10.27      (12)   Registration Rights Agreement, dated January 31, 2005,
                    between the Company and Laurus Master Fund, Ltd.
  10.28      (12)   Common Stock Purchase Warrant, dated January 31, 2005,
                    issued by the Company in favor of Laurus Master Fund, Ltd.
  10.29      (13)   Agreement with Chicago Partners, LLC dated November 5, 2004
  21.1       (9)    Subsidiaries of Pacific Biometrics, Inc.
  23.1       **     Consent of Grant Thornton LLP
  23.2       **     Consent of Cairncross & Hempelmann, P.S. (included in
                    Exhibit 5.1)
  24.1              Power of Attorney (included on signature page to
                    Registration Statement)
-----------------
**       Filed herewith
++ Portions of the marked exhibit have been omitted pursuant to a request for confidential treatment filed with the SEC.
(1) Incorporated by reference to Exhibits of Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, filed on May 15, 2003.
(2) Incorporated by reference to Exhibits of Registrant's Registration Statement on Form SB-2, Registration No. 333-11551, originally filed on September 6, 1996, and as subsequently amended on October 11, 1996.
(3) Incorporated by reference to Exhibits of Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003, filed on September 29, 2003.
(4) Incorporated by reference to Exhibits of Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, filed on September 29, 1997.
(5) Incorporated by reference to Exhibits of Registrant's Current Report on Form 8-K filed on July 3, 2002.
(6) Incorporated by reference to Exhibits of Registrant's Current Report on Form 8-K filed on September 6, 2002.
(7) Incorporated by reference to Exhibits of Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2002, filed on February 14, 2003.
(8) Incorporated by reference to Exhibits of Registrant's Current Report on Form 8-K filed on June 7, 2004.
(9) Incorporated by reference to Exhibits of Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, filed on May 14, 2004.
(10) Incorporated by reference to Exhibits of Registrant's Registration Statement on Form SB-2, Registration No. 333-116968, filed on June 29, 2004.
(11) Incorporated by reference to Exhibits of Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004, filed on September 23, 2004.
(12) Incorporated by reference to Exhibits of Registrant's Current Report on Form 8-K filed on February 1, 2005.
(13) Incorporated by reference to Exhibits of Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004, filed on November 15, 2004.

ITEM 28:  UNDERTAKINGS

We hereby undertake to file with the Securities and Exchange Commission, during any period in which offers or sales of securities are made in reliance upon Rule 415 of the Securities Act, a post-effective amendment to this Registration Statement. Such post-effective amendment shall: (1) include any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflect in such prospectus any facts or events that exist which, individually or together, represent a fundamental change in the information contained in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (3) include any additional or changed material information on the plan of distribution. In addition, we hereby undertake to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining any liability under the Securities Act, we hereby undertake to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on March 14, 2005.

                                    PACIFIC BIOMETRICS, INC.



                                    By:  /s/ Ronald R. Helm
                                         ---------------------------------------
                                         Ronald R. Helm, Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose individual signature appears below hereby constitutes and appoints Ronald R. Helm and Michael L. Hartzmark, or either of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all post-effective amendments, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                          CAPACITIES                   DATE


/s/ Ronald R. Helm                Chief Executive Officer,        March 14, 2005
------------------------------    President, and Director
Ronald R. Helm                    (PRINCIPAL EXECUTIVE OFFICER)


/s/ Michael L. Hartzmark          Interim Chief Financial Officer March 14, 2005
------------------------------    (PRINCIPAL FINANCIAL OFFICER AND
Michael L. Hartzmark              PRINCIPAL ACCOUNTING OFFICER)


/s/ Terry M. Giles                Director                        March 14, 2005
------------------------------
Terry M. Giles

/s/ Paul G. Kanan                 Director                        March 14, 2005
------------------------------
Paul G. Kanan

/s/ Richard W. Palfreyman         Director                        March 14, 2005
------------------------------
Richard W. Palfreyman